UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

CENTENNIAL COMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock $0.01 par value

(2)	Aggregate number of securities to which transaction applies: 108,559,572 shares of Common
Stock and 12,163,826 stock options to purchase Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 108,559,572 shares of Common Stock multiplied by the merger consideration of $8.50 per share and (B) stock options to purchase 12,163,826 shares of Common Stock multiplied by $1.3564 (which is the difference between $8.50 and the weighted average exercise price of $7.1436 per share as of December 5, 2008). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003930 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $939,255,375.59

(5)	Total fee paid: $36,912.74

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Preliminary Proxy Statement, Subject to Completion, dated December 15, 2008

CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

To Our Stockholders:

We cordially invite you to attend the special meeting of stockholders of Centennial Communications Corp., a Delaware corporation (the “Company”), at [          ] on [          ], 2009, at [  ] a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 7, 2008 (as amended from time to time, the “Merger Agreement”), providing for the acquisition of the Company by AT&T Inc. (“AT&T”) in a cash merger of Independence Merger Sub Inc. (“Merger Sub”), a direct wholly owned subsidiary of AT&T, with and into the Company (the “Merger”). Further information about the Merger and the Merger Agreement is provided in the proxy statement accompanying this letter.

If the Company’s stockholders adopt the Merger Agreement and the Merger is completed, you will receive $8.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own, as more fully described in the accompanying proxy statement (unless you have properly exercised your appraisal rights with respect to the Merger, in which case you may receive that consideration or another amount as determined by the Delaware Chancery Court, as more fully described in the accompanying proxy statement). The Merger Agreement also provides, among other things, that if the Merger is completed, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of AT&T.

After careful consideration, our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company’s stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement.

Our board of directors considered a number of factors in evaluating the transaction and also consulted with its financial advisors and legal counsel, a detailed discussion of which is contained in the accompanying proxy statement. The proxy statement accompanying this letter provides you with detailed information about the proposed Merger and the special meeting of stockholders to vote on the adoption of the Merger Agreement. We encourage you to read the entire proxy statement and the Merger Agreement carefully. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

In connection with the Merger Agreement, Welsh, Carson, Anderson & Stowe VIII, L.P., who as of the date of this letter beneficially owns approximately 18% of the shares of our common stock, entered into a voting agreement pursuant to which it agreed to vote all shares of the Company’s common stock held by it in favor of the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

J. Stephen Vanderwoude Chairman of the Board of Directors	Michael J. Small Chief Executive Officer

Preliminary Proxy Statement, Subject to Completion, dated December 15, 2008

CENTENNIAL COMMUNICATIONS CORP.
3349 Route 138
Wall, New Jersey 07719

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[          ], 2009

To Stockholders of Centennial Communications Corp.:

Notice is hereby given that a special meeting of stockholders of Centennial Communications Corp., a Delaware corporation (the “Company”), will be held on [          ], 2009, at [  ] a.m., local time, at [  ] in order to:

1.	consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 7, 2008, as amended from time to time (the “Merger Agreement”), by and among the Company, AT&T Inc., a Delaware corporation (“AT&T”), and Independence Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of AT&T (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement; and

2.	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Only stockholders of record of the Company’s common stock at the close of business on [          ] are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. Only stockholders of record and their proxies are invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon, with each share having a single vote. Whether or not you plan to attend the special meeting, we urge you to vote your shares by completing, signing, dating and returning the accompanying proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the Merger Agreement. Any stockholder attending the special meeting may vote in person even if he or she has already voted by proxy card, telephone or Internet; such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

The Company’s stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if the merger contemplated by the Merger Agreement is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the Merger Agreement at the special meeting and they comply with all requirements of Delaware law, which are summarized in greater detail in the accompanying proxy statement.

After careful consideration, our board of directors, by unanimous vote, has approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company resulting in the Company being a wholly owned subsidiary of AT&T, are fair, advisable and in the best interests of the Company’s stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. Your failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding any adjournment proposal.

The accompanying proxy statement is first being mailed to stockholders of the Company on or about [     ].

By Order of the Board of Directors,

Tony L. Wolk
Senior Vice President, General Counsel and Secretary
[          ]

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

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PROXY STATEMENT
SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 88.

Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to the “Company,” “Centennial,” “we,” “our” and “us” refer to Centennial Communications Corp. and its subsidiaries; all references to “the board of directors” and “our board of directors” refer to the board of directors of Centennial Communications Corp.; all references to “AT&T” refer to AT&T Inc.; all references to “Merger Sub” refer to Independence Merger Sub Inc.; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 7, 2008, by and among the Company, AT&T and Merger Sub, as amended from time to time, a copy of which is attached as Annex A to this proxy statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to “merger consideration” refer to the per share merger consideration of $8.50 in cash, without interest and less applicable withholding taxes, contemplated to be received by the holders of our common stock pursuant to the Merger Agreement; and all references to the “SEC” refer to the Securities and Exchange Commission. All other capitalized terms used but not defined in this summary have the meanings ascribed to such terms in the Merger Agreement.

The Parties to the Merger (page 19)

Centennial Communications Corp. is a regional provider of wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 596,700 access lines and equivalents as of August 31, 2008. Centennial’s U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions in Puerto Rico.

AT&T Inc., a Delaware corporation, is a holding company. AT&T ranks among the largest providers of telecommunications services in the United States and the world. AT&T offers its services and products to consumers in the United States and services and products to businesses and other providers of telecommunications services worldwide. The services and products that AT&T offers vary by market and include: local exchange services, wireless communications, long-distance services, data/broadband and Internet services, video services, telecommunications equipment, managed networking, wholesale services and directory advertising and publishing.

Independence Merger Sub Inc. is a direct wholly owned subsidiary of AT&T and is a Delaware corporation. It was formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement and has not engaged in any business except in furtherance of this purpose and activities incident to its formation.

The Merger and the Closing (page 24)

The Agreement and Plan of Merger, dated as of November 7, 2008, by and among Centennial, AT&T and Merger Sub, provides that, if the Merger Agreement is adopted by our stockholders and the other conditions to closing are satisfied or waived, Merger Sub will merge with and into Centennial, and Centennial will continue as the surviving corporation and a direct wholly owned subsidiary of AT&T. Upon completion of the Merger, each share of Centennial common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by (i) Centennial as treasury stock, (ii) AT&T or Merger Sub or any direct or indirect wholly owned subsidiary of AT&T or Centennial and (iii) stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $8.50 in cash, without interest and less any applicable withholding taxes.

The Special Meeting (page 20)

Date, Time and Place (page 20)

The special meeting of our stockholders will be held on [          ], 2009 at [     ], at [          ] a.m. local time.

Purpose of the Special Meeting (page 20)

At the special meeting, you will be asked to consider and vote upon a proposal to (1) adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Centennial, with Centennial continuing as the surviving corporation and a direct wholly owned subsidiary of AT&T; and (2) approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Record Date and Quorum (page 20)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [     ], the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of [          ], there were [          ] shares of our common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of considering the proposals at the special meeting.

Vote Required for Approval (page 20)

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. A failure to vote your shares of common stock, an abstention or a broker non-vote will have the same effect as voting “AGAINST” the adoption of the Merger Agreement at the special meeting.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy or a broker non-vote, will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

In connection with the Merger Agreement, Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to herein as “WCAS,” entered into a voting agreement, which is described in more detail below, pursuant to which it agreed to vote shares of our common stock representing approximately 18% of our outstanding common stock in favor of the adoption of the Merger Agreement.

Ownership of Common Stock by Directors and Executive Officers (page 85)

As of December 5, 2008, our directors and executive officers beneficially owned, and had the right to vote, in the aggregate, 29,466,953 shares of our common stock (which includes shares that may be acquired by such persons pursuant to stock option grants and shares held by WCAS that are deemed to be held beneficially by certain directors), which represented approximately 27% of the outstanding shares of our common stock as of such date. Our current directors and executive officers have informed us that they intend to vote all their shares of common stock “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Please see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” for the definition of “executive officer” as used in this proxy statement.

Voting and Proxies (page 21)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by (i) returning the enclosed proxy card by mail, (ii) telephone, (iii) the Internet or (iv) appearing at the special meeting and voting in person. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If your shares of common stock are held in “street name” and you do not provide your broker with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

Revocability of Proxy (page 21)

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares in your name as a stockholder of record by:

•	delivering to our Corporate Secretary, at 3349 Route 138, Wall, New Jersey 07719, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to revoke a prior proxy);

•	submitting a later dated proxy card; or

•	voting again at a later time by telephone or the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting.

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares through a broker by following the directions received from your broker to change or revoke those instructions.

Treatment of Stock Options (page 64)

Stock Options.  Pursuant to the Merger Agreement, each unexercised stock option outstanding immediately prior to the effective time of the Merger (whether vested or unvested) that represents the right to acquire a share of our common stock and was issued under the Company’s 2008 Stock Option and Restricted Stock Purchase Plan or 1999 Stock Option and Restricted Stock Purchase Plan will, at the effective time of the Merger, be cancelled and the holder thereof will only have the right to receive a cash payment equal to the excess, if any, of the $8.50 per share merger consideration over the exercise price of such stock option, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of Our Board of Directors (page 29)

After careful consideration, our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company’s stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. For a discussion of the material factors considered by our board of directors in reaching its conclusions, please see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.”

Interests of the Company’s Directors and Executive Officers in the Merger (page 54)

In considering the recommendation of our board of directors with respect to the Merger, you should be aware that certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include the ownership of stock options and potential change in control severance payments and benefits that, under certain circumstances, are payable or owing to certain of our executive officers.

Opinion of Evercore Group L.L.C. (page 33)

In connection with the Merger, Evercore Group L.L.C., which we refer to herein as “Evercore,” delivered an oral opinion on November 7, 2008 (which was confirmed in writing on the same day) to our board of directors that, as of November 7, 2008 and based upon and subject to assumptions made, matters considered and limits of the review undertaken by it, as set forth in their opinion, the $8.50 per share in cash to be received by holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Evercore’s written opinion is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Evercore’s opinion was provided to our board of directors for its information in connection with its evaluation of the $8.50 per share merger consideration from a financial point of view. The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Opinion of Barclays Capital Inc. (page 41)

In connection with the Merger, Barclays Capital Inc., which we refer to herein as “Barclays Capital,” delivered an oral opinion on November 7, 2008 (which was confirmed in writing on the same day) to our board of directors that, as of November 7, 2008 and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $8.50 per share in cash to be received by holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of Barclays Capital’s written opinion is attached to this proxy statement as Annex C. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Barclays Capital’s opinion was provided to our board of directors for its information in connection with its evaluation of the $8.50 per share merger consideration from a financial point of view. The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Financing of the Merger (page 52)

The obligations of AT&T and Merger Sub under the Merger Agreement are not subject to a condition regarding AT&T’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. AT&T and Merger Sub have represented in the Merger Agreement that, as of the closing of the Merger, they will have access to cash sufficient to enable each of them to perform its obligations under the Merger Agreement, consummate the Merger and the other transactions contemplated by the Merger Agreement and pay all related fees and expenses.

Governmental and Regulatory Approvals (page 59)

Antitrust Clearance:  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. Centennial and AT&T filed the notification and report forms under the HSR Act with the FTC and the DOJ on November 21, 2008.

FCC Approval:  Under the Communications Act of 1934, as amended, and the rules promulgated thereunder by the Federal Communications Commission (“FCC”), Centennial and AT&T are required to obtain the approval of the FCC prior to consummating the Merger because the Merger will result in a transfer of control of Centennial’s FCC licenses and other authorizations. On November 21, 2008, Centennial and AT&T filed applications seeking such approval.

We cannot assure you that an antitrust or other regulatory challenge to the Merger will not be made. If a challenge is made, we cannot predict the result.

Voting Agreement (page 54)

Contemporaneously with the execution of the Merger Agreement, on November 7, 2008, AT&T and WCAS entered into a voting agreement pursuant to which WCAS has agreed, among other things, to vote its shares of Company common stock representing approximately 18% of the Company’s outstanding common stock in favor of adoption of the Merger Agreement. The voting agreement will terminate upon the earlier of the effective time of the Merger, the termination of the Merger Agreement and the effectiveness of any amendment to the Merger Agreement that would reduce the amount or change the form of the merger consideration or extend the termination date of the Merger Agreement.

Certain U.S. Federal Income Tax Consequences (page 52)

The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, U.S. holders who exchange their shares of our common stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in such shares. Such gain or loss will be capital gain or loss if such shares are held as a capital asset in the hands of the U.S. holders and will be long-term capital gain or loss if such shares have a holding period of more than one year at the time the Merger is consummated. Please see “The Merger — Certain U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular tax consequences of the Merger to you, including the tax consequences under state, local, foreign or estate and gift tax laws.

Restrictions on Solicitations of Other Offers (page 71)

The Merger Agreement provides that, prior to the consummation of the Merger, neither the Company or any of its subsidiaries, nor any of their officers and directors, will (and each will use reasonable best efforts to cause its and their respective representatives not to):

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or that could reasonably be expected to lead to, the making, submission or announcement of any takeover proposal from any third party or group;

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating or with respect to, any takeover proposal or in response to any inquiries or proposals that could reasonably be expected to lead to any takeover proposal;

•	engage in discussions or negotiations with any person with respect to any takeover proposal; or

•	enter into any letter of intent or similar document or any agreement or commitment providing for any takeover proposal.

Notwithstanding these restrictions, the Merger Agreement provides that if the Company receives a bona fide written takeover proposal from a third party before the adoption of the Merger Agreement by the Company’s stockholders and the Company’s board of directors (i) determines in good faith, after consultation with its financial and legal advisors, that such takeover proposal constitutes or would reasonably be expected to result in a “superior proposal” (as defined herein under “The Merger Agreement — Restrictions on Solicitations of Other Offers”) and (ii) determines in good faith, after consultation with its legal advisors, that failure to take action would be inconsistent with directors’ fiduciary duties, then the Company may, prior to adoption of the Merger Agreement by stockholders:

•	furnish non-public information to the third party or group making such takeover proposal and its representatives and financial sources (subject to receipt by us of an executed confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company and our subsidiaries than the confidentiality agreement, dated as of February 15, 2008, between the Company and AT&T (as may be amended)); and

•	engage in discussions or negotiations with the third party or group and its representatives regarding the takeover proposal.

The Merger Agreement also contains restrictions on the ability of our board of directors to withhold, withdraw, modify or amend its recommendation that our stockholders adopt the Merger Agreement. See “The Merger Agreement — Restrictions on Solicitations of Other Offers” for a description of these restrictions.

Conditions to the Completion of the Merger (page 76)

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the Merger:

•	the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock;

•	no laws having been enacted, entered, promulgated or enforced by any governmental entity that enjoin, prohibit or prevent the consummation of the Merger; and

•	the expiration or termination of the waiting period under the HSR Act, obtaining required consents from the FCC and obtaining all other required regulatory consents and approvals (except those consents and approvals the failure of which to obtain would not reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect (see “The Merger Agreement — Material Adverse Effect Definition” for the definition of “Material Adverse Effect”)).

Conditions to the Company’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver by us of additional conditions at or prior to the closing date of the Merger, including, among other things:

•	the representations and warranties made by AT&T and Merger Sub contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and the closing of the Merger (except for such representations and warranties that address matters only as of a particular date, in which case as of such date), subject to certain materiality thresholds; and

•	AT&T’s and Merger Sub’s performance in all material respects with all obligations required to be performed by them in the Merger Agreement prior to the closing date of the Merger.

Conditions to AT&T’s and Merger Sub’s Obligations.  The obligation of AT&T and Merger Sub to complete the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the additional conditions at or prior to the closing date of the Merger, including, among other things:

•	the representations and warranties made by the Company contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and the closing date of the Merger (except for such representations and warranties that address matters only as of a particular date, in which case as of such date), subject to certain materiality thresholds;

•	the Company’s performance in all material respects with all obligations required to be performed by it in the Merger Agreement prior to the closing date of the Merger;

•	to the extent obtained, obtaining all governmental consents without the imposition of any term, condition or consequence that would (i) require AT&T or its subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operation or assets of AT&T or any of its subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates) or (ii) reasonably be likely to have a regulatory material adverse effect (see “The Merger Agreement — Agreement to Use Reasonable Best Efforts” for the definition of “regulatory material adverse effect”);

•	obtaining all required consents from the FCC by a Final Order; and

•	after the date of the Merger Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect (see “The Merger Agreement — Material Adverse Effect Definition” for the definition of “Material Adverse Effect”) that is continuing; provided that the matters set forth on the confidential disclosure schedule and their reasonably foreseeable outcomes will not be taken into account or considered for purposes of this condition.

Termination of the Merger Agreement (page 78)

The Company and AT&T may agree to terminate the Merger Agreement without completing the Merger at any time, even after our stockholders have adopted the Merger Agreement. The Merger Agreement may also be terminated in certain other circumstances, including:

•	by either the Company or AT&T if:

•	the Merger has not been consummated on or before November 7, 2009 and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately caused the failure to consummate the Merger on or before November 7, 2009; however, if prior to November 7, 2009 all conditions to the completion of the Merger have been satisfied or waived (and in the case of those that may only be satisfied at the closing date of the Merger, such conditions would be satisfied if such date were the closing date of the Merger) other than the conditions relating to the HSR waiting period, obtaining FCC approval and obtaining certain other regulatory consents and approvals (other than those the failure of which to obtain would not reasonably be likely to have a Material Adverse Effect) (see “The Merger Agreement — Material Adverse Effect Definition” for the definition of “Material Adverse Effect”), then AT&T may extend the termination date to May 7, 2010 if AT&T reasonably expects, in its good faith judgment, that the unsatisfied conditions will be satisfied on or prior to May 7, 2010;

•	an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or injunction has become final and non-appealable;

•	the Company’s stockholders do not adopt the Merger Agreement at the Company stockholders’ meeting; or

•	the other party has breached or failed to perform any of its representations, warranties, covenants or agreements in such a way as to give rise to a failure related to the closing conditions, which breach has not been cured within 90 days; provided that the party seeking to terminate the agreement has not breached or failed to perform in any material respects any of its representations, warranties, covenants or other agreements contained in the Merger Agreement;

•	by AT&T if:

•	the Company’s board of directors has changed its recommendation to stockholders with respect to adopting the Merger Agreement and the transactions contemplated by the Merger Agreement; or

•	a tender offer or exchange offer for outstanding shares of Company common stock has been publicly disclosed and the Company’s board of directors has failed to recommend unequivocally against acceptance of such offer (or if such recommendation is thereafter modified) prior to the earlier of (i) the day before the Company stockholders’ meeting and (ii) 11 business days after the commencement of such tender or exchange offer.

Termination Payment (page 79)

The Company has agreed to pay AT&T a $28.5 million fee and reimburse AT&T for up to $7 million in actual and reasonably documented out-of-pocket fees and expenses incurred on or prior to the date of termination of the Merger Agreement, which collective amount we refer to as the “Termination Payment,” if:

•	AT&T or the Company terminates the Merger Agreement because the Merger has not been consummated prior to the termination date and no meeting of our stockholders has been convened and held prior to such date (and the failure to convene and hold the stockholder meeting was not the result of a material breach of the Merger Agreement by AT&T) and:

•	a takeover proposal was publicly announced and not withdrawn or abandoned prior to the termination date; and

•	concurrently or within 12 months after the termination of the Merger Agreement the Company enters into or consummates a qualifying transaction (see “The Merger Agreement — Termination Payment” for the definition of “qualifying transaction”);

•	AT&T or the Company terminates the Merger Agreement because the Company’s stockholders did not adopt the Merger at the Company stockholders’ meeting and, prior to the stockholder meeting, a tender or exchange offer was commenced and the Company made a statutory responsive disclosure that has the substantive effect of changing its recommendation to stockholders with respect to adopting the Merger Agreement; or

•	AT&T terminates the Merger Agreement following the Company’s board of directors changing its recommendation to stockholders with respect to adopting the Merger Agreement.

The Company has agreed to pay to AT&T an amount equal to 25% of the Termination Payment if AT&T or the Company terminates the Merger Agreement because the Company’s stockholders did not adopt the Merger at the Company stockholders’ meeting and a takeover proposal was publicly announced and not withdrawn or abandoned at least five business days prior to the vote of stockholders at the Company stockholders’ meeting. If, within 12 months of the Merger Agreement being terminated under such circumstances, the Company enters into or consummates a third-party transaction for 40% or more of the Company’s common stock or assets or a transaction in which the Company’s stockholders cease to hold at least 60% of the Company’s common stock, then the Company has agreed to pay to AT&T an amount equal to the remaining 75% of the Termination Payment.

If the Merger Agreement is terminated under circumstances that give rise to the obligation of the Company to pay the Termination Payment, payment of the Termination Payment is AT&T’s and Merger Sub’s sole and exclusive remedy against the Company for any breach, loss or damage arising out of, or related to, the Merger Agreement or any transactions ancillary thereto.

Roaming Agreement (page 61)

In connection with the Merger Agreement, on November 7, 2008, AT&T Mobility LLC and Centennial Cellular Operating Co. LLC, subsidiaries of AT&T and the Company, respectively, entered into an amendment to an existing roaming agreement between AT&T Mobility LLC and Centennial Cellular Operating Co. LLC that will only become effective if the Merger Agreement is terminated under certain circumstances. If the amendment becomes effective, the term of the roaming agreement will be extended and certain rate changes will be made for the benefit of the Company.

Appraisal Rights (page 81)

Under Delaware law, holders of common stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the General Corporation Law of the State of Delaware, the text of which can be found in Annex D to, and the terms of which are summarized in, this proxy statement). This appraisal amount could be more than, the same as or less than the $8.50 per share merger consideration pursuant to the terms of the Merger Agreement. Any holder of common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote of stockholders on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of the Company Common Stock (page 87)

The closing sale price of our common stock on the Nasdaq Global Select Market on November 6, 2008, the last trading day prior to announcement of the execution of the Merger Agreement, was $3.47 per share. The $8.50 per share to be paid for each share of our common stock in the Merger represents a premium of approximately 145% over the closing sale price on November 6, 2008. On [          ], which is the most recent practicable date prior to the date of this proxy statement, the closing sale price of our common stock was $[     ] per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Centennial Communications Corp. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 88.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of November 7, 2008 (the “Merger Agreement”), providing for the acquisition of the Company by AT&T Inc., a Delaware corporation (“AT&T”) in a cash merger. If the Merger Agreement is adopted by the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Independence Merger Sub Inc. (“Merger Sub”), a direct wholly owned subsidiary of AT&T, will merge with and into the Company (the “Merger”). Upon consummation of the Merger, the Company will be the surviving corporation in the Merger and will become a direct wholly owned subsidiary of AT&T. After the Merger, shares of the Company’s common stock will not be publicly traded.

Q:	What will I receive for my shares of the Company’s common stock in the Merger?

A:	Upon completion of the Merger, you will receive $8.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own (unless you have properly demanded and perfected your appraisal rights under Delaware law, in which case any consideration that you receive will be determined by the Delaware Court of Chancery). For example, if you own 100 shares of our common stock, you will receive $850 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. Upon consummation of the Merger, you will no longer own shares in Centennial, nor will you have acquired any shares in AT&T.

See the section entitled “The Merger — Certain U.S. Federal Income Tax Consequences” of this proxy statement for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and foreign taxes.

Q:	How does the merger consideration compare to the market price of the common stock prior to announcement of the merger?

A:	The closing sale price of the Company’s common stock on the NASDAQ on November 6, 2008, the trading day prior to the public announcement of the execution of the merger agreement, was $3.47 per share as compared to the $8.50 merger consideration.

Q:	How will the Company’s stock options be treated in the Merger?

A:	Pursuant to the Merger Agreement, each unexercised stock option outstanding immediately prior to the effective time of the Merger (whether vested or unvested) that represents the right to acquire a share of our common stock and was issued under the Company’s 2008 Stock Option and Restricted Stock Purchase Plan or 1999 Stock Option and Restricted Stock Purchase Plan will, at the effective time of the Merger, be cancelled and the holder thereof will only have the right to receive a cash payment equal to the excess, if any, of the $8.50 per share merger consideration over the exercise price of such stock option, less any applicable withholding taxes.

Q:	Where and when is the special meeting?

A:	The special meeting will be held on [ ], 2009 at [ ] at [ ] a.m. local time.

Q:	Are all stockholders of the Company as of the record date entitled to vote at the special meeting?

A:	Yes. All stockholders who own our common stock at the close of business on [ ], the record date for the special meeting, will be entitled to receive notice of the special meeting and to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting, or any adjournments or postponements of the special meeting.

Q:	What information do I need to attend the special meeting?

A:	Only stockholders and their proxies may attend the special meeting. As a result, you will need an admission ticket to attend the special meeting. If you are a record stockholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name stockholder or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to our transfer agent, American Stock Transfer and Trust Company, at 40 Wall Street, 46th Floor, New York, New York 10005. If you arrive at the special meeting without an admission ticket, we will admit you only if we are able to verify that you are an actual Centennial stockholder as of the record date of [ ].

Q:	What vote of the Company’s stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, a majority of the outstanding shares of our common stock at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement, with each share having a single vote.

Because the affirmative vote required to adopt the Merger Agreement is based upon the total number of shares of outstanding common stock, failure to vote, an abstention or a broker non-vote will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

WCAS entered into a voting agreement, which is described in more detail in the section entitled “The Special Meeting — Vote Required for Approval,” pursuant to which it agreed to vote shares of our common stock representing approximately 18% of our outstanding common stock in favor of the adoption of the Merger Agreement.

Q:	What vote of the Company’s stockholders is required to adjourn the special meeting?

A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy or a broker non-vote, will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

Q:	Does our board of directors recommend that our stockholders vote “FOR” the adoption of the Merger Agreement?

A:	Yes. After careful consideration, our board of directors, by a unanimous vote of the directors, recommends that you vote:

• “FOR” the adoption of the Merger Agreement. You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” of this proxy statement for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the Merger Agreement; and

• “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:	In considering the recommendation of our board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers, including individuals who participated in meetings of our board of directors regarding the Merger Agreement and the Merger, may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” of this proxy statement.

Q:	What effects will the proposed Merger have on the Company?

A:	Upon consummation of the proposed Merger, Centennial will cease to be a publicly traded company and will be wholly owned by AT&T. You will no longer have any interest in our future earnings or growth, if any. Following consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission. In addition, upon completion of the proposed Merger, shares of Centennial common stock will no longer be listed on the Nasdaq Global Select Market, or any other stock exchange or quotation system.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Centennial will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Global Select Market. If the Merger Agreement is terminated, under specified circumstances, Centennial may be required to pay AT&T a termination payment and reimburse AT&T for its out-of-pocket expenses, as described in the section entitled “The Merger Agreement — Termination Payment” of this proxy statement.

Q:	How do I vote my shares without attending the special meeting?

A:	If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided. The Internet and telephone voting facilities for stockholders of record will close at 11:59 P.M. Eastern Standard Time on [ ], 2009.

Q:	How do I vote my shares in person at the special meeting?

A:	If you hold shares in your name as a stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the Merger Agreement.

Q:	Can I revoke or change my vote?

A:	Yes. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting. If you hold your shares through a broker, bank, or other nominee, follow the directions received from your broker, bank or other nominee to change your instructions. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares in your name as a stockholder of record by: (i) delivering to our Corporate Secretary, at 3349 Route 138, Wall, New Jersey 07719, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to change or revoke a prior proxy); (iii) submitting a later dated proxy card; or (iv) voting again at a later time by telephone or the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting. However, simply attending the special meeting will not revoke your proxy.

Q:	What does it mean if I get more than one proxy card or vote instruction form?

A:	If your shares are registered differently and are in more than one account, you may receive more than one proxy card or vote instruction form. Please sign, date and return all of the proxy cards and vote instruction forms you receive regarding the special meeting (or submit your proxy for all shares by telephone or the Internet) to ensure that all of your shares are voted.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If your shares of common stock are held in “street name” and you do not provide your broker with instructions, your shares of common stock will not be voted and that will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and will have no effect on the outcome of any vote to adjourn or postpone the special meeting.

Q:	Are appraisal rights available?

A:	Yes. As a holder of common stock of the Company, you are entitled to appraisal rights under Delaware law if you do not vote in favor of adoption of the Merger Agreement and if you have properly demanded and perfected your appraisal rights under Delaware law. See the section entitled “Appraisal Rights” of this proxy statement.

Q:	When do you expect the Merger to be completed?

A:	We anticipate that the Merger will be completed by the end of the second quarter of 2009, assuming satisfaction or waiver of all of the conditions to the Merger. However, the Merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of AT&T and the Company could result in the Merger being completed at a later time, an earlier time or not at all. There may be a substantial amount of time between the date of the special meeting and completion of the Merger.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers or employees of the Company, none of whom will receive additional compensation therefor.

Q:	If the Merger is completed when can I expect to receive the merger consideration for my shares of common stock?

A:	Promptly after the completion of the merger, you will be sent a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. You should not send your common stock certificates to us or anyone else until you receive these instructions.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay D.F. King a fee of approximately $10,000 plus certain costs associated with telephone solicitations, if required. The Company has also agreed to reimburse D.F. King for out-of-pocket expenses and to indemnify them against certain losses arising out of their proxy solicitation services.

Q:	Should I send in my stock certificates now?

A:	No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

A:	Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the Merger.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The exchange of shares of common stock for cash pursuant to the Merger Agreement generally will be a taxable transaction to U.S. holders (as defined in “The Merger — Certain U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and your adjusted tax basis in such shares. Please see “The Merger — Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor as to the particular tax consequences of the Merger to you, including the tax consequences under state, local, foreign and other tax laws.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $8.50 per share in cash to be received by our stockholders in the Merger. In order to receive the $8.50 per share, you must hold your shares through completion of the Merger.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, attn: Investor Relations, or by telephone at (732) 556-2220. You may also contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders call toll free: 1-800-859-8509
Banks, brokers and dealers call collect: 1-212-269-5550

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Proxy Statement Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “The Merger — Governmental and Regulatory Approvals,” “The Merger — Opinion of Evercore Group L.L.C.,” and “The Merger — Opinion of Barclays Capital Inc.” and in statements containing words such as “believes,” “expects,” “predicts,” “estimates,” “anticipates,” “continues,” “contemplates,” “projects,” “intends,” “may,” “will,” “could,” “should” or “would” or similar expressions, or by discussion of competitive strengths or strategy that involve risks and uncertainties. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceeding that has been or may be instituted against Centennial and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	business uncertainty and contractual restrictions during the pendency of the Merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Merger on our customer and supplier relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the timing of the completion of the Merger or the impact of the Merger on our capital resources, cash requirements, profitability, management resources and liquidity;

•	risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment;

•	the effects of a recession in the United States and general downturn in the economy, including the illiquidity in the debt/capital markets; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information.”

We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, any or all of the forward-looking statements contained in this report and in any other public statements that are made may prove to be incorrect. This may occur as a result of inaccurate assumptions as a consequence of known or unknown risks and uncertainties. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors” sections of our most recent filings on Forms 10-Q and 10-K. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

THE PARTIES TO THE MERGER

Centennial Communications Corp.

3349 Route 138
Wall, New Jersey 07719
(732) 556-2200

Centennial Communications Corp., a Delaware corporation organized in 1988, is a regional provider of wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 596,700 access lines and equivalents as of August 31, 2008. Centennial’s U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions in Puerto Rico.

For more information about us, please visit our websites http://www.centennialwireless.com and http://www.centennialpr.com. Our website addresses are provided as an inactive textual reference only. The information provided on our websites is not part of this proxy statement, and therefore is not incorporated by reference. See also the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 88. Our common stock is publicly traded on the Nasdaq Global Select Market under the symbol “CYCL.”

AT&T Inc.

208 S. Akard St.
Dallas, Texas 75202
(210) 821-4105

AT&T ranks among the largest providers of telecommunications services in the United States and the world. AT&T offers its services and products to consumers in the United States and services and products to businesses and other providers of telecommunications services worldwide. The services and products that AT&T offers vary by market, and include: local exchange services, wireless communications, long-distance services, data/broadband and Internet services, video services, telecommunications equipment, managed networking, wholesale services and directory advertising and publishing.

Independence Merger Sub Inc.

c/o AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
(210) 821-4105

Merger Sub is a direct wholly owned subsidiary of AT&T and is a Delaware corporation. It was formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement and has not engaged in any business except in furtherance of this purpose and activities incident to its formation.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [          ], 2009, starting at [  ] a.m. local time, at [          ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement). Stockholders holding a majority of our outstanding common stock at the close of business on the record date must vote to adopt the Merger Agreement in order for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [          ].

Board of Directors Recommendation

After careful consideration, our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company’s stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. For a discussion of the material factors considered by our board of directors in reaching its conclusions, please see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors.”

Record Date and Quorum

We have fixed the close of business on [          ] as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On [          ], there were [          ] shares of our common stock entitled to be voted at the special meeting. Each share of common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for the purpose of considering the proposals at the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present or if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The adoption of the Merger Agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date. For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Brokers or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval and adoption of the Merger Agreement.

In connection with the Merger Agreement, WCAS entered into a voting agreement, which is described in more detail below, pursuant to which it agreed to vote shares of our common stock representing approximately 18% of our outstanding common stock in favor of the adoption of the Merger Agreement.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the special meeting.

As of December 5, 2008, our current directors and executive officers beneficially owned, and had the right to vote, in the aggregate, 29,466,953 shares of our common stock (which includes shares that may be acquired by such persons pursuant to stock option grants and shares held by WCAS that are deemed to be held beneficially by certain directors), which represented approximately 27% of the outstanding shares of our common stock. Our current directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

In order for your shares of common stock to be included in the vote, if you are a stockholder of record, you must either have your shares voted by returning the enclosed proxy card or by authorizing your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

Record holders may vote or cause their shares of common stock to be voted by proxy using one of the following methods:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card;

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee; or

•	appear and vote in person by ballot at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you abstain, your shares of common stock will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business; however, your shares will not be counted as votes cast or shares voting on the proposals. If you abstain, it will have the same effect as a vote “AGAINST” the proposals.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it has the same effect as a vote “AGAINST” the proposals.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares through a broker, bank, or other nominee, by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting if you hold your shares in your name as a stockholder of record by:

•	delivering to our Corporate Secretary, at 3349 Route 138, Wall, New Jersey 07719, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy — you must vote in person at the meeting to change or revoke a prior proxy);

•	submitting a later dated proxy card; or

•	voting again at a later time by telephone or the Internet prior to the time at which the telephone and Internet voting facilities close by following the procedures applicable to those methods of voting.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU THAT WILL ENABLE YOU TO RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR YOUR CENTENNIAL STOCK CERTIFICATES.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, provided that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the by-laws of the Company will be given to each stockholder of record entitled to notice of and to vote at the meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Dissent From the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See the section of this proxy statement entitled “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the General Corporation Law of the State of Delaware, reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and we estimate that we will pay D.F. King a fee of approximately $10,000 plus certain costs associated with telephone solicitations, if required. We also have agreed to reimburse D.F. King for out of pocket expenses and to indemnify them against certain losses arising out of their proxy soliciting services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

AT&T, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by personal interview, mail, e-mail, telephone, facsimile or other means of communication in connection with the Merger, including engaging third-party proxy solicitors to assist with such solicitation.

Other Matters

We do not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which your proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment, which will include, in a case where our board of directors has made a recommendation, voting in accordance with that recommendation.

Questions and Additional Information

If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, attn: Investor Relations, or by telephone at (732) 556-2220. You may also contact our proxy solicitor:

D.F. King
48 Wall Street
New York, New York 10005
Stockholders call toll free: 1-800-859-8509
Banks, brokers and dealers call collect: 1-212-269-5550

THE MERGER

Background of the Merger

Since our leveraged recapitalization transaction in January 1999, our board of directors and senior management have regularly evaluated and reviewed the Company’s strategic, financial and business opportunities to enhance stockholder value. More specifically, over the past several years, our board of directors and senior management, with the assistance of our financial advisors, have engaged in a comprehensive review of Centennial’s strategic, financial and business opportunities, including the possibility of acquisitions, financing transactions, recapitalizations, spin-offs, mergers or a sale of all or a portion of Centennial.

In September 2005, the Company announced that it engaged Evercore and Lehman Brothers Inc. (“Lehman Brothers”) as financial advisors to assist it in evaluating a range of possible strategic and financial alternatives. At our board of directors’ request, our financial advisors conducted a structured process to solicit offers from third parties that would potentially be interested in a transaction to acquire all or parts of the Company. As part of that process, we executed confidentiality agreements with over 20 potential buyers, including strategic buyers and private equity sponsors, who proceeded to conduct a due diligence review of all or parts of the Company. At the conclusion of this process, we received no bids for the entire Company and we received a number of bids for selected business units of the Company. Our board of directors, with the assistance of our financial advisors, reviewed the offers received and determined that they were not in the best interests of the Company’s stockholders. On December 12, 2005, we announced a dividend recapitalization transaction pursuant to which Centennial stockholders were paid an extraordinary dividend of $5.52 per share in cash.

In 2006 through 2007, our board of directors and management began to evaluate the feasibility and merits of a possible separation of our U.S. and Caribbean operations pursuant to a tax-free spin-off transaction (the “Spinoff Transaction”). In October 2007, we separately engaged a third-party financial advisor to assist and advise our board of directors and management in connection with a potential acquisition to enhance our Caribbean assets. Following this review, no acquisition transaction was concluded. Simultaneously with this review, and during early 2008, our board of directors and management continued to explore the Spinoff Transaction, including potential issues involved in restructuring the Company’s existing debt and raising new debt.

At a regularly scheduled meeting of our board of directors in January 2008, management delivered a presentation regarding the Spinoff Transaction and updated the board of directors on the state of the capital markets. Management reported that, based upon feedback from several investment banks, the capital markets had significantly deteriorated with the effect that the Spinoff Transaction was no longer a viable option, and it was uncertain when the markets would improve to permit such a transaction. At the same meeting, the board of directors and management reviewed other potential strategic and financial alternatives available to the Company, the Company’s business prospects, the state of the capital markets and recent industry consolidation. Based on these discussions, the board of directors directed management to begin a formal process to solicit bids for a sale of the entire Company and/or a sale of only the U.S. wireless business. Around that time, the board of directors approved the retention of Evercore and Lehman Brothers to assist the Company in this process.

In determining which third parties to contact in soliciting interests in all or a portion of the Company, management, our board of directors and its financial advisors considered, among other factors, the strategic needs of different potential acquirors given the Company’s footprint and technology deployments, regulatory considerations, recent merger and acquisition activity in the telecommunications industry, including acquisitions of several regional wireless carriers, the ability of third parties to consummate a transaction, including the ability of third parties to obtain financing given the unfavorable state of the capital markets, and the need to keep the process confidential with minimal disruption to the ongoing operations of the Company. Based on these considerations, at the direction of our board of directors, our financial advisors contacted a number of strategic buyers and private equity sponsors to participate in the process. Four strategic buyers (including AT&T), all in the wireless telecommunications industry, executed confidentiality agreements and conducted a due diligence review of all or parts of the Company. The private equity sponsors contacted declined to participate in the process. In connection with this process, the Company’s legal advisors prepared draft transaction agreements. AT&T delivered a markup of a draft purchase agreement together with an indication of interest to acquire the Company’s U.S. business. In addition, other bidders submitted informal indications of interest (but no contract markups) in acquiring selected assets in our U.S. wireless business. No bidder submitted an indication of interest in acquiring the entire Company. Given the Company’s relatively low tax basis in its U.S. and Puerto Rico assets, a sale of either of these businesses, or portions of such businesses, created tax issues and transaction complexity. Following consultation with our financial and legal advisors, our board of directors determined that the indications of interest received during the bid process were not in the best interests of our stockholders. Accordingly, in April 2008, our board of directors determined to conclude the process without a transaction.

Following the conclusion of the process and during the course of 2008, our board of directors and senior management continued to evaluate, together with our financial advisors, the feasibility and advisability of the Spinoff Transaction. In addition, during the Summer of 2008, our board of directors and senior management began to evaluate the merits of participating in the process relating to the acquisition of certain wireless markets that were expected to be divested as part of a recently announced wireless telecommunications transaction (the “Acquisition Transaction”). Throughout the Summer and early Fall of 2008, the Company met with possible financing sources, including private equity sponsors, and actively reviewed and sought a meaningful opportunity to participate in the Acquisition Transaction.

On September 22, 2008, certain assets of Lehman Brothers, including its North American investment banking franchise, were acquired by Barclays Capital Inc. (“Barclays Capital”). Following such acquisition, Barclays Capital continued to assist the Company in evaluating strategic alternatives.

On October 14, 2008, Michael J. Small, the Company’s Chief Executive Officer, received a telephone call from representatives of AT&T. Prior to such date, representatives from the Company and AT&T had not discussed a transaction to acquire all or parts of the Company since the conclusion of the process in April 2008. During the telephone call, AT&T’s representatives stated that AT&T proposed to acquire the entire Company for $6.50 per share, in cash, subject to satisfactory completion of a due diligence review of the company and other customary conditions and approval of AT&T’s board of directors.

From October 14 through October 19, 2008, the Company’s senior management held meetings with Evercore and Barclays Capital to review AT&T’s proposal and information regarding the Company’s business, operations and prospects. During that same period, Mr. Small contacted each of the Company’s directors to apprise them of the phone call from AT&T and let them know that the Company would be scheduling a formal meeting of the board of directors to review the offer.

On October 19, 2008, the Company’s board of directors held a telephonic meeting to review AT&T’s offer and to discuss potential strategic alternatives available to the Company and potential responses to AT&T. Representatives from Evercore, Barclays Capital and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the Company’s outside legal counsel, participated in the telephonic meeting. During the meeting, the board of directors reviewed the various strategic alternatives and other transactions that the Company had explored over the last few years.

Representatives of Evercore and Barclays Capital made a presentation to the board of directors regarding preliminary financial considerations relating to AT&T’s proposal, noting that AT&T’s proposal was the first that the Company had received which involved the acquisition of the entire Company. Our financial advisors also reviewed a list of potential buyers that might be interested in acquiring the Company, including both strategic buyers and private equity sponsors, and concluded that, among other factors, given the Company’s recent strategic processes and the current state of the capital markets, it was unlikely that any third party would be interested in acquiring the Company at that time. Evercore and Barclays Capital also reviewed the status of and prospects for consummating the Acquisition Transaction and the impact that the significant deterioration of the capital markets would have on the Company’s ability to consummate such transaction. Our financial advisors noted that conditions in the credit markets would be an obstacle to any meaningful asset purchases or other strategic transactions requiring financing if the Company remained independent. Evercore and Barclays Capital also reviewed the short and long-term outlook of the wireless industry and the Company’s prospects for remaining an independent company on a stand-alone basis. Representatives of Skadden reviewed with the board of directors their fiduciary duties in connection with reviewing the proposal from AT&T. At the conclusion of the telephonic meeting, the board of directors directed Mr. Small to tell AT&T that, although the Company was willing to consider a transaction with AT&T, the $6.50 per share price AT&T proposed was unacceptable and the Company would be willing to consider a transaction within the range of $10 per share, which proposal Mr. Small subsequently communicated to representatives of AT&T on October 20, 2008.

Thereafter, AT&T responded with a proposal to acquire the Company for $7.50 per share, subject to its due diligence review and approval of AT&T’s board of directors. In the morning of October 21, 2008, the Company’s board of directors held a telephonic meeting to discuss AT&T’s revised proposal and potential responses. Representatives from Evercore, Barclays Capital and Skadden participated in the telephonic meeting. During the meeting, the board of directors and its financial advisors discussed various strategies for responding to AT&T. Among other concerns, the board of directors noted the risk of disruption to the Company’s business and its focus on other strategic plans if discussions with AT&T became extended without producing a higher valuation. Following discussion, the board of directors directed Mr. Small to tell AT&T that $7.50 per share was not acceptable but that the Company would consider $9.00 per share if the transaction could be completed on an expedited schedule, which proposal Mr. Small subsequently communicated to AT&T. The board of directors also directed management to continue working on the Acquisition Transaction.

In the late morning of October 23, 2008, representatives of AT&T contacted Mr. Small and stated that AT&T proposed to acquire the Company for $8.00 per share and that AT&T would need approximately two weeks to complete a due diligence review of the Company. AT&T’s representatives also indicated that AT&T was approaching the limit of its valuation range and that AT&T would send a letter to the Company’s board of directors memorializing this proposal. The letter was received by Mr. Small and the Chairman of the Company’s board of directors later that day.

In the afternoon of October 23, 2008, the Company’s board of directors held a telephonic meeting to discuss AT&T’s revised proposal, including the letter sent by AT&T, and potential responses. Representatives from Evercore, Barclays Capital and Skadden participated in the telephonic meeting. During the meeting, the board of directors reviewed, among other things, (i) the advantages and disadvantages of various possible responses to AT&T, (ii) regulatory issues associated with a transaction, (iii) recent financial and operating results of the Company and the impact that the downturn in the economy was having on the Company’s business, (iv) the Company’s financial advisors’ views regarding a preliminary valuation of the Company and (v) the need to keep the current discussions and any non-public information shared during due diligence strictly confidential. At the conclusion of the meeting, the board of directors directed Mr. Small to have a further conversation with AT&T that would include an expression of the Company’s willingness to enter into a transaction at $8.50 per share but no lower, and the Company’s expectations regarding transaction certainty, including regulatory conditions and due diligence. Mr. Small subsequently communicated such proposal to AT&T. AT&T’s representatives stated that they would need to consult with AT&T’s Chairman prior to responding to Mr. Small.

In the morning of October 24, 2008, representatives of AT&T contacted Mr. Small and stated that AT&T was willing to discuss the difference of $0.50 between their respective proposals, but that AT&T would not agree to a transaction that contained provisions requiring it to consummate the transaction notwithstanding the imposition of any conditions by regulatory authorities. AT&T’s representatives also directed Mr. Small to a previous transaction involving AT&T and said that AT&T wished to handle regulatory approval matters in a substantially similar manner in this transaction. At the end of the call, the parties agreed to direct their respective legal counsel to share proposed language regarding regulatory issues.

Later that day, the parties exchanged proposed language that would govern AT&T’s obligations in connection with obtaining regulatory approval of a potential transaction. Mr. Wolk reviewed the language with Wilkinson Barker Knauer, LLP (“WBK”), outside counsel to the Company for FCC matters, and Skadden and discussed the parties’ proposed language with representatives from AT&T.

On October 24 and October 25, 2008, Mr. Small and representatives of AT&T exchanged several telephone calls during which they discussed, among other things, the proposed merger consideration, the differences in the companies’ views regarding AT&T’s obligations in connection with obtaining regulatory approval of a transaction and a potential amendment to their existing roaming agreement (the “Roaming Agreement Amendment”) that would contain certain rate changes that would be beneficial to the Company and would be entered into either concurrent with the signing of a Merger Agreement or upon termination of the Merger Agreement in certain circumstances.

On the evening of October 25, 2008, Mr. Small and representatives of AT&T spoke and AT&T’s representatives indicated that AT&T would not accept certain provisions relating to AT&T’s obligations in connection with obtaining regulatory approvals. Mr. Small responded that the Company may be willing to agree to AT&T’s proposal relating to regulatory approvals if AT&T would agree to a $8.50 per share price and the Roaming Agreement Amendment effective at signing. AT&T agreed to consider this proposal.

In the late morning of October 27, 2008, Mr. Small and representatives of AT&T discussed Mr. Small’s recent proposal. AT&T’s representatives communicated a proposal for AT&T to pay $8.25 per share and the Roaming Agreement Amendment would only become effective upon termination of the Merger Agreement under certain circumstances, and not at signing of a Merger Agreement. During this call, AT&T’s representatives noted the continued deterioration of the economy and the low valuation multiple paid in a wireline merger transaction announced that morning. Mr. Small indicated his disappointment in AT&T’s position and that he would discuss AT&T’s response with the board of directors.

In the afternoon of October 27, 2008, the Company’s board of directors held a telephonic meeting at which Mr. Small updated the board of directors on his discussions with AT&T and reviewed potential responses to AT&T. Representatives from Evercore, Barclays Capital and Skadden participated in the telephonic meeting. The board of directors discussed the benefits and risks of various possible courses of action, and Evercore and Barclays Capital provided their respective views. The board of directors also discussed the Acquisition Transaction and directed management to continue its consideration of the Acquisition Transaction. Following discussion, the board of directors instructed Mr. Small to communicate to AT&T that the board of directors would not accept less than $8.50 per share. Mr. Small subsequently communicated such proposal to AT&T, specifying that the Company required definitive documentation to be executed promptly.

In the evening of October 27, 2008, representatives of AT&T contacted Mr. Small and indicated that AT&T would be willing to proceed at a price of $8.50 per share on the timeline Mr. Small indicated. Shortly thereafter, the

Company, Skadden, AT&T and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), outside legal counsel to AT&T, began discussions regarding a draft Merger Agreement and draft Voting Agreement. AT&T also began conducting its due diligence review of the Company at that time.

From October 27 through November 7, 2008, AT&T conducted its due diligence review of the Company and representatives of the Company, AT&T, Sullivan & Cromwell and Skadden negotiated the Merger Agreement and other transaction documents. In addition, during this period, management of the Company continued to evaluate the Acquisition Transaction, including holding meetings with possible financing sources.

On November 4, 2008, the Company held a telephonic board of directors meeting to update the board of directors on the status of negotiations with AT&T. Management updated the board of directors on the results of AT&T’s ongoing diligence process and reviewed the open items relating to the Merger Agreement and other transaction documents. Among other concerns, the board of directors discussed the possibility that leaks would occur with respect to the status of the process and risks associated with the growing awareness of the process within the Company. Following discussion, the board of directors directed management and the Company’s advisors to continue to negotiate the last remaining issues in the definitive documentation to secure the most advantageous terms under the circumstances, with the goal of formally considering approval of the transaction within the next few days.

On November 7, 2008, the Company’s board of directors held a meeting at the offices of Skadden to update the board of directors on the status of discussions with AT&T and review the proposed terms and conditions of the Merger. Representatives from Evercore, Barclays Capital, Skadden and WBK participated in the meeting. Mr. Small described the status of various strategic alternatives that management had been considering concurrently with the proposed Merger, including the Acquisition Transaction. He noted that, due to the continued deterioration of the credit markets, the Company was not expected to be able to obtain financing in order to participate in any meaningful manner in the Acquisition Transaction on the anticipated timeline. Mr. Wolk reviewed the current regulatory environment and described the potential regulatory risks associated with obtaining approval of the Merger. Representatives from Skadden reviewed with the board of directors the terms of the proposed Merger Agreement and Voting Agreement, and the fiduciary duties of the board of directors. The board of directors also discussed the employment agreements and change in control severance agreements with senior executives of the Company that the board of directors had approved in September 2008 to ensure that the Company would retain senior management during the pendency of a possible change in control transaction but which had not been executed pending the discussions with AT&T. Representatives of Skadden also reviewed employee benefits provisions in connection with the Merger, including the proposed treatment of stock options and the implementation of a retention and severance plan for Company employees, other than those who would be parties to the employment agreements and change in control severance agreements. Representatives from WBK elaborated upon the conditions and trends in the wireless telecommunications industry and the expected timing and likelihood of receipt of required regulatory approvals in connection with the Merger. The meeting participants also discussed the financial and strategic alternatives available to the Company as an independent entity and the business and financial risks associated with remaining an independent company.

At the meeting, representatives of Evercore and Barclays Capital made presentations with respect to the financial aspects of the $8.50 per share price proposed by AT&T, including their respective analyses regarding comparable companies, recent acquisition transactions in the wireless telecommunications industry and other financial analyses. Each of Evercore and Barclays Capital separately delivered to the board of directors its oral opinion, which was subsequently confirmed in written opinions, each dated November 7, 2008, to the effect that, as of that date, and based on and subject to the various assumptions made, matters considered and limitations described in the opinion, the $8.50 per share Merger consideration to be received by the holders of shares of the Company’s common stock was fair, from a financial point of view, to such holders. Such opinions are attached to this proxy statement as Annex B and Annex C, respectively. The directors then discussed with the Company’s management, financial advisors and legal counsel the AT&T proposal, execution risks associated with potential strategic alternatives, the risks associated with the Merger and the Company’s prospects in light of the evolution of the Company’s business and the risks and uncertainties that the Company faced as an independent company. Following further discussions among the board of directors, the Company’s directors engaged in further discussions in executive session.

After careful consideration, the Company’s board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair, advisable and in the best interests of the Company’s stockholders.

Later in the day on November 7, 2008, the parties executed the Merger Agreement, Voting Agreement and related documents and issued a joint press release announcing the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, with the assistance of our management and legal and financial advisors, at a meeting on November 7, 2008, evaluated the proposed Merger, including the terms and conditions of the Merger Agreement and related agreements. Our board of directors unanimously (i) determined that the Merger Agreement and the Merger are fair, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the Merger and (iii) resolved to recommend the adoption of the Merger Agreement to our stockholders.

In the course of reaching its determination, the board of directors considered the following factors and potential benefits of the Merger, each of which the board of directors believed supported its decision:

•	the current and historical market prices of our common stock and the fact that the price of $8.50 per share represented a premium of approximately 145% over the Company’s closing stock price of $3.47 on November 6, 2008, the last trading day prior to announcement of the execution of the Merger Agreement, and a premium of approximately 103%, 37% and 25% to the volume weighted average Company stock price for the 30 trading days, 90 trading days and the last 12 months, respectively, prior to November 6, 2008;

•	the fact that the Company had on multiple prior occasions conducted, with the assistance of outside financial advisors, formal processes to sell all or parts of the Company to third parties and that the most recent process, which was concluded in April 2008, failed to result in any bids for the whole Company and resulted in the receipt of non-binding indications of interest for only portions of the Company’s business that the board of directors determined were not in the best interests of the Company’s stockholders;

•	the fact that our board of directors and management had considered on an ongoing basis strategic and financial alternatives available to the Company, including the separation of the Company’s U.S. and Puerto Rico operations and strategic acquisitions of wireless assets, and was not able to implement significant transactions due to, among other factors, the challenges of the financing markets and the difficulties associated with refinancing the Company’s indebtedness;

•	the difficulties and complexities associated with trying to sell parts of the Company due to, among other factors, the relatively low tax basis the Company had in the stock and assets of its different business units;

•	our board of directors’ belief, after reviewing the matter with the Company’s management and financial advisors, that:

•	soliciting additional third-party interest prior to the execution of the Merger Agreement was not in the best interests of the Company and its stockholders in light of, among other things, the risks perceived by our board of directors of such activities to the ongoing operations of the Company and to the Company’s ability to achieve a favorable transaction for the sale of the Company, including the risk that seeking bids from other potential buyers could cause AT&T to terminate its discussions with the Company or lower its offer price; and

•	notwithstanding the outcome of the most recent formal process to sell all or parts of the Company, if other parties were to make an offer for a business combination transaction with the Company, any such offer would not likely result in an offer for the entire Company or provide greater consideration to the Company’s stockholders than the $8.50 per share AT&T is offering, in light of, among other things: (i) AT&T’s unique ability to realize strategic benefits and synergies from a business combination; (ii) the financial wherewithal of AT&T as compared to other potential purchasers; (iii) the absence of likely private equity, non-strategic buyers or smaller wireless carriers given the current state of the credit markets; (iv) the fact that other large companies in the Company’s industry have recently completed large acquisitions or have such transactions pending such that it is not likely that they would seek to complete another acquisition in the near future and/or be interested in the Company’s business due to regulatory hurdles; and (v) other factors which could affect the interest and ability to pay of other parties;

•	the possible alternatives to a sale, including continuing to operate as an independent company, which alternative the board of directors determined to be less favorable to our stockholders than the Merger because of, among other things, (i) the potential risks to the Company’s ability to achieve its financial and operating plan, (ii) the diminished prospect of growth through acquisitions due to the challenges of the financing markets and (iii) potential changes in the regulatory landscape of the wireless industry, including potential changes in the amount of universal service funding the Company receives;

•	conditions and trends in the wireless telecommunications industry and the Company’s prospects if it were to remain an independent company, including risks and uncertainties related to the Company’s position as a provider of wireless services primarily to rural and suburban areas and its relative size in light of the trend toward consolidation in the wireless telecommunications industry;

•	the continuing evolution of the wireless telecommunications industry, including uncertainties and risks related to (i) governmental regulation of the industry, (ii) the Company’s implementation of new technology on its network, including the costs of such implementation, and the migration of the Company’s customers from existing technology to new technology, (iii) the substantial amount of capital necessary to remain competitive in the industry, including the Company’s ability to finance such capital requirements on favorable terms, (iv) the Company’s ability to pursue organic growth or growth through acquisitions of other companies, (v) the Company’s ability to upgrade its existing networks, (vi) the Company’s ability to finance the acquisition of additional spectrum on favorable terms, (vii) the Company’s ability to gain access to the latest technology handsets in a timeframe and cost similar to its competitors, (viii) the fact that many of the Company’s competitors are larger, have greater financial resources, are less leveraged, have more extensive coverage areas and offer more technologically advanced products and services than the Company, (ix) the declining trend of roaming revenue that the Company generates and (x) the impact on the Company and its business from the economic recession and significant downturn in the economy and capital markets;

•	the Company’s need to refinance its outstanding indebtedness;

•	the uncertainty regarding valuation multiples in the future and the fact that the purchase price being paid by AT&T in the Merger represents a higher valuation multiple than the average valuation multiple at which the Company has historically traded over the last five years;

•	the fact that the wireless industry was expected to grow at a faster rate than the Company was expected to grow over the next several years;

•	the current state and liquidity of the private equity and debt financing markets and the risk that such conditions could be less conducive to an acquisition of the Company in the future;

•	the fact that the consideration in the Merger is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their stock;

•	the opinion of Evercore and its financial presentation, dated November 7, 2008, to our board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the $8.50 per share in cash to be received by the holders of the outstanding shares of Company common stock, as more fully described below in the section entitled “— Opinion of Evercore Group L.L.C.”;

•	the opinion of Barclays Capital and its financial presentation, dated November 7, 2008, to our board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the $8.50 per share in cash to be received by the holders of the outstanding shares of Company common stock, as more fully described below in the section entitled “— Opinion of Barclays Capital Inc.”;

•	the fact that AT&T is a well known and respected entity with significant experience and financial capacity;

•	the fact that AT&T has consummated numerous acquisitions over the last five years and has never, to the Company’s knowledge, failed to close a transaction;

•	the terms of the Merger Agreement and the fact that they were the product of extensive negotiations between the parties, including:

•	our board of directors’ ability to change its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement, subject to paying the Termination Payment;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	the absence of a financing condition;

•	other than the conditions that are related to the fact that the Company is subject to FCC regulation and antitrust laws, the limited number and nature of the conditions to AT&T and Merger Sub’s obligation to consummate the Merger and the likelihood of satisfying such conditions; and

•	the ability of the Company, on behalf of the stockholders, to pursue damages in the event AT&T or Merger Sub willfully breaches the Merger Agreement (regardless of whether the Merger Agreement has been terminated);

•	the amendments to the existing roaming agreement between AT&T Mobility LLC and Centennial Cellular Operating Co. LLC that would become effective if the Merger Agreement were terminated under certain circumstances and would effectuate certain rate changes that reduce the rates payable by the Company to AT&T and increase the rates payable by AT&T to the Company (see the section of this proxy statement entitled “— Roaming Agreement” for a discussion of the circumstances under which such amendments would be made);

•	the fact that the consummation of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote; and

•	the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their stock as determined by the Delaware Court of Chancery.

The board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the contingencies to completion of the Merger, including the risk that (i) regulatory authorities might seek to impose terms or conditions in connection with granting such approvals that AT&T would not be required to accept under the terms of the Merger Agreement, (ii) the required regulatory approvals might not be received in the time frame contemplated by the Merger Agreement and (iii) the other conditions to completing the Merger might not be satisfied and, as a result, that the Merger may not be completed even if approved by our stockholders;

•	the fact that we will no longer exist as an independent public company and our stockholders will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations, if any;

•	the impact of the announcement and pendency of the Merger and the risks and costs to us if the Merger does not close, including the impact on the Company’s customers and the Company’s relationships with other third parties and the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Merger, all of which could impair the Company’s prospects as an independent company if the Merger is not completed;

•	the requirement that we pay the Termination Payment, depending on the timing and circumstances surrounding the termination of the Merger Agreement, which might discourage other parties that may otherwise have an interest in an acquisition of the Company or other business combination from making an alternative proposal;

•	the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger; and

•	the fact that, notwithstanding any breach of the Merger Agreement by AT&T or Merger Sub, under the terms of the Merger Agreement the Company will not be entitled to specific performance of any of the covenants, agreements or other provisions contained therein or any other injunctive or equitable relief thereunder.

In addition, the board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “— Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion summarizes certain material factors considered by the board of directors in its consideration of the Merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. Our board of directors, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company’s stockholders.

Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Evercore Group L.L.C.

In February 2008, the Company engaged Evercore Group L.L.C. to act as a financial advisor with respect to a potential strategic transaction involving the Company. Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. The Company retained Evercore based on these qualifications.

At the request of the Company’s board of directors, on November 7, 2008, Evercore rendered to the Company’s board of directors its oral opinion (which was confirmed in writing on the same day) that, as of that date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the $8.50 per share merger consideration to be received by Company stockholders (other than those shares held by (i) the Company as treasury stock, (ii) AT&T or Merger Sub or any direct or indirect wholly owned subsidiary of AT&T or the Company and (iii) stockholders, if any, who properly exercise their appraisal rights under Delaware law, as to which no opinion was rendered) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated November 7, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. We urge you to read the opinion in its entirety. Evercore’s opinion is directed to the Company’s board of directors, and addresses only the fairness, from a financial point of view, of the $8.50 per share merger consideration to be received by the holders of shares of the Company’s common stock (other than those shares held by (i) the Company as treasury stock, (ii) AT&T or Merger Sub or any direct or indirect wholly owned subsidiary of AT&T or the Company and (iii) stockholders, if any, who properly exercise their appraisal rights under Delaware law, as to which no opinion was rendered) pursuant to the Merger Agreement. Evercore’s opinion does not constitute a recommendation to the Company’s board of directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company’s common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company or the underlying business decision of the Company to engage in the Merger. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion and is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this Proxy Statement.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

•	reviewed certain non-public historical financial statements and other historical non-public financial data relating to the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public projected financial data relating to the Company prepared and furnished to Evercore by management of the Company (which are referred to below as the “projections”);

•	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to Evercore by management of the Company;

•	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the Company’s common stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft, dated November 6, 2008, of the Merger Agreement, which Evercore assumed was in substantially final form and from which Evercore assumed the final form will not vary in any respect material for Evercore’s analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projections and other forecasts, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future matters covered thereby.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits of the Merger to the holders of the Company’s common stock.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, it was not furnished with any such appraisals, and it did not evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Evercore’s opinion noted that subsequent developments may affect the opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of our common stock, from a financial point of view, of the $8.50 per share merger consideration. Evercore did not express any view on, and its opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the $8.50 per share merger consideration or otherwise. Evercore assumed that any modification to the structure of the Merger will not vary in any respect material to its analysis. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

In receiving Evercore’s opinion on November 7, 2008 and reviewing with Evercore the written materials prepared by Evercore in support of its opinion, the Company’s board of directors was aware of the assumptions and the other matters discussed above. The opinion was approved by Evercore’s opinion committee.

Evercore’s opinion was only one of many factors considered by the Company’s board of directors in its evaluation of the Merger and should not be viewed as determinative of the view of the Company’s board of directors or management with respect to the Merger or the $8.50 per share merger consideration but should be viewed together with the other factors considered by the Company’s board of directors. For a discussion of the factors considered by the Company’s board of directors, see the section of this proxy statement entitled “— Reasons for the Merger; Recommendation of Our Board of Directors.”

Set forth below is a summary of the material financial analyses presented by Evercore to the Company’s board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 6, 2008, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses.

Analysis of Historical Trading Prices and Implied Transaction Premiums.  Evercore reviewed the historical closing prices of our common stock over a one-year period beginning November 6, 2007 and ending November 6, 2008 (the last trading day before we publicly announced the transaction with AT&T), calculated the average daily closing prices of our common stock over various time periods, and noted the closing stock price on selected dates including and prior to November 6, 2008. Evercore then calculated and compared the premium (or discount, as the case may be) that the $8.50 per share merger consideration represented relative to the daily closing and average daily closing prices of our common stock for the selected periods and dates. The results of these calculations are summarized below:

		Premium/
		(Discount) of
		Merger
		Consideration of
		$8.50 per Share to
	Reference	Historical Share
	Share Price	Price

November 6, 2008	$3.47	145.0%
October 30, 2008 (1 Week Prior to November 6, 2008)	$3.24	162.3%
October 9, 2008 (4 Weeks Prior to November 6, 2008)	$3.00	183.3%
August 6, 2008 (3 Months Prior to November 6, 2008)	$7.96	6.8%
May 6, 2008 (6 Months Prior to November 6, 2008)	$6.92	22.8%
November 6, 2007 (1 Year Prior to November 6, 2008)	$10.06	(15.5)%
3-Month Average(1)	$5.79	46.8%
6-Month Average(2)	$6.52	30.3%
1-Year Average(3)	$6.70	26.8%
52-Week Low(4)	$2.24	279.5%
52-Week High(5)	$10.06	(15.5)%

(1)	Three-Month Average includes trading days from August 6, 2008 through November 6, 2008.

(2)	Six-Month Average includes trading days from May 6, 2008 through November 6, 2008.

(3)	One-Year Average includes trading days from November 6, 2007 through November 6, 2008.

(4)	Closing price on October 27, 2008.

(5)	Closing price on November 6, 2007.

Peer Group Trading Analysis.  Evercore calculated and compared enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company and for selected publicly traded wireless companies and competitive local exchange carriers that Evercore deemed to be similar to the Company for purposes of this analysis. These companies were chosen because they are publicly traded companies in the United States that operate in similar industries to the Company and have similar lines of business to the Company. Evercore noted, however, that none of the selected publicly traded companies is identical or directly comparable to the Company. Review of total enterprise value to EBITDA multiples is a customary form of valuation analysis for businesses of this type. Evercore calculated multiples for the selected companies by dividing the total enterprise value (based on the closing share prices as of November 6, 2008) by estimates for 2008 and 2009 EBITDA for each respective company. All of these calculations were based on publicly available filings and financial data provided by Wall Street Research and FactSet. The range of implied multiples that Evercore calculated is summarized below:

Public Market Trading
Multiples(1)
	Low	High

Wireless
Base Case Total Enterprise Value/2008E EBITDA	5.0x	7.0x
Base Case Total Enterprise Value/2009E EBITDA	5.0x	6.5x
Downside Case Total Enterprise Value/2009E EBITDA	5.0x	6.5x
CLEC
Base Case Total Enterprise Value/2008E EBITDA	5.0x	6.5x
Base Case Total Enterprise Value/2009E EBITDA	4.5x	6.0x
Downside Case Total Enterprise Value/2009E EBITDA	4.5x	6.0x

(1)	Wireless companies included were Sprint Nextel Corporation, United States Cellular Corporation, MetroPCS, Inc., Leap Wireless International, Inc., NTELOS Holdings Corp. and iPCS, Inc.; competitive local exchange carriers included were Level 3 Communications, Inc., tw telecom inc., PAETEC Holding Corp., and Cbeyond, Inc.

Evercore then applied the multiples to the Company’s 2008 estimated Base Case and 2009 estimated Base Case and Downside Case EBITDAs for our U.S. and Puerto Rico wireless businesses and our Puerto Rico landline business. Each of the Base Case and Downside Case scenarios was based on projections provided by the Company’s management to Evercore in connection with its engagement. Finally, Evercore added together the implied enterprise values for our wireless and landline businesses and then calculated a per share equity value. The range of per share equity values for our common stock implied by this sum-of-the-parts analysis is summarized below:

	Low	High

Base Case Total Enterprise Value/2008E EBITDA	$0.87	$7.67
Base Case Total Enterprise Value/2009E EBITDA	$1.17	$6.73
Downside Case Total Enterprise Value/2009E EBITDA	$0.50	$5.90

Discounted Cash Flow Analysis.  Evercore performed a discounted cash flow (“DCF”) analysis, which calculates the present value of the Company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates.

Evercore calculated a range of implied per share values for our common stock determined by:

(a) adding (1) the implied present value of our forecasted unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, plus other non-cash adjustments, less gross capital expenditures, and adjusted to reflect changes in working capital) during the projection period, determined using a weighted average cost of capital range of between 7.0% and 10.0%, (2) the implied present value of the terminal value of our future cash flows (the value of future cash flows at a particular point in time), calculated by multiplying our estimated terminal EBITDA by a range of multiples of 5.0x to 7.0x, and discounting the result using a weighted average cost of capital range of between 7.0% and 10.0%, and (3) deducting our projected debt, net of estimated cash, and certain minority interests as of September 30, 2008; and

(b) dividing the amount resulting from the calculation described in clause (a) above by the number of shares of our common stock outstanding, adjusted for certain restricted stock, warrants and stock options outstanding using the treasury stock method, as of the date of the Merger Agreement.

This analysis yielded implied per share present values of our common stock as shown below:

	Low	High

Base Case Terminal EBITDA	$3.12	$11.95
Downside Case Terminal EBITDA	$(1.63)	$4.94

While DCF analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. As a result, it is not necessarily indicative of the Company’s actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis.

Premiums Paid Analysis.  Evercore identified and analyzed all-cash acquisition transactions across all industries with transaction values from $1.0 billion to $5.0 billion, and all-cash acquisition transactions across all industries with equity values from $500.0 million to $1.5 billion, that were announced in the period from January 1, 2004 to November 6, 2008. Evercore also identified and analyzed all-cash acquisition transactions across all industries with transaction values from $1.0 billion to $5.0 billion, and all cash acquisition transactions across all industries with equity values from $500.0 million to $1.5 billion, that were announced in the period from May 1, 2008 to November 6, 2008. Using information from Securities Data Corp, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the $8.50 per share merger consideration relative to our common stock trading levels on and prior to November 6, 2008. The results of this analysis are summarized below:

	Premium Paid
	1 Day Prior	1 Week Prior	4 Weeks Prior

Premium of merger consideration of $8.50 per Share to Historical Share Price	145.0%	162.3%	183.3%
Premiums in All Cash Acquisitions $1.0 billion to $5.0 billion Transaction Value since January 1, 2004
Mean	24.4%	25.4%	29.1%

	Premium Paid
	1 Day Prior	1 Week Prior	4 Weeks Prior

Median	21.4%	24.1%	25.4%
Premiums in All Cash Acquisitions $500.0 million to $1.5 billion Equity Value since January 1, 2004
Mean	23.2%	24.9%	28.3%
Median	20.8%	22.8%	25.2%
Premiums in All Cash Acquisitions $1.0 billion to $5.0 billion Transaction Value since May 1, 2008
Mean	32.9%	26.6%	34.6%
Median	29.1%	29.6%	37.1%
Premiums in All Cash Acquisitions $500.0 million to $1.5 billion Equity Value since May 1, 2008
Mean	19.1%	26.1%	44.7%
Median	20.6%	24.1%	26.6%

Evercore then applied premiums ranging from 20% to 30% to the closing price of our common stock one day and one week prior to the date of the announcement, and premiums ranging from 25% to 45% to the closing price of our common stock four weeks prior to the date of announcement. The range of per share equity values for our common stock implied by this analysis is summarized below:

	Premiums Paid Analysis
	Low	High

Premium Paid, 1 Day Prior	$4.08	$4.42
Premium Paid, 1 Week Prior	$3.89	$4.21
Premium Paid, 4 Weeks Prior	$3.75	$4.35

Precedent Transactions Analysis.  Evercore performed an analysis of selected transactions including companies that Evercore deemed to be similar in certain respects to the Merger because such transactions occurred in industry sectors similar to the Company’s operations and overall business to compare multiples paid in other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of 13 acquisition transactions classified under “U.S. Wireless” and one acquisition transaction classified under “Puerto Rico Wireless and Landline” that were announced between 2004 and 2008. Evercore noted that, although, in its view, none of these transactions were by themselves identical or directly comparable to the Merger, the transactions included were chosen because, in Evercore’s opinion, each could be considered similar to the Merger (although not necessarily to each other) in certain limited respects for purposes of Evercore’s analysis. Because of the unique circumstances of each of these transactions and the Merger, Evercore cautioned against placing undue reliance on this analysis. Evercore calculated the enterprise value as a multiple of EBITDA during the last 12 months, as well as enterprise value as a multiple of forward fiscal year EBITDA estimate based on Institutional Brokers Estimate System Current Forecast Data (“I/B/E/S”) consensus. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts on companies of interest to investors. Multiples for the selected transactions were based on publicly available financial information.

U.S. Wireless

Acquiror	Target

AirTouch Cellular (d/b/a Verizon Wireless)	Alltel Corporation
T-Mobile USA, Inc.	Suncom Wireless Holdings, Inc.
AirTouch Cellular (d/b/a Verizon Wireless)	Rural Cellular Corporation
AT&T Inc.	Dobson Communications Corporation
TPG Partners V, L.P./GS Capital Partners VI Fund, L.P.	Alltel Corporation
Sprint Nextel Corporation	UbiquiTel Inc.
Nextel Communications Inc.	Nextel Partners, Inc.
Sprint Nextel Corporation	Alamosa Holdings, Inc.
Alltel Corporation	Midwest Wireless Holdings L.L.C.
Sprint Corporation	US Unwired Inc.
Alltel Corporation	Western Wireless Corporation
Sprint Corporation	Nextel Communications, Inc.
Cingular Wireless Corporation	AT&T Wireless Services, Inc.

Puerto Rico Wireless and Landline

Acquiror	Target

América Móvil, S.A. de C.V.	Telecomunicaciones de Puerto Rico Inc.

Based on these transactions, Evercore selected a range of implied multiples which is summarized below:

Precedent
Transaction
Multiples
	Low	High

U.S.
Base Case Total Enterprise Value/2008E EBITDA	8.5x	11.0x
Base Case Total Enterprise Value/2009E EBITDA	7.5x	9.0x
Downside Case Total Enterprise Value/2009E EBITDA	7.5x	9.0x
Puerto Rico
Base Case Total Enterprise Value/2008E EBITDA	6.0x	6.0x
Base Case Total Enterprise Value/2009E EBITDA	6.0x	6.0x
Downside Case Total Enterprise Value/2009E EBITDA	6.0x	6.0x

Evercore then applied the multiples to the Company’s estimated U.S. EBITDA and Puerto Rico EBITDA, and added together the implied enterprise values for the two operations and then calculated a per share value. The range of per share equity values for our common stock implied by this sum-of-the-parts analysis is summarized below:

	Low	High

Base Case Total Enterprise Value/2008E EBITDA	$9.38	$13.89
Base Case Total Enterprise Value/2009E EBITDA	$8.03	$11.15
Downside Case Total Enterprise Value/2009E EBITDA	$7.45	$10.34

Research Analyst Stock Price Targets.  Evercore analyzed Bloomberg and Wall Street Research analyst estimates of potential future value for the Company’s common stock (commonly referred to as price targets) based on publicly available equity research published on the Company. As of November 6, 2008, analyst price targets for the Company’s common stock ranged from $4.00 to $11.00 and produced a mean price target of $8.25 and a median price target of $9.00.

General.  In connection with the review of the Merger by our board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of the Company. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the transactions contemplated by the Merger Agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Evercore, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to our board of directors as to the fairness, from a financial point of view, of the $8.50 per share merger consideration to be received by the holders of our common stock (other than those shares held by (i) the Company as treasury stock, (ii) AT&T or Merger Sub or any direct or indirect wholly owned subsidiary of AT&T or the Company and (iii) stockholders, if any, who properly exercise their appraisal rights under Delaware law, as to which no opinion was rendered). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of the Company and Evercore, neither the Company nor Evercore assumes responsibility if future results are materially different from those forecast. The $8.50 per share merger consideration to be received by the holders of our common stock pursuant to the Merger Agreement was determined through arm’s length negotiations between our board of directors and AT&T and was approved by our board of directors. Evercore did not recommend any specific merger consideration to the Company or that any given merger consideration constituted the only appropriate merger consideration for the Merger.

Under the terms of Evercore’s engagement, the Company has agreed to pay Evercore a fee of approximately $12.6 million, $1.5 million of which became payable to Evercore when Evercore rendered its fairness opinion, and the remainder of which will become payable when the Merger is completed. In addition, the Company agreed to reimburse certain of Evercore’s expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

Evercore and its affiliates have previously provided financial advisory services to the Company, for which Evercore was compensated. During the two-year period preceding the date of its opinion, Evercore provided AT&T with, and was compensated by AT&T for, financial advisory services in connection with AT&T’s merger with BellSouth Corporation and AT&T’s acquisition of USinternetworking, Inc. Evercore may provide financial or other services to AT&T or its affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, AT&T and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Opinion of Barclays Capital Inc.

We engaged Barclays Capital to act as a financial advisor with respect to pursuing and evaluating strategic alternatives for the Company, including a possible sale of the Company. On November 7, 2008, Barclays Capital rendered its oral opinion (which was confirmed in writing on the same day) to the Company’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the $8.50 per share merger consideration to be received by the stockholders of the Company (other than AT&T and its affiliates), from a financial point of view, is fair to such stockholders.

The full text of Barclays Capital’s written opinion, dated as of November 7, 2008, is attached as Annex C to this Proxy Statement. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to, and should, read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the board of directors of Centennial, addresses only the fairness, from a financial point of view, of the consideration to be received by the stockholders of Centennial (other than AT&T and its affiliates) and does not constitute a recommendation to any stockholder of Centennial as to how such stockholder should vote with respect to the Merger, whether to accept the consideration to be received by the stockholders in connection with the Merger or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Centennial and AT&T and were unanimously approved by Centennial’s board of directors. Barclays Capital provided advice to Centennial during these negotiations but did not recommend any specific form of consideration to Centennial or that any specific form of consideration constituted the only appropriate consideration for the Merger. Barclays Capital was not requested to address, and its opinion does not in any manner address, Centennial’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be received by the stockholders of Centennial in the proposed transaction. No limitations were imposed by Centennial’s board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital, among other things:

•	reviewed and analyzed the Merger Agreement and the specific terms of the proposed transaction, including the Voting Agreement between AT&T and certain stockholders of Centennial, dated as of November 7, 2008, and the amendment to the roaming agreement between AT&T Mobility LLC and Centennial Cellular Operating Co. LLC, dated as of November 7, 2008;

•	reviewed and analyzed publicly available information concerning Centennial that Barclays Capital believed to be relevant to its analysis, including the Annual Report on Form 10-K for the fiscal year ended May 31, 2008 and the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2008;

•	reviewed and analyzed certain non-public financial and operating information with respect to the business, operations and prospects of Centennial furnished by Centennial, including financial projections of Centennial prepared by management of Centennial;

•	reviewed and analyzed a trading history of Centennial common stock from October 30, 2007 to October 31, 2008 and a comparison of that trading history with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Centennial with those of other companies that it deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays Capital deemed relevant;

•	reviewed and analyzed estimates of independent research analysts with respect to the future financial performance of Centennial;

•	reviewed and analyzed the results of efforts, which began in late 2005, to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of Centennial and Barclays Capital has taken into consideration the absence of any firm offers to purchase the entire Company or any of the Centennial common stock;

•	had discussions with the management of Centennial concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information. Barclays Capital also relied upon the assurances of management of Centennial that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Centennial, upon advice of Centennial, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Centennial as to Centennial’s future financial performance and that Centennial would perform in accordance with such projections. In arriving at its opinion, Barclays Capital assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In addition, Barclays Capital further assumed, upon advice of Centennial, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Merger will be obtained. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Centennial and did not make or obtain any evaluations or appraisals of the assets or liabilities of Centennial. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 7, 2008. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after November 7, 2008.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of Centennial common stock but rather made its determination as to the fairness, from a financial point of view, to Centennial’s stockholders (other than AT&T and its affiliates) of the $8.50 per share to be received by such stockholders in the Merger on the basis of various financial, comparative and other analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial, comparative and other analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to Centennial’s board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Centennial or any other parties to the proposed transaction. None of Centennial, AT&T, Merger Sub, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Centennial common stock, Barclays Capital considered historical data with regard to the trading prices of Centennial common stock for the period from October 30, 2007 to October 31, 2008. Barclays Capital noted that during this period, the closing stock price of Centennial ranged from a low of $2.24 to a high of $10.19 per share, as compared to the per share merger consideration of $8.50. In addition,

Barclays Capital analyzed the volume-weighted average price per share of Centennial common stock during the 10, 30, 60, 90, 180 trading days and last 12 months (“LTM”) prior to October 31, 2008, which resulted in values of $2.76, $4.18, $5.83, $6.22, $6.31 and $6.81 respectively. Barclays Capital noted that the per share merger consideration of $8.50 was higher than the aforementioned volume-weighted average prices.

Equity Research Analysis

In order to illustrate how the consideration to be received by Centennial’s stockholders in the Merger compared with publicly available price targets published by various firms that publish independent research on Centennial (including Barclays Capital, Macquarie, Raymond James and Thomas Weisel), Barclays Capital compared the merger consideration of $8.50 per share with the published price targets by various brokerage firms. The published price targets, determined between October 7, 2008 and October 16, 2008, ranged from $4.00 to $11.00 per share. Barclays Capital noted that the merger consideration of $8.50 per share was above the mean published price target for these firms of $8.25 per share.

Comparable Company Sum-of-the-Parts Analysis

Barclays Capital performed a “sum-of-the-parts” analysis of Centennial by valuing certain of Centennial’s business segments individually based on trading valuations of comparable companies and deriving from them a range of values for Centennial as a whole. The Centennial business segments considered were the U.S. Wireless, Puerto Rico Wireless and Puerto Rico Wireline segments. Each business segment was valued using the mean EBITDA multiples of selected comparable companies estimated for calendar year 2008 and calendar year 2009, and then deriving a range of values from these separate analyses for Centennial as a whole.

In order to assess how the public market values the shares of publicly traded companies with similar operating characteristics, Barclays Capital reviewed and compared specific financial and operating data relating to Centennial with selected companies that Barclays Capital, based on its experience in the telecommunications industry, deemed comparable to Centennial’s business segments. The enterprise value of each of these selected companies was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including equity research projections) and closing prices, as of October 31, 2008.

U.S. Wireless

The selected comparable companies for Centennial’s U.S. Wireless segment were United States Cellular Corporation, iPCS, Inc. and nTelos Holdings Corp. Using these companies’ estimated calendar year 2008 and estimated calendar year 2009 EBITDA as well as their enterprise values, Barclays Capital arrived at a mean EBITDA multiple for these companies of 6.1x for calendar year 2008 and 5.4x for calendar year 2009. Barclays Capital then applied these multiples to the estimated EBITDA for Centennial’s U.S. Wireless segment for calendar year 2008 and for calendar year 2009. This analysis led to an implied estimated enterprise value for Centennial’s U.S. Wireless segment of $1,339 million for calendar year 2008 and $1,224 million for calendar year 2009. The results of this U.S. Wireless comparable company sum-of-the-parts analysis is summarized below:

U.S. Wireless Segment

	Enterprise Value
	2008E		2009E
	EBITDA		EBITDA
	($ in millions)

Mean Multiple of Comparable Companies	6.1	x	5.4	x
Centennial Metric	$220		$227
Implied Centennial U.S. Wireless Enterprise Value	$1,339		$1,224

Puerto Rico Wireless

The selected comparable companies for Centennial’s Puerto Rico (“P.R.”) Wireless segment were United States Cellular Corporation, iPCS, Inc., nTelos Holdings Corp., América Móvil-S.A.B de C.V. and NII Holdings Inc. Using these companies’ estimated calendar year 2008 EBITDA and estimated calendar year 2009 EBITDA as well as their enterprise values, Barclays Capital arrived at a blended mean EBITDA multiple for these companies of 5.3x for calendar year 2008 and 4.7x for calendar year 2009. Barclays Capital then applied these multiples to the estimated EBITDA for Centennial’s P.R. Wireless segment for calendar year 2008 and for calendar year 2009. This analysis led to an implied estimated enterprise value for Centennial’s P.R. Wireless segment of $535 million for calendar year 2008 and $491 million for calendar year 2009. The results of this P.R. Wireless comparable company sum-of-the-parts analysis is summarized below:

P.R. Wireless Segment

	Enterprise Value
	2008E		2009E
	EBITDA		EBITDA
	($ in millions)

Blended Mean Multiple of Comparable Companies	5.3	x	4.7	x
Centennial Metric	$101		$104
Implied Centennial P.R. Wireless Enterprise Value	$535		$491

Puerto Rico Wireline

The selected comparable companies for Centennial’s P.R. Wireline segment were Time Warner Telecom Inc., PAETEC Holding Corp., Level 3 Communications, Inc., GVT and Axtel S.A.B. de C.V. Using these companies’ estimated calendar year 2008 EBITDA and estimated calendar year 2009 EBITDA as well as their enterprise values, Barclays Capital arrived at a blended mean EBITDA multiple for these companies of 5.6x for calendar year 2008 and 4.7x for calendar year 2009. Barclays Capital then applied these multiples to the estimated EBITDA for Centennial’s P.R. Wireline segment for calendar year 2008 and for calendar year 2009. This analysis led to an implied estimated enterprise value for Centennial’s P.R. Wireline segment of $424 million for calendar year 2008 and $381 million for calendar year 2009. The results of this P.R. Wireline comparable company sum-of-the-parts analysis is summarized below:

P.R. Wireline Segment

	Enterprise Value
	2008E		2009E
	EBITDA		EBITDA
	($ in millions)

Blended Mean Multiple of Comparable Companies	5.6	x	4.7	x
Centennial Metric	$76		$81
Implied Centennial P.R. Wireline Enterprise Value	$424		$381

Consolidated Sum-of-the-Parts Comparable Company Analysis

The total enterprise value range for Centennial for each of calendar year 2008 and calendar year 2009 was calculated by adding the enterprise values of each of Centennial’s U.S. Wireless, P.R. Wireless and P.R. Wireline segments for such years determined as described above. Barclays Capital then subtracted from the total enterprise value the net debt (defined as total debt minus cash, including option proceeds and a minority interest of $5 million) of Centennial (as of September 2008). This resulted in an equity value of Centennial for calendar years 2008 and

2009 of $415 million and $207 million, respectively. Barclays Capital then divided those equity value amounts by the fully diluted number of shares of Centennial common stock, resulting in an implied equity value per share of $3.73 for calendar year 2008 and $1.90 for calendar year 2009.

Using the methodologies described above that Barclays Capital deemed appropriate for each business segment reviewed, Barclays Capital also applied a 33% premium to these 2008 and 2009 equity values per share, and a 10% deviation, in either direction, from the share price both before and after application of such premium. The calculation of the 10% deviation from the equity values per share provided a range of $3.36 to $4.11 for calendar year 2008 and $1.71 to $2.09 for calendar year 2009. The calculation of the 33% premium analysis with a 10% deviation provided a range of $4.47 to $5.46 for the implied equity value per share for calendar year 2008 and $2.28 to $2.78 for the implied equity value per share for calendar year 2009. Barclays Capital noted that on the basis of the selected comparable company sum-of-the-parts analysis, the merger consideration of $8.50 per share was above the range of implied values per share (including after applying a 10% deviation to such values) calculated using the mean EBITDA multiples of the selected comparable companies and above the range of such values per share after applying a 33% control premium to such amounts and 10% deviation. The results of this consolidated sum-of-the-parts comparable company analysis is summarized below:

Consolidated Sum-of-the-Parts Comparable Company Analysis

	EV Based on EBITDA Multiple in Year
	2008E	2009E
	($ in millions, except per share data)

Segment
U.S. Wireless	$1,339	$1,224
P.R. Wireless	$535	$491
P.R. Wireline	$424	$381
Total Enterprise Value	$2,298	$2,096
Less: Net Debt (9/08A) and option proceeds (includes minority interest of $5 million)	$(1,883)	$(1,890)
Equity Value	$415	$207
Implied Stock Price of Centennial common stock	$3.73	$1.90
	−10% $3.36	−10% $1.71
	+10% $4.11	+10% $2.09
At 33% Premium	−10% $4.47	−10% $2.28
	+10% $5.46	+10% $2.78

Barclays Capital selected the comparable companies mentioned above because their businesses and operating profiles are reasonably similar to that of Centennial. However, because of the inherent differences between the business, operations and prospects of Centennial and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Centennial and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Centennial and the companies included in the selected company analysis.

Comparable Transactions Sum-of-the-Parts Analysis

Barclays Capital also performed a “sum-of-the-parts” analysis of Centennial by valuing certain of Centennial’s business segments individually based on valuations of comparable transactions and deriving from them a range of values for Centennial as a whole. The Centennial business segments considered were the U.S. Wireless segment, the P.R. Wireless and the P.R. Wireline segments. Each business segment was valued using the EBITDA multiples of the selected comparable transactions estimated for calendar year 2008 and calendar year 2009, and then deriving a range of values from these separate analyses for Centennial as a whole.

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected comparable transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Centennial with respect to the characteristics of their businesses including mix, operating geography and other characteristics.

U.S. Wireless

The selected comparable transaction for Centennial’s U.S. Wireless segment was the acquisition of Alltel Corp. by Verizon Wireless. Barclays Capital reviewed the market capitalization of common stock plus total debt less cash and equivalents (“total value”) paid in this transaction and calculated the total value as a multiple of the estimated EBITDA for the year the acquisition was announced (“acquisition year EBITDA”) and estimated EBITDA for the year following the acquisition announcement (“acquisition year + 1 EBITDA”). Barclays Capital arrived at an acquisition year EBITDA multiple of 8.3x and an acquisition year + 1 EBITDA multiple of 7.7x. Barclays Capital then applied these multiples to the estimated EBITDA for Centennial’s U.S. Wireless segment for calendar year 2008 and for calendar year 2009. This analysis led to an implied enterprise value for the U.S. Wireless segment of $1,817 million for calendar year 2008 and $1,746 million for calendar year 2009. The results of this U.S. Wireless comparable transaction sum-of-the-parts analysis is summarized below:

U.S. Wireless Segment

				Total Value as a Multiple of
				Acquisition		Acquisition
				Year		Year +1
Date	Acquiror	Target	Total Value	EBITDA		EBITDA
			($ in millions)

6/5/2008	Verizon Wireless	Alltel Corp.	$28,100	8.3	x	7.7	x
Centennial Metric(1)				$220		$227
Implied Centennial U.S. Wireless Enterprise Value				$1,817		$1,746

(1)	Acquisition Year based on CY2008E EBITDA. Acquisition Year +1 based on CY2009E EBITDA.

Puerto Rico Wireless and Puerto Rico Wireline

The selected comparable transaction for Centennial’s P.R. Wireless and P.R. Wireline segments was the acquisition of Telecomunicaciones de Puerto Rico by América Móvil-S.A.B de C.V. Barclays Capital reviewed the total value paid in this transaction and calculated the total value as a multiple of the EBITDA for the LTM prior to the announcement of the transaction. Barclays Capital arrived at an EBITDA multiple of 5.8x. Barclays Capital then applied this multiple to the estimated EBITDA for Centennial’s P.R. Wireless and P.R. Wireline segments for calendar year 2008. This analysis led to an implied enterprise value for the P.R. Wireless and P.R. Wireline segments of $1,028 million for calendar year 2008. The results of this P.R. Wireless and P.R. Wireline comparable transaction sum-of-the-parts analysis is summarized below:

Puerto Rico Wireless and Puerto Rico Wireline Segments

				Total Value as a
				Multiple of
Date	Acquiror	Target	Total Value	LTM EBITDA
			($ in millions)

4/3/2006	América	Telecomunicaciones	$2,503	5.8	x
	Móvil-S.A.B. de	de Puerto Rico
	C.V.
Centennial Metric(1)				$177
Implied Centennial Puerto Rico Wireless and Puerto Rico Wireline Enterprise Value				$1,028

(1)	LTM based on CY2008E EBITDA.

Consolidated Sum-of-the-Parts Comparable Transaction Analysis

The total enterprise value range for Centennial for each of calendar year 2008 and calendar year 2009 was calculated by adding the total value of each of Centennial’s U.S. Wireless, P.R. Wireless and P.R. Wireline segments for such years determined as described above. Barclays Capital then subtracted from the total enterprise value (i) net debt (defined as total debt minus cash, including option proceeds and a minority interest of $5 million) of Centennial (as of September 2008), (ii) certain Puerto Rico bond breakage costs and (iii) tax leakage related to certain of Centennial’s Puerto Rico operations (assuming a $810,000,000 of basis, $120,000,000 of capital loss which carries forward at a 39% tax rate). This resulted in an adjusted equity value for calendar years 2008 and 2009 of $864 million and $792 million, respectively. Barclays Capital then divided those adjusted equity value amounts by the fully diluted number of shares of Centennial common stock, resulting in an implied equity value per share of $7.60 for calendar year 2008 and $6.99 for calendar year 2009. Using the methodologies described above that Barclays Capital deemed appropriate for each business segment and transaction reviewed, Barclays Capital also applied a 10% premium and 10% discount to these 2008 and 2009 implied equity values per share. This calculation provided a range of $6.84 to $8.36 for the implied equity value per share for calendar year 2008 and $6.29 to $7.69 for the implied equity value per share for calendar year 2009. Barclays Capital noted that on the basis of the selected comparable transaction sum-of-the-parts analysis, the merger consideration of $8.50 per share was above the range of implied values per share (including after applying a 10% deviation to such values) calculated using the calendar year 2008 and calendar year 2009 EBITDA multiples of the selected comparable transactions. The results of this consolidated sum-of-the-parts comparable transaction analysis is summarized below:

Consolidated Sum-of-the-Parts Comparable Transaction Analysis

Segment	Enterprise Value
	($ in millions, except per share data)

U.S. Wireless	$1,817	$1,746
P.R. Wireless and P.R. Wireline	$1,028	$1,028
Total Enterprise Value	$2,845	$2,774
Less: Net Debt (9/08A) and option proceeds (includes minority interest of $5 million)	$(1,868)	$(1,868)
Equity Value	$978	$906
Less: P.R. bond breakage costs (12/08E)	(75)	(75)
Less: P.R. tax leakage(1)	(38)	(38)
Adjusted Equity Value	$864	$792
	$7.60	$6.99
Implied Stock Price of Centennial Common Stock	−10% $6.84	−10% $6.29
	+10% $8.36	+10% $7.69

(1)	Assumes a $810,000,000 of basis, $120,000,000 of capital loss carry forwards at a 39% tax rate.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Centennial and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Centennial.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Centennial in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays Capital reviewed the premiums paid in 46 company transactions valued between $2.5 billion and $3.5 billion which have occurred since July 14, 2003. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical share price on each of the following dates: (i) one trading day prior to announcement, (ii) one calendar week prior to announcement and (iii) four calendar weeks prior to announcement. Barclays Capital then calculated the mean premiums for such dates, which were 30.7% for the one trading day prior to announcement, 33.3% for the one calendar week prior to announcement and 36.7% for the four calendar weeks prior to announcement. Barclays Capital then applied the mean one trading day premium of 30.7% to the $3.56 share price of Centennial common stock on October 31, 2008, resulting in an implied value per share of $4.65. Barclays Capital then applied the mean one calendar week premium of 33.3% to the $2.24 share price of Centennial common stock on October 27, 2008, resulting in an implied value per share of $2.99. Barclays Capital then applied the mean four calendar week premium of 36.7% to the $5.21 share price of Centennial common stock on October 6, 2008, resulting in an implied value per share of $7.12. This analysis led to a range of implied values per share for Centennial common stock of $2.99 to $7.12. Barclays Capital noted that on the basis of this transaction premium analysis, the merger consideration of $8.50 per share was above the range of implied values per share calculated using the mean premiums applied to the share price of Centennial common stock on each of the dates discussed above. The results of this transaction premium analysis are summarized below:

Summary of Precedent Transaction Premiums Paid

	Premium Paid to Prior
	Share Price
	1 Day	1 Week	4 Weeks

Average Premium Paid in Surveyed Transactions	30.7%	33.3%	36.7%

Application of Mean Premiums Paid to Centennial common stock as of Certain Dates

	1 Day	1 Week	4 Weeks

Average Premium Paid in Surveyed Transactions	30.7%	33.3%	36.7%
Centennial Share Price as of	10/31/08	10/27/08	10/6/08
Centennial Share Price	$3.56	$2.24	$5.21
Implied Share Price	$4.65	$2.99	$7.12

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Centennial and the companies included in the transaction premium analysis. Accordingly, Barclays Capital believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and Centennial.

Discounted Cash Flow Analysis

In order to estimate the present value of Centennial common stock, Barclays Capital performed a discounted cash flow analysis of Centennial. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Centennial using the discounted cash flow method, Barclays Capital added (i) Centennial’s projected after-tax unlevered free cash flows for calendar years 2009 through 2013 based on management projections to (ii) the “terminal value” of Centennial as of December 31, 2013, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and subtracting capital expenditures and adjusting for changes in working capital. The residual value of Centennial at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on EBITDA for the calendar year ending December 31, 2014 of 6x to 7x, which was derived by analyzing the results from the selected comparable company and transaction analyses and applying such range to the management projections. The range of after-tax discount rates of 10.5% to 11.5% was selected based on an analysis of the weighted average cost of capital of Centennial. Barclays Capital then calculated a range of implied prices per share of Centennial of $5.79 to $9.36 by subtracting estimated net debt as of September 30, 2008 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Centennial common stock. The following summarizes the result of these calculations:

DCF Analysis of Implied Equity Per Share

	WACC
	10.5%	11%	11.5%

6.0x Terminal Multiple	$6.66	$6.22	$5.79
6.5x Terminal Multiple	$8.03	$7.55	$7.09
7.0x Terminal Multiple	$9.36	$8.66	$8.37

Barclays Capital noted that on the basis of the discounted cash flow analysis, the merger consideration of $8.50 per share was within the range of implied values per share calculated using management projections.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Centennial’s board of directors selected Barclays Capital because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally. Barclays Capital is acting as financial advisor to Centennial in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Barclays Capital is entitled to receive a fee of up to approximately $12.6 million upon the successful consummation of the Merger. In addition, Centennial has agreed to reimburse Barclays Capital for a portion of its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by Centennial and the rendering of Barclays Capital’s opinion. Barclays Capital has performed various investment banking and financial services for AT&T (and its affiliates) in the past, and expects to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays Capital has performed the following investment banking and financial services: (i) senior co-manager on AT&T’s $3.0 billion global notes offering on May 8, 2008, (ii) joint bookrunner on AT&T’s €1.25 billion global notes offering on March 27, 2008, (iii) joint bookrunner on AT&T’s $2.0 billion global notes offering on August 28, 2007 and (iv) joint bookrunner on AT&T’s £600 million notes offering on March 8,

2007. In the ordinary course of its business, Barclays Capital actively trades in the securities of Centennial and AT&T for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Effects on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the Merger. Instead, we will remain an independent public company, and our common stock will continue to be quoted on the Nasdaq Global Select Market. In addition, if the Merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the Merger is not completed, our board will continue to evaluate and review our business operations, projects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated under certain circumstances, we will be obligated to pay AT&T the Termination Payment. For a description of the circumstances triggering payment of the termination payment, see the section of this proxy statement entitled “The Merger Agreement — Termination Payment.”

Financing of the Merger

The obligations of AT&T and Merger Sub under the Merger Agreement are not subject to condition regarding AT&T’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. AT&T and Merger Sub have represented in the Merger Agreement that, as of the closing of the Merger, they will have access to cash sufficient to enable each of them to perform its obligations under the Merger Agreement, consummate the Merger and the other transactions contemplated by the Merger Agreement and pay all related fees and expenses.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of the Merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons is authorized to control all substantial interests of the trust; or (ii) it was in existence on August 30, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding common stock should consult its tax advisor.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations promulgated thereunder, published rulings by the Internal Revenue Service, and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary applies only to beneficial owners who are U.S. holders and hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan, stockholders who hold an equity interest, directly or indirectly, in AT&T after the Merger, stockholders who validly exercise their rights under Delaware law to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker dealers, dealers in currencies, partnerships, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity), mutual funds, real estate investment trusts, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction). This summary does not address any aspect of state, local, foreign or estate and gift tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in the Merger with respect to such shares and the holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss, provided that a U.S. holder’s holding period for such shares exceeds one year at the time of the consummation of the Merger. Certain limitations apply to the use of capital losses.

Backup Withholding and Information Reporting

The receipt of cash in exchange for shares of our common stock pursuant to the Merger by a U.S. holder may be subject to information reporting and backup withholding tax at the applicable rate (currently 28%), unless the U.S. holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an Internal Revenue Service Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult its tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Voting Agreement

Contemporaneously with the execution of the Merger Agreement, on November 7, 2008, AT&T, the Company and WCAS entered into a Voting Agreement pursuant to which WCAS has agreed to vote, or cause to be voted, its shares of Company common stock owned beneficially or of record and at such time over which it has voting control to be voted:

•	in favor of (i) adoption of the Merger Agreement and (ii) any other matter that is required by applicable law or a governmental entity to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement; and

•	against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any alternative proposal or takeover and (iii) any proposal, transaction, agreement, or amendment of the Company’s certificate of incorporation or by-laws or other action that is intended to or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger or that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or facilitate an alternative proposal or takeover.

As of the date of the Voting Agreement, WCAS owned 19,122,000 shares of our common stock, representing approximately 18% of our outstanding shares.

WCAS has appointed designees of AT&T, with full power of substitution, as WCAS’ attorney-in-fact and proxy, for and in WCAS’ name, to be counted as present, vote, express consent or dissent with respect to the shares of Company common stock owned of record or beneficially by it in the manner described above.

The Voting Agreement will terminate upon the earlier of the effective time of the Merger, the termination of the Merger Agreement and the effectiveness of any amendment to the Merger Agreement that would reduce the amount or change the form of the merger consideration or extend the termination date of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers, including individuals who participated in meetings of the board of directors regarding the Merger Agreement and the Merger, may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. For purposes of this proxy statement, the term “executive officer” includes any executive officer of the Company who, as a result of his or her beneficial ownership of Centennial common stock, has been a reporting person under Section 16 of the Exchange Act and the rules promulgated thereunder.

Change in Control Severance Agreements

Each of Michael J. Small, the Company’s Chief Executive Officer, Thomas J. Fitzpatrick, the Company’s Executive Vice President, Chief Financial Officer, Phillip H. Mayberry, the Company’s President, U.S. Wireless Operations, Carlos T. Blanco, the Company’s President, Puerto Rico Operations, and Tony L. Wolk, the Company’s Senior Vice President, General Counsel and Secretary (each, a “named executive officer”) is party to a change in control severance agreement with the Company (“Change in Control Severance Agreement”). The severance benefits provided under the Change in Control Severance Agreements are in lieu of any severance that would otherwise be provided pursuant to the employment agreements between the Company and the named executive officers. The Change in Control Severance Agreements provide that the named executive officer is entitled to severance benefits under the following circumstances:

•	After the occurrence of both a change in control during the term of the agreement and a subsequent termination of employment within two years following the change in control, either by the Company for a reason other than cause, death or disability or by the named executive officer for good reason (as defined in the Change in Control Severance Agreements); and

•	In the event the named executive officer’s employment is terminated during the nine-month period preceding a change in control either by the Company for a reason other than cause, death or disability or by the named executive officer for good reason, such termination or the circumstance or event which constitutes good reason occurs at the request or instruction of a person who has entered into an agreement with the Company the consummation of which would constitute a change in control or is otherwise in connection with or in anticipation of a change in control, and the change in control actually occurs.

Upon the occurrence of one of such events, the named executive officer will be entitled to the following payments and benefits:

•	payment of an amount equal to the sum of his base salary and target bonus, multiplied by the applicable severance multiplier;

•	payment of a pro-rata portion of the target bonus payable in respect of the year of termination;

•	accelerated vesting of all outstanding equity awards;

•	continued life, medical and health insurance coverage for a period of time equal to 12 months multiplied by the applicable severance multiplier; and

•	payment of $10,000 for tax and financial planning services and reimbursement of up to $10,000 for outplacement services for a one-year period following termination.

The severance multiplier is 2.5 for Mr. Small and 2.0 for each of the other named executive officers. To receive such severance benefits, the named executive officer must execute a general release of claims in favor of the Company, its employees and affiliates. Payments are generally made in a lump sum following termination except to the extent required by Section 409A of the Internal Revenue Code. In addition, the named executive officer will be entitled to a tax gross-up payment for excise taxes incurred by such named executive officer to the extent that any payment or benefits to be received by such named executive officer are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code, but only if the payments and benefits the named executive officer will receive under the Change in Control Severance Agreement are more than 110% of the named executive officer’s safe harbor amount. Based on initial estimates, it is not expected that any of the named executive officers will be entitled to a tax gross-up payment. During the term of the Change in Control Severance Agreement and for a number of years following the termination of employment equal to the applicable severance multiplier, the named executive officer is subject to certain non-solicitation provisions.

Consummation of the Merger will constitute a change in control under the Change in Control Severance Agreements.

Potential Cash Payments Upon Termination or Qualifying Termination After a Change in Control

The following table shows potential cash payments to the Company’s named executive officers pursuant to the Change in Control Severance Agreements, assuming a “good reason” or “without cause” termination in connection with or following consummation of the Merger, and in each case, a May 31, 2009 termination date.

AT&T has informed the Company that employment decisions regarding the surviving corporation post-Merger have not yet been finalized. It is possible that some or all of the Company’s executive officers will be terminated in connection with the Merger on terms that would entitle them to benefits under the Change in Control Severance Agreements.

			Tax, Financial
			Planning &
		Pro Rata Target	Outplacement
Name	Cash Severance	Bonus(1)	Services	Total

Michael J. Small Chief Executive Officer	$2,900,000	$650,000	$20,000	$3,570,000
Thomas J. Fitzpatrick Executive Vice President, Chief Financial Officer	$1,270,000	$275,000	$20,000	$1,565,000
Phillip H. Mayberry President, US Wireless Operations	$1,220,000	$275,000	$20,000	$1,515,000
Carlos Blanco President, Puerto Rico Operations	$1,100,000	$250,000	$20,000	$1,370,000
Tony Wolk Senior Vice President, General Counsel, Secretary	$850,000	$150,000	$20,000	$1,020,000

(1)	Represents the target bonus opportunity for each named executive officer for the fiscal year ended May 31, 2009 and assumes that 100% of the target bonus is paid.

Treatment of Stock Options

As of December 5, 2008, there were 12,163,826 outstanding shares of common stock subject to stock options granted under the Company’s and its subsidiaries’ 2008 Stock Option and Restricted Stock Purchase Plan and 1999 Stock Option and Restricted Stock Purchase Plan.

Pursuant to the terms of the Merger Agreement, each stock option outstanding immediately prior to the effective time of the Merger (whether vested or unvested) that represents the right to acquire shares of our common stock and was issued under either the Company’s 2008 Stock Option and Restricted Stock Purchase Plan or the 1999 Stock Option and Restricted Stock Purchase Plan will, at the effective time of the Merger, be cancelled and the holders thereof will only have the right to receive a cash payment equal to the excess, if any, of the $8.50 per share merger consideration per share of our common stock underlying the stock option over the exercise price payable in respect of such share of our common stock issuable under such stock option, less any applicable withholding taxes.

The table set forth below summarizes the outstanding vested and unvested options held, as of December 5, 2008, by our directors and executive officers and the pre-tax consideration that each of them will receive in connection with the Merger and the cash-out of their options:

	Number of	Value of	Number of	Value of	Total Cash
	Shares Subject	Unvested	Shares Subject	Vested	Value of All
	to Unvested	Options at	to Vested	Options at	Options at
Name	Options	$8.50 ($)	Options	$8.50 ($)	$8.50 ($)(1)

Directors
Michael R. Coltrane	0	0	30,000	33,900	33,900
John J. Mueller	0	0	30,000	33,900	33,900
James P. Pellow	0	0	76,032	141,360	141,360
Raymond A. Ranelli	0	0	71,319	117,701	117,701
Scott N. Schneider	0	0	71,904	101,750	101,750
Michael J. Small	875,000	119,000	1,565,225	6,069,469	6,188,469
Paul H. Sunu	0	0	30,000	33,900	33,900
J. Stephen Vanderwoude	0	0	99,811	185,986	185,986
Executive Officers
Thomas J. Fitzpatrick	316,666	54,415	904,983	3,675,739	3,730,153
Phillip H. Mayberry	316,666	54,415	648,234	2,275,875	2,330,290
Carlos T. Blanco	349,999	101,248	489,643	183,002	284,250
Tony L. Wolk	241,666	54,415	353,732	1,062,233	1,116,648
Francis P. Hunt	108,333	25,582	199,633	482,962	508,544

(1)	Value of such vested and unvested options was calculated by multiplying (i) the excess (if any) of $8.50 over the per share exercise price of the options by (ii) the number of shares subject to the options, and without regard to deductions for income taxes and other withholding.

Continued Benefits

The Merger Agreement provides that, to the extent that our employees remain employed by the surviving corporation, they will be provided, for a period of one year from the consummation of the Merger, base salary and target bonus opportunity not less favorable than the base salary and target bonus opportunity in effect immediately before the Merger and welfare, compensation and employee benefits plans, programs and arrangements (excluding equity and equity-based awards, which will remain discretionary) that are reasonably comparable, in the aggregate, to those (excluding equity and equity-based awards) provided immediately before the consummation of the Merger. To the extent that our employees currently participate in the Company’s benefit plans, they will be immediately eligible to participate in any and all new benefit plans of the surviving corporation to the extent that such coverage replaces comparable coverage under a benefit plan in which such employee participated immediately prior to the effective time of the Merger.

AT&T has also agreed to cause the Company, following the Merger, to honor, subject to certain adjustments, the Company’s existing bonus plan with respect to the fiscal year in which the Merger occurs.

Directors’ and Officers’ Insurance

The Merger Agreement provides that for a period of six years following the Merger, AT&T and the surviving corporation will (i) continue in full force and effect all rights to indemnification in favor of the current or former directors or officers of the Company or its subsidiaries as provided in the certificate of incorporation or by-laws (or comparable organizational documents) of the Company and its subsidiaries and (ii) jointly and severally indemnify and hold harmless the current and former directors and officers of the Company to the fullest extent permitted by applicable law against any losses and claims in connection with any threatened or actual action pertaining to the fact that such individual is or was a director or officer of the Company or any of its subsidiaries or the Merger Agreement or any of the transactions contemplated by the Merger Agreement. See “The Merger Agreement — Indemnification and Insurance” below.

In addition, the Merger Agreement provides that for six years from the effective time of the Merger, AT&T must maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance with respect to claims arising from facts or events that occurred on or prior to the effective time of the Merger on terms and conditions and in an amount not less advantageous to the indemnified party. In the alternative, AT&T may substitute such policies, of at least the same coverage with respect to matters occurring prior to the effective time of the Merger, including a “tail” policy. In no event will the surviving corporation be required to pay, with respect to such insurance policies, in respect of any one policy year more than 300% of the annual premium paid by the Company for such insurance under the current policy year ending January 2009, and if the surviving corporation cannot obtain the insurance required, it must obtain as much comparable insurance as possible up to a maximum amount of 300% of the current policy year premium. See “ — Indemnification and Insurance” below.

Certain Forecasts

Centennial does not as a matter of general practice publicly disclose financial forecasts or internal projections as to future performance, earnings or other results. However, to assist our board of directors in its consideration and evaluation of the Merger and to assist our financial advisors with their evaluation of the fairness of the merger consideration, we provided our financial advisors with certain non-public, internal financial forecasts regarding our anticipated future operations for fiscal years 2009 through 2013 (the “financial forecasts”) for use in connection with their respective financial analyses, as summarized above in “The Merger — Opinion of Evercore Group L.L.C.” and “The Merger — Opinion of Barclays Capital Inc.” This information did not take into account the proposed Merger between the Company and Merger Sub as set forth in the Merger Agreement. Other than the forecasts for the fiscal year ending May 31, 2009, the financial forecasts were not provided to AT&T or approved by our board of directors.

We have included below a subset of the financial forecasts solely to give our stockholders access to certain non-public information that was furnished to these third parties. The subset of financial forecasts is not being included in this document to influence your decision whether to vote for the Merger.

The financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The financial forecasts do not necessarily comply with GAAP and contain certain financial measures that were not calculated in accordance with GAAP. In addition, the financial forecasts were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants.

The financial forecasts were based on numerous variables and assumptions that are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that are difficult to predict and beyond our control, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17. The financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the financial forecasts. Accordingly, there can be no assurance that the financial forecasts will be realized. In addition, the financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information.

The inclusion of the financial forecasts in this document should not be regarded as an indication that any of Centennial, AT&T or their respective affiliates, advisors or representatives considered the financial forecasts to be predictive of actual future events, and the financial forecasts should not be relied upon as such. None of Centennial, AT&T or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the financial forecasts. The financial forecasts speak only as of the time they were prepared in connection with our board of directors’ and financial advisors’ evaluation of the fairness of the merger consideration. Centennial has made no representation to AT&T in the Merger Agreement or otherwise, concerning the financial forecasts.

The financial forecasts for fiscal years 2009 through 2013 provided to our financial advisors included the following:

Centennial Communications Corp. Financial Forecasts

	Fiscal Year Ending May 31,
	2009	2010	2011	2012	2013
	(All amounts in millions)

US Wireless
Revenue	$575	$617	$643	$666	$688
Adjusted Operating Income	$225	$228	$239	$251	$260
Puerto Rico Wireless
Revenue	$339	$356	$372	$389	$406
Adjusted Operating Income	$102	$105	$110	$116	$122
Puerto Rico Broadband
Revenue	$144	$152	$158	$164	$171
Adjusted Operating Income	$78	$83	$87	$91	$96
Consolidated Centennial Communications
Revenue(1)	$1,045	$1,112	$1,160	$1,207	$1,253
Adjusted Operating Income	$405	$416	$436	$458	$478

(1)	Includes intercompany eliminations between PR Wireless and PR Broadband of approximately $12.7 million.

Governmental and Regulatory Approvals

Antitrust Clearance

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period has expired or been terminated. Centennial and AT&T filed the notification and report forms under the HSR Act with the FTC and the DOJ on November 21, 2008, which triggered an initial 30-day waiting period. This waiting period will expire on December 22, 2008, unless the FTC and DOJ grant the parties’ request for early termination of the waiting period or one of the agencies issues a request for additional information or documentary material (a “Second Request”). The issuance of a Second Request extends the HSR Act waiting period until AT&T and Centennial each certify that it has substantially complied with its own Second Request. Compliance with a Second Request requires both parties to submit responses to detailed interrogatories and broad document requests, which can take up to several months. Once both parties have complied with their Second Requests, the reviewing agency has 30 days to complete its review. The parties may agree with the reviewing agency not to consummate the transaction even after the second 30-day waiting period. At the close of its review, the reviewing agency has the options of closing its investigation without taking any enforcement action, negotiating a consent decree with the parties to resolve any remaining competitive concerns or, if such concerns are not resolved, instituting a lawsuit in U.S. federal court to enjoin the merger. The Antitrust Division of the DOJ, the FTC, state Attorneys General or private parties may also challenge the merger on antitrust grounds either before or after the transaction has closed. Accordingly, while the parties believe that the transaction complies with the applicable antitrust laws, it is possible that at any time before or after expiration or termination of the HSR Act waiting period or even after the completion of the Merger, any of the Antitrust Division, the FTC, state Attorneys General or private parties could take action under the antitrust laws as deemed necessary or desirable in the public or other interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

At any time before or after consummation of the Merger, notwithstanding early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Centennial or AT&T. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Centennial or AT&T. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and all other applicable laws issued by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

FCC Approval

Under the Communications Act of 1934, as amended, and the rules promulgated thereunder by the FCC, Centennial and AT&T are required to obtain the approval of the FCC prior to consummating the Merger because the Merger will result in a transfer of control of FCC licenses and other authorizations held directly by Centennial and indirectly through its subsidiaries. On November 21, 2008, Centennial and AT&T filed applications seeking such FCC approval. Applications such as these are placed on public notice by the FCC so that interested parties may submit petitions to deny and/or condition the Merger or comments in opposition to or in support of the Merger. In a public notice dated [          ], 2008, the FCC set [          ] as the deadline for such petitions and comments. Oppositions to any petitions to deny or responses to any comments that are filed are due on [          ], and replies to such oppositions or responses are due on [          ]. FCC review of transfers of control such as this operates under an internal guideline under which action on transfer of control applications would be taken within 180 days after public notice of the application, which is [          ] for the applications filed by Centennial and AT&T, although no law or regulation requires the FCC to complete its action within that time period and FCC review has extended beyond this period for other applications involving transactions of a similar or even smaller size. The applicants bear the burden of proving that the proposed transaction complies with applicable laws and rules, and that it serves the public interest. The FCC may grant the applications without conditions or grant the applications subject to conditions (which in some other transactions have included a requirement that the purchasing party divest some of the assets being acquired, reduce their receipt of universal service fund support and extend existing roaming arrangements, among other conditions). The FCC may also deny the applications if it determines that approval of the Merger is not in the public interest. Under the merger agreement, subject to certain conditions and limitations, Centennial and AT&T have agreed to use their reasonable best efforts to take all actions necessary to obtain the approvals required by the FCC. AT&T will not be required to consummate the Merger until the FCC approval has become an order that is no longer subject to reconsideration, review or court challenge (a “Final Order”).

We cannot assure you that an antitrust or other regulatory challenge to the Merger will not be made. If a challenge is made, we cannot predict the result.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, Centennial’s common stock will no longer be traded on the Nasdaq Global Select Market and will be deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC in respect of our common stock.

Roaming Agreement

In connection with the Merger Agreement, on November 7, 2008, AT&T Mobility LLC and Centennial Cellular Operating Co. LLC, subsidiaries of AT&T and the Company, respectively, entered into an amendment to an existing roaming agreement between AT&T Mobility LLC and Centennial Cellular Operating Co. LLC that governs the wireless services that the Company and AT&T provide to each other’s subscribers in U.S. markets. The amendment, which will extend the term of the agreement through December 31, 2013 and effectuate certain rate changes that reduce the rates payable by the Company to AT&T and increase the rates payable by AT&T to the Company, will become effective if (and only if) the Merger Agreement is terminated under any circumstances other than:

•	by AT&T because the Company’s board of directors changed its recommendation to stockholders with respect to adopting the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	by AT&T or the Company because the Company’s stockholders did not adopt the Merger Agreement at the Company stockholders’ meeting;

•	by AT&T because the Company breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, or any other representation or warranty of the Company became untrue after the date of the Merger Agreement, which would result in a failure of a condition to AT&T’s obligation to close the Merger (and which was not cured within 90 days following notice from AT&T to the Company of its intention to terminate the Merger Agreement); provided that AT&T did not breach or fail to perform in any material respects any of its representations, warranties, covenants or other agreements contained in the Merger Agreement; or

•	by AT&T or the Company because the Merger was not consummated on or before the Termination Date (as may be extended) (see “The Merger Agreement — Termination of the Merger Agreement” for the definition of “Termination Date”); and

•	the condition to AT&T’s obligation to close the Merger regarding the absence of a Material Adverse Effect (see “The Merger Agreement — Material Adverse Effect Definition” for the definition of “Material Adverse Effect”) occurring after the date of the Merger Agreement has not been satisfied (see “The Merger Agreement — Termination of the Merger Agreement” for a full description of this condition);

•	the condition to AT&T’s obligation to close the Merger regarding the Company’s representations and warranties being true and correct has not been satisfied as of the Termination Date and is not reasonably likely to be satisfied within 90 days following notice from AT&T to the Company of its intention to terminate the Merger Agreement; provided that if such failure is related to events occurring after the date of the Merger Agreement, such failure must be the result of a willful and intentional breach of the Merger Agreement (see “The Merger Agreement — Termination of the Merger Agreement” for a full description of this condition); or

•	the condition to AT&T’s obligation to close the Merger regarding the Company’s performance in all material respects with all obligations required to be performed by it has not been satisfied as of the Termination Date and is not reasonably likely to be satisfied within 90 days following notice from AT&T to the Company of its intention to terminate the Merger Agreement; provided that if such failure is related to events occurring after the date of the Merger Agreement, such failure must be the result of a willful and intentional breach of the Merger Agreement (see “The Merger Agreement — Termination of the Merger Agreement” for a full description of this condition).

For a description of the circumstances under which the Merger Agreement may be terminated, see “The Merger Agreement — Termination of the Merger Agreement.”

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the full text of the Merger Agreement carefully as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 88.

The Merger Agreement is included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, AT&T, Merger Sub or their respective affiliates.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a direct wholly owned subsidiary of AT&T, will merge with and into Centennial. After the Merger, Centennial will continue as the surviving corporation and as a wholly owned subsidiary of AT&T, and Centennial’s common stock will cease to be listed on the Nasdaq Global Select Market, will be deregistered under the Exchange Act and will no longer be publicly traded.

Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Centennial will be the initial officers of the surviving corporation, the certificate of incorporation of Centennial will be the certificate of incorporation of the surviving corporation and the by-laws of Merger-Sub will be the by-laws of the surviving corporation, until further amended in accordance with their respective terms or by applicable law. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Centennial or AT&T may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional information regarding the circumstances under which the Merger Agreement may be terminated are described in the section entitled “— Termination of the Merger Agreement.”

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the third business day after the satisfaction or waiver of the conditions to closing contained in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), described in the section of this proxy statement entitled “ — Conditions to the Completion of the Merger.”

Merger Consideration

Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be automatically cancelled and converted into the right to receive $8.50 in cash, without interest and less any applicable withholding taxes. The following shares will not receive the $8.50 per share merger consideration:

•	shares held by holders who have properly demanded and perfected their appraisal rights under Delaware law;

•	shares held in treasury by us; and

•	shares owned by AT&T or Merger Sub or any direct or indirect wholly owned subsidiary of AT&T or us.

After the effective time of the Merger, each holder of a certificate representing any shares of common stock (other than shares for which appraisal rights have been properly demanded and perfected under Delaware law) will no longer have any rights with respect to the shares, except for the right to receive the $8.50 per share merger consideration. See the section of this proxy statement entitled “Appraisal Rights.”

Payment Procedures

AT&T will appoint a paying agent reasonably satisfactory to us for the benefit of the holders of shares of our common stock. Simultaneously with the closing of the Merger, AT&T will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

At the effective time of the Merger, we will close our stock transfer books. After that time, there will be no further transfers of shares of our common stock.

Promptly following the effective time of the Merger (but in no event later than the third business day thereafter), the paying agent will mail to each holder of record of our shares (other than shares held by holders who have properly demanded and perfected their appraisal rights, shares held in treasury by us and shares held by AT&T or Merger Sub or any direct or indirect wholly owned subsidiary of AT&T or us) a letter of transmittal and instructions advising you how to exchange certificates for the $8.50 per share merger consideration. The paying agent will pay you your $8.50 per share merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your completed and signed letter of transmittal and any other items specified in the letter of transmittal or that are customarily required by the paying agent. Interest will not be paid or accrue in respect of the $8.50 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within nine months following the effective time of the Merger, such cash (including the proceeds of any investments thereof) will be delivered, at AT&T’s option, to AT&T. Holders of our common stock who have not complied with the above payment procedures will thereafter look only to AT&T with respect to payment of any unpaid merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against the paying agent with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Stock Options

Each unexercised stock option outstanding immediately prior to the effective time of the Merger (whether vested or unvested) that represents the right to acquire shares of our common stock and was issued under the Company’s and its subsidiaries’ 2008 Stock Option and Restricted Stock Purchase Plan and 1999 Stock Option and

Restricted Stock Purchase Plan will, at the effective time of the Merger, be cancelled and the holders thereof will only have the right to receive a cash payment equal to the excess, if any, of the $8.50 per share merger consideration per share of our common stock underlying the stock option over the exercise price payable in respect of such share of our common stock issuable under such stock option, less any applicable withholding taxes.

For a further description on the vesting of the Company’s stock options, see the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company and of AT&T and Merger Sub made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement that modifies, qualifies and creates exceptions to the representations and warranties contained in the Merger Agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were made only as of the date of the Merger Agreement or a prior specified date, (ii) in some cases are subject to qualifications with respect to materiality and knowledge and (iii) they are modified in important part by the underlying disclosure schedule. The Company disclosure schedule contains information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to result in, a Material Adverse Effect). See the section of this proxy statement entitled “— Material Adverse Effect Definition” below for the definition of “Material Adverse Effect.” Our representations and warranties relate to, among other things:

•	due organization, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•	capitalization;

•	subsidiaries;

•	our corporate authority and authorization to enter into, and enforceability of, the Merger Agreement;

•	actions taken by our board of directors;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	the required stockholder action to adopt the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	documents filed with the SEC and the accuracy of the information in those documents, including our financial statements;

•	the absence of certain undisclosed liabilities;

•	our internal controls over financial reporting and our disclosure controls and procedures;

•	the absence of certain changes or events since May 31, 2008, including the absence of a Material Adverse Effect on our business;

•	litigation and government orders;

•	compliance with laws and permits;

•	transactions with affiliates;

•	tax matters;

•	employee benefit and labor matters;

•	environmental matters;

•	intellectual property;

•	state anti-takeover statutes;

•	personal and real property;

•	contracts;

•	opinions of our financial advisors;

•	communications regulatory matters;

•	insurance; and

•	absence of brokers’ and finders’ fees.

The Merger Agreement also contains various representations and warranties made jointly and severally by AT&T and Merger Sub that are subject, in some cases, to exceptions and qualifications. The representations and warranties of AT&T and Merger Sub relate to, among other things:

•	their due organization and good standing;

•	capitalization of Merger Sub;

•	their corporate authority and authorization to enter into, and enforceability of, the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable law;

•	litigation;

•	AT&T’s lack of ownership of more than 4.9% of the outstanding Company common stock;

•	absence of brokers’ and finders’ fees; and

•	the sufficiency of funds to pay the aggregate merger consideration.

The representations and warranties of the parties will expire upon completion of the Merger.

Material Adverse Effect Definition

Many of our representations and warranties are qualified by a Material Adverse Effect standard. For the purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole, excluding any such effect resulting from or arising in connection with:

•	changes or conditions (including political conditions) generally affecting the United States economy or financial markets in the United States, Puerto Rico’s economy or financial markets in Puerto Rico, or the United States and/or Puerto Rico’s mobile wireless voice and data or competitive local exchange carrier industries;

•	any change in generally accepted accounting principals as applied in the United States;

•	any change in the market price or trading volume of Company common stock (but not the underlying cause of such change unless such cause would otherwise be excepted from the definition of Material Adverse Effect);

•	any legislation adopted after November 4, 2008 by any governmental entity having jurisdiction over the Company and our subsidiaries;

•	any rule or regulation enacted after November 4, 2008 by the FCC, any public utility commissions or any other governmental entity having jurisdiction over the Company and our subsidiaries;

•	any change to the Universal Service Fund program adopted after November 4, 2008;

•	any act of terrorism or sabotage;

•	any earthquake or other natural disaster;

•	the announcement or disclosure of the existence or terms of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement;

•	any failure by the Company or our subsidiaries to meet analyst or internal estimates or projections (but not the underlying cause of such failure, unless such underlying cause would otherwise be excepted from the definition of Material Adverse Effect);

•	any actions taken, or failures to take action, by the Company in compliance with the express terms of the Merger Agreement; or

•	any actions taken, or failures to take action, by AT&T that are in breach of the roaming agreement between AT&T and the Company (or their respective subsidiaries).

To the extent the effects described in the fourth, fifth, sixth, seventh and eighth items in the preceding list result in the bankruptcy of the Company or disproportionately affect the Company and our subsidiaries, taken as a whole, as compared to other companies in the United States and/or Puerto Rico engaged in the industries in which the Company and our subsidiaries operate, they will not be given exclusion from the definition of Material Adverse Effect (and in such a case only the extent of such disproportionate effects will be taken into account and considered for purposes of determining whether a Material Adverse Effect has occurred).

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger or termination of the Merger Agreement pursuant to its terms, except (i) as required by law, (ii) expressly contemplated by the Merger Agreement or (iii) consented to in writing by AT&T:

•	we will, and will cause our subsidiaries to, conduct our business in all material respects in the ordinary course consistent with past practice; and

•	we will, and will cause our subsidiaries to, use reasonable best efforts to preserve intact in all material respects our business organizations and goodwill with customers, suppliers, regulators, agents, resellers, creditors, lessors, employees and business associates.

We have agreed in the Merger Agreement that, until the consummation of the Merger or termination of the Merger Agreement pursuant to its terms, except (i) as required by law, (ii) expressly contemplated by the Merger Agreement or (iii) consented to in writing by AT&T, we will not, and will not permit any of our subsidiaries to:

•	amend our charter or by-laws or those of our subsidiaries;

•	otherwise take any action to exempt any person or entity (other than AT&T or its subsidiaries) or any action taken by any person or entity from any anti-takeover statute or similarly restrictive provisions of our or our subsidiaries’ respective organizational documents;

•	terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	permit any of our subsidiaries to authorize or pay any dividends on or make any distribution with respect to our outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or our subsidiaries);

•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

•	except as required pursuant to existing written agreements or employee benefit plans in effect prior to the execution of the Merger Agreement or as otherwise required to comply with applicable Law:

•	grant or increase the compensation, severance or other benefits payable or to become payable to our current or former directors, officers or employees;

•	establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in an increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

•	make any new equity awards to any director, officer or employee of the Company or any of our subsidiaries;

•	amend the terms of any outstanding equity-based awards;

•	take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan;

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principals; or

•	forgive any loans to current or former directors, officers or employees of the Company or any of our subsidiaries.

•	enter into or make any loans to any of our officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business consistent with past practices) or make any change in our existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any benefit plan;

•	make any change with respect to material accounting policies or procedures, except as required by generally accepted accounting principals, SEC rule or policy or applicable law;

•	except as described under the section entitled “— Restrictions on Solicitations of Other Offers” below, authorize, propose or announce an intention to authorize or propose, or negotiate or enter into agreements with respect to, any mergers, consolidations or business combinations or acquisitions of securities or, other than in the ordinary course of business consistent with past practices, assets;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of our capital stock or other ownership interest in the Company or any of our subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities; or

•	take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than issuances of Company common stock in respect of any exercise of stock options outstanding on the date of the Merger Agreement and the sale of shares of Company common stock pursuant to the exercise of options to purchase Company common stock, if necessary, to effectuate an optionee direction upon exercise or for withholding if “cash-less” exercise is available).

•	grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of our capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date of the Merger Agreement or as otherwise contemplated by the Merger Agreement);

•	directly or indirectly, purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire any such shares (other than pursuant to the terms of the Company stock option plans);

•	incur, assume, guarantee, or otherwise become liable for any indebtedness (directly, contingently or otherwise) other than in the ordinary course of business and except for:

•	indebtedness incurred pursuant to the Company’s Credit Agreement, dated as of February 9, 2004, including the revolving credit facility thereunder (as amended through the date of the Merger Agreement);

•	guarantees by the Company of indebtedness of wholly owned subsidiaries of the Company, which indebtedness is incurred in compliance with the Merger Agreement;

•	interest rate hedges on terms in the ordinary course of business consistent with past practice with a maturity of no more than nine months;

•	capital leases entered into by the Company or any of our subsidiaries in the ordinary course of business consistent with past practices; and

•	indebtedness not to exceed $50 million in aggregate principal amount outstanding at any time incurred by the Company or any of our subsidiaries on terms substantially consistent with indebtedness for borrowed money which the Company is obligated as of the date of the Merger Agreement;

•	other than business advances in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a subsidiary of the Company to, or in the Company or any of our subsidiaries;

•	other than in the ordinary course of business, sell, lease, license, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any intellectual property or any of our properties or assets, including the capital stock of any of our subsidiaries, and except:

•	for sales, leases, licenses, abandonments, lapses, transfers, mortgages or encumbrances of obsolete assets;

•	pursuant to existing agreements in effect prior to the execution of the Merger Agreement; and

•	as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•	modify, amend, terminate or waive any rights under any Company material contract or any additional contract in any material respect in the aggregate, other than in the ordinary course of business, or enter into any additional contract, other than in the ordinary course of business;

•	make or commit to any capital expenditures, except for specified capital expenditures;

•	make or change any material tax election;

•	materially amend any material tax return;

•	take any material position on any material tax return filed on or after the date of the Merger Agreement, or adopt any material accounting method therefor that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar tax returns in prior periods;

•	settle or resolve any material tax controversy;

•	enter into any line of business in any geographic area other than the current lines of business of the Company and our subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of our subsidiaries currently holds a Company license authorizing the conduct of such business, product or service in such geographic area;

•	engage in the conduct of any business in any state which would require the receipt or transfer of a permit authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a permit, except as currently conducted;

•	file for any permit outside of the ordinary course of business or the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement;

•	settle any action before, or threatened to be brought before, a governmental entity for an amount to be paid by the Company or any of our subsidiaries in excess of $1 million, or which would be reasonably likely to have any materially adverse impact on the operations of the Company and our subsidiaries, taken as a whole, as a result of a non-monetary settlement;

•	assign, transfer, cancel, fail to renew or fail to extend any specified or material licenses, except for cancellations or modifications of licenses in the ordinary course of business consistent with past practice, provided that such actions would not, individually or in the aggregate, reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement;

•	pay or commit to pay any discretionary fee to any financial advisor; or

•	agree or enter into any contract in contravention of the foregoing.

Restrictions on Solicitations of Other Offers

We have agreed that, prior to the consummation of the Merger, neither we or our subsidiaries nor any of our respective officers and directors will, and we will cause our representatives not to, directly or indirectly:

•	solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or that could reasonably be expected to lead to, the making, submission or announcement of any “alternative proposal” (as defined below);

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information relating or with respect to, any alternative proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any alternative proposal;

•	engage in discussions or negotiations with any person with respect to any alternative proposal;

•	approve, endorse or recommend any alternative proposal; or

•	enter into any letter of intent or similar document or any agreement or commitment providing for any alternative proposal (except for confidentiality agreements specifically permitted).

Notwithstanding these restrictions, the Merger Agreement provides that if, prior to adoption of the Merger Agreement by our stockholders, we receive an alternative proposal that constitutes a “superior proposal” (as defined below) (or our board of directors determines in good faith, after consultation with its outside financial and legal advisors, that such alternative proposal would reasonably be expected to result in a superior proposal by the person (or group of persons) making such alternative proposal), and the board of directors determines in good faith, after consultation with its outside legal advisors, that failure to take action would be inconsistent with such directors’ fiduciary duties, then we may:

•	furnish non-public information to the persons (or group of persons) making the alternative proposal and its representatives and financing sources (subject to receipt by us of an executed confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company and our subsidiaries than the confidentiality agreement, dated as of February 15, 2008, between the Company and AT&T); and

•	engage in discussions or negotiations with the persons (or group of persons) and its representatives.

We are required to, promptly (but in any event within 24 hours) notify AT&T of any inquiries, proposals or offers related to, or any negotiations or discussions in connection with, an alternative proposal, including the identity of the person or group of persons involved, as well as keep AT&T informed on a reasonably current basis of the status, terms, discussions and negotiations with respect to such inquiry, proposal or offer or any amendment thereto.

An “alternative proposal” means any proposal or offer made by any person or group of persons prior to the adoption of the Merger Agreement by our stockholders (other than a proposal or offer by AT&T, any of its subsidiaries or its or their affiliates or associates) relating to any:

•	“merger of equals” or acquisition of the Company by merger or business combination transaction;

•	acquisition by any person of 25% or more of the assets of the Company and its subsidiaries, taken as a whole;

•	acquisition by any person of 25% or more of the outstanding shares of the Company’s common stock;

•	acquisition by the Company following which the stockholders of the Company immediately preceding such acquisition cease to hold at least 75% of the outstanding equity of the Company immediately following such acquisition; or

•	any disposition of all or substantially all of the Company’s and its subsidiaries’ assets in Puerto Rico.

A “superior proposal” means a bona fide written alternative proposal made by any person or group of persons for assets representing more than 50% (or if such transaction involves any assets in Puerto Rico, 60%) of the consolidated revenue of the Company and its subsidiaries taken as a whole or more than 50% of the outstanding shares of the Company’s common stock, provided that following such transaction, the stockholders of the Company immediately preceding the consummation of such transaction hold no more than fifty percent (50%) of the outstanding equity of the Company immediately following such transaction. Such proposal must be obtained by or on behalf of the Company in accordance with the terms of the Merger Agreement, including the Company’s obligations described above and must be on terms that the board of directors determines in good faith, after consultation with the Company’s financial and legal advisors, and after taking into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the person making the proposal and any potential revisions to the Merger Agreement suggested by AT&T or its representatives, are more favorable from a financial point of view to the Company and its stockholders than the transactions contemplated by the Merger Agreement.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Merger Agreement requires us to duly call, give notice of, convene and hold a meeting of our stockholders to adopt the Merger Agreement. In this regard, our board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement.

We have agreed that our board of directors may not, except under certain circumstances set forth below, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AT&T, our board of directors’ recommendation that our stockholders adopt the Merger Agreement.

Our board of directors may withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AT&T, its recommendation that our stockholders adopt the Merger Agreement if it concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided that if such change of recommendation is as a result of an alternative proposal, the board of directors has concluded in good faith after consultation with its outside financial and legal advisors that such alternative proposal is a “superior proposal” (as defined in the Merger Agreement and summarized in the section of this proxy statement entitled ‘‘— Restrictions on Solicitations of Other Offers” above).

In order for the board of directors to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AT&T, its recommendation that our stockholders adopt the Merger Agreement, it must give AT&T at least three business days’ written notice that it intends to take such action and the basis therefor, including all information considered in making such decision. During the three business day period, we must also give AT&T the opportunity to propose changes to the Merger Agreement and (if requested by AT&T) negotiate in good faith with AT&T regarding any proposed revisions. Any material change to an alternative proposal will require a new three business days’ notice and will cause the notice period to recommence.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, the Company and AT&T have agreed to cooperate with each other and to use, and cause their respective subsidiaries and any entity of which it is a subsidiary to use, their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable notwithstanding any acquisition, divestiture or similar transaction entered into by AT&T after the date of the Merger Agreement, including:

•	preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including all applications required to be filed with the FCC and the notification and required form under the HSR Act) and responding as soon as reasonably practicable to any additional requests for information from the FCC, the Antitrust Division of the DOJ or any other governmental entity;

•	subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement;

•	providing to the Company material communication delivered to, and consulting with the Company in advance of any meeting or conference with, any governmental entity to the extent solely relating to the transactions contemplated by the Merger Agreement or in connection with any action by a private party relating thereto, and give the Company the opportunity to attend and participate in all meetings and conferences solely relating to the Merger (to the extent permitted by such governmental entity and except in connection with any oral communication initiated by a representative of a Governmental Entity); and

•	defending, contesting, resisting and resolving any action challenging the Merger Agreement or the consummation of the Merger, including seeking to avoid the entry of, or to have reversed, terminated or vacated, any stay or other injunctive relief entered by any court or other Governmental Entity.

Nothing in the Merger Agreement will require:

•	AT&T, the Company or any of their respective subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the effective time of the Merger; or

•	AT&T or its subsidiaries to take any action or to agree to any restriction or condition with respect to:

•	the operations or assets of AT&T or any of its subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates);

•	the operations or assets of AT&T’s and its subsidiaries’ mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates) that are not de minimis in the aggregate (the determination of de minimis for this purpose will be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole, rather than that of AT&T and its subsidiaries, taken as a whole); or

•	the Company or its subsidiaries, unless such actions, restrictions and conditions would, when taken together with any restrictions and conditions described in the immediately preceding clause, reasonably be likely to have a material adverse effect on the Company or a material adverse effect on AT&T and its subsidiaries at or following the effective time of the Merger (the determination of materiality for this purpose will be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole, rather than that of AT&T and its subsidiaries, taken as a whole), which effects we refer to as a regulatory material adverse effect.

For purposes of determining whether a regulatory material adverse effect would reasonably be likely to occur:

•	both positive and negative effects of any such actions, restrictions and conditions, including any sale, divestiture, licensing, lease or disposition, shall be taken into account; and

•	any loss of synergies anticipated from the Merger as a result of such actions, restrictions or conditions, including any sale, divestiture, licensing, lease or disposition, shall not be taken into account.

The Company will not be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by the Merger Agreement without the prior written consent of AT&T, which, with respect to the Company and its subsidiaries, shall not be unreasonably withheld, conditioned or delayed.

In addition, the Company and AT&T agreed that if any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation becomes applicable to the Merger, each of the Company and AT&T and the members of their respective boards of directors will grant such approvals and take such actions as are reasonably necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger.

Financing

The obligations of AT&T and Merger Sub under the Merger Agreement are not subject to a condition regarding AT&T’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement. AT&T and Merger Sub have represented in the Merger Agreement that, as of the closing of the Merger, they will have access to cash sufficient to enable each of them to perform its obligations under the Merger Agreement, consummate the Merger and the other transactions contemplated by the Merger Agreement and pay all related fees and expenses.

Employee Matters

For the one-year period following the Merger, AT&T will provide, or will cause to be provided, to employees of the Company and our subsidiaries for so long as they remain so employed a base salary and target bonus opportunity not less favorable than the base salary and target bonus opportunity in effect immediately before the Merger and welfare, compensation and employee benefits plans, programs and arrangements (excluding equity and equity-based awards, which will remain discretionary) that are reasonably comparable, in the aggregate, to those (excluding equity and equity-based awards) provided immediately before the Merger. However, nothing in the Merger Agreement will preclude AT&T from changing or terminating any existing plan, program or arrangement pursuant to its terms so long as AT&T complies with its obligations described above. The Merger Agreement also provides that AT&T will honor the Company’s severance plan for the one-year period following the Merger.

AT&T has agreed to cause the Company, following the Merger, to honor the Company’s existing bonus plan with respect to the fiscal year in which the Merger occurs. The calculation of each employee’s bonus for the fiscal year in which the Merger occurs will, in respect of the portion thereof preceding the Merger, assume that all subjective and individual performance criteria have been 100% satisfied and, with respect to any objective Company performance criteria, compare the actual performance of the Company for the relevant fiscal periods against the Company budget targets for those applicable objective Company criteria levels for such periods. The calculation of each employee’s bonus for periods from and after the Merger will be based on the each employee’s and the Company’s actual achievement of performance criteria, which AT&T may adjust in good faith. Bonuses will be paid at the time at which bonuses are normally paid under the terms of the relevant bonus plan. In addition, if the Merger occurs after the end of the Company’s current fiscal year and before payment of bonuses to the Company’s employees, AT&T will cause the Company to pay such bonuses in accordance with the terms of the Company bonus plan based on actual achievement of the objective performance criteria and assuming that all subjective and individual performance criteria have been 100% satisfied.

In general, AT&T has agreed to recognize the service of employees with us prior to the Merger as service with AT&T and its subsidiaries in connection with any employee benefit plan maintained by AT&T or its subsidiaries which is made available following the Merger by AT&T or its subsidiaries for purposes of any vesting, eligibility to participate and, for vacation and severance plan purposes only, level of benefits (but not benefit accrual), except that an employee shall not be entitled to a duplication of benefits with respect to the same period of time. In addition, each employee of the Company will be immediately eligible to participate, without any waiting time, in new employee benefit plans offered by AT&T and its subsidiaries as long as the employee participated in an employee benefit plan of the Company with comparable coverage prior to the Merger.

The Merger Agreement provides that, for purposes of any new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits offered to Company employees, AT&T will cause all pre-existing condition exclusions and actively-at-work requirements of any new employee benefit plan to be waived, unless such conditions would not have been waived under a comparable plan offered by the Company and in which the employee participated immediately prior to the effective time of the Merger. In addition, such employees will receive credit for any co-payments, deductibles and out-of-pocket expenses paid by them under the employee benefit plans, programs and arrangements of the Company and our subsidiaries during the portion of the relevant plan year that includes the effective time of the Merger.

Pursuant to the Merger Agreement, the Company may also establish a retention bonus pool providing for the payment of retention bonuses to certain employees in connection with the Merger for the purpose of retaining the services of such employees. Company employees who are party to Change in Control Severance Agreements are not eligible to receive such retention bonuses.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years following the Merger, AT&T and the surviving corporation will do the following:

•	continue in full force and effect all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the consummation of the Merger, whether asserted or claimed prior to, at or after the consummation of the Merger (including any matters arising in connection with the transactions contemplated by the Merger Agreement), existing in favor of the current or former directors or officers of the Company or its subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents);

•	maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company and its subsidiaries; and

•	jointly and severally indemnify and hold harmless the current and former directors and officers of the Company or its subsidiaries to the fullest extent permitted by applicable law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines and, subject to approval by AT&T (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual action to which such officer or director is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another person or (ii) the Merger Agreement or any of the transactions contemplated by the Merger Agreement, whether asserted or arising before or after the effective time of the Merger.

Under the terms of the Merger Agreement, AT&T will, for a period of six years after the consummation of the Merger, either maintain the directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by the Company or its subsidiaries, provide substitute policies or purchase a “tail policy,” in any case, to cover claims arising from facts or events that occurred on or before the consummation of the Merger for those individuals who are covered by the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the officers and directors. AT&T’s and the Company’s obligation to provide this insurance coverage is subject to a cap of 300% of the annual premium paid by the Company for its policies for the year ending January 2009.

Other Covenants

The Merger Agreement contains additional agreements between the Company and AT&T relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	the special meeting of our stockholders, and the recommendation of our board of directors;

•	AT&T’s access to our employees, properties, books, contracts, records and other information between the date of the Merger Agreement and the closing (subject to all applicable legal obligations and restrictions);

•	coordination of press releases and other public announcements or filings relating to the Merger;

•	notification of certain matters;

•	such actions as may be necessary to cause disposition of our common stock and equity-based securities pursuant to the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	the resignation of the officers and directors of our subsidiaries.

Conditions to the Completion of the Merger

The obligations of the Company, AT&T and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the Merger:

•	adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock;

•	no laws having been enacted, entered, promulgated or enforced by any governmental entity that enjoin, prohibit or prevent the consummation of the Merger;

•	expiration or termination of any applicable waiting period under the HSR Act;

•	obtaining all required consents of the FCC to the transactions contemplated by the Merger Agreement; and

•	obtaining any other regulatory consents and approvals required to be obtained for the consummation of the transactions contemplated by the Merger Agreement other than regulatory consents and approvals the failure of which to obtain would not reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect (see “— Material Adverse Effect Definition” for definition of “Material Adverse Effect.”)

In addition, the obligations of the Company to effect the Merger is further subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions:

•	the representations and warranties made by AT&T and Merger Sub regarding corporate authority and authorization and AT&T’s lack of ownership of more than 4.9% of the outstanding shares of the Company’s common stock must be true and correct in all material respects as of the date of the Merger Agreement and the closing of the Merger (except for such representations and warranties that address matters only as of a particular date, in which case as of such date);

•	each of the representations and warranties made by AT&T and Merger Sub other than those listed above contained in the Merger Agreement must be true and correct as of the date of the Merger Agreement and the closing of the Merger (except for such representations and warranties that address matters only as of a particular date, in which case as of such date), except where the failure to be so true and correct (without regard to any materiality qualifications set forth in any such representation or warranty) would not reasonably be likely to, individually or in the aggregate with the failure of other representations or warranties to be true and correct, prevent or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement;

•	AT&T’s and Merger Sub’s performance in all material respects with all obligations required to be performed by them in the Merger Agreement prior to the closing date of the Merger; and

•	AT&T delivering a certificate, dated the closing date of the Merger and signed by an executive officer of AT&T, certifying that all the conditions with respect to the representations and warranties and obligations of AT&T and Merger Sub in the Merger Agreement have been satisfied.

In addition, AT&T’s obligation to complete the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the Merger:

•	the representations and warranties made by the Company regarding the Company’s capital structure, the Company’s corporate authority relative to the Merger Agreement, certain state anti-takeover statutes, opinions of financial advisors and required vote of the Company stockholders shall be true and correct in all material respects as of the date of the Merger Agreement and the closing of the Merger (except for such representations and warranties that address matters only as of a particular date, in which case as of such date);

•	the representations and warranties of the Company regarding the absence of any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (see “— Material Adverse Effect Definition” for the definition of “Material Adverse Effect.”) shall be true and correct in all respects as of the date of the Merger Agreement and the closing of the Merger;

•	each of the representations and warranties made by the Company other than those listed above contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and the closing of the Merger (except for such representations and warranties that address matters only as of a particular date, in which case as of such date), except where the failure to be so true and correct (without regard to any materiality qualifications set forth in any such representation or warranty) would not reasonably be likely, individually or in the aggregate with the failure of other representations or warranties to be true and correct, to have a Material Adverse Effect (see “— Material Adverse Effect Definition” for the definition of “Material Adverse Effect”);

•	the Company’s performance in all material respects with all obligations required to be performed by it in the Merger Agreement prior to the closing date of the Merger;

•	the Company delivering a certificate, dated the closing date of the Merger and signed by an executive officer of the Company, certifying that all the conditions with respect to the representations and warranties and obligations of the Company in the Merger Agreement have been satisfied;

•	to the extent obtained, obtaining all governmental consents without the imposition of any term, condition or consequence that would (i) require AT&T or its subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operation or assets of AT&T or any of its subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates) or (ii) reasonably be likely to have a regulatory material adverse effect (see “— Agreement to Use Reasonable Best Efforts” for the definition of “regulatory material adverse effect”);

•	obtaining all required governmental consents from the FCC by Final Order; and

•	after the date of the Merger Agreement, there not having occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect (see “— Definition of Material Adverse Effect” for the definition of “Material Adverse Effect”) that is continuing; provided that the matters set forth on the Company disclosure schedule and their reasonably foreseeable outcomes shall not be taken into account or considered for purposes of this condition.

Although the parties have the right to waive conditions to the Merger (to the extent permissible under applicable law), we are not aware of any circumstance in which AT&T, Merger Sub or we would waive any of the closing conditions described above. The ability of AT&T and Merger Sub to obtain financing to consummate the Merger is not a closing condition.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after approval by the respective stockholders of the Company or Merger Sub has been obtained:

•	by the mutual written consent of the Company and AT&T;

•	by either the Company or AT&T if:

•	the Merger has not been consummated on or before November 7, 2009 (as may be extended, the “Termination Date”) and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that proximately causes the failure to consummate the Merger on or before November 7, 2009; however, if, prior to November 7, 2009, all conditions to the completion of the Merger have been satisfied or waived (and in the case of those that may only be satisfied at the closing date of the Merger, such conditions would be satisfied if such date were the closing date of the Merger) other than the conditions relating to the HSR waiting period, obtaining FCC consents and obtaining certain other regulatory consents and approvals (other than those the failure of which to obtain would not reasonably be likely to have a Material Adverse Effect (see “— Material Adverse Effect Definition” for the definition of “Material Adverse Effect”)), then AT&T may extend the Termination Date to May 7, 2010, provided that AT&T reasonably expects, in its good faith judgment, that such conditions will be satisfied on or prior May 7, 2010 and AT&T has not breached in any material respect its obligations under the Merger Agreement in any manner that proximately causes the failure to consummate the Merger on or before such date;

•	an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction has become final and non-appealable;

•	the Company’s stockholders do not adopt the Merger Agreement at the Company stockholders’ meeting; or

•	the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, or any other representation or warranty of the other party has become untrue after the date of the Merger Agreement, which would result in a failure of a condition to the non-breaching party’s obligation to close the Merger, which breach has not been cured within 90 days after written notice by the non-breaching party of its intention to terminate the Merger Agreement; provided that the party seeking to terminate the agreement has not breached or failed to perform in any material respects any of its representations, warranties, covenants or other agreements contained in the Merger Agreement; and

•	by AT&T if:

•	the Company’s board of directors shall have changed its recommendation to stockholders with respect to adopting the Merger Agreement and the transactions contemplated by the Merger Agreement; or

•	a tender offer or exchange offer for outstanding shares of Company common stock has been publicly disclosed and the board of directors fails to recommend unequivocally against acceptance of such offer (or if such recommendation is thereafter modified) prior to the earlier of (i) the day before the Company stockholders’ meeting and (ii) 11 business days after the commencement of such tender or exchange offer.

Termination Payment

The Company has agreed to pay AT&T the Termination Payment if:

•	AT&T or the Company terminates the Merger Agreement because the Merger has not been consummated prior to the Termination Date and no meeting of our stockholders has been convened and held prior to the Termination Date (and the failure to convene and hold the stockholder meeting was not the result of a material breach of the Merger Agreement by AT&T) and:

•	an “alternative proposal” (as defined in “— Restrictions on Solicitations of Other Offers”) was publicly announced and not withdrawn or abandoned prior to the Termination Date; and

•	concurrently or within 12 months after the termination of the Merger Agreement the Company enters into or consummates, in one or more related transactions, any (i) acquisition of the Company by merger or business combination transaction, or “merger of equals”; (ii) acquisition by any person, or transaction in which any person becomes the owner of 40% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) acquisition by any person of 40% or more of the outstanding shares of Company common stock or in shares convertible into or exercisable or exchangeable for 40% or more of the shares of Company common stock or (iv) a transaction in which, immediately following completion of such transaction, the stockholders who owned shares of Company common stock immediately prior to completion of such transaction (without regard to any of their holdings in the acquiring company) cease to hold at least 60% of the shares of Company common stock (such a transaction is referred to as a “qualifying transaction”).

•	AT&T or the Company terminates the Merger Agreement because the Company’s stockholders did not adopt the Merger Agreement at the Company stockholders’ meeting and, prior to the stockholder meeting, a tender or exchange offer was commenced and the Company made a statutory responsive disclosure that has the substantive effect of changing its recommendation to stockholder with respect to adopting the Merger Agreement; or

•	AT&T terminates the Merger Agreement following the Company’s board of directors changing its recommendation to stockholders with respect to adopting the Merger Agreement.

The Company has agreed to pay to AT&T an amount equal to 25% of the Termination Payment if AT&T or the Company terminates the Merger Agreement because the Company’s stockholders did not adopt the Merger Agreement at the Company stockholders’ meeting and an “alternative proposal” (as defined in ‘‘— Restrictions on Solicitations of Other Offers”) was publicly announced and not withdrawn or abandoned at least five business days prior to the vote of stockholders at the Company stockholders’ meeting. If, within 12 months of the Merger Agreement is terminated under such circumstances, the Company enters into or consummates a qualifying transaction, then the Company has agreed to pay to AT&T an amount equal to the remaining 75% of the Termination Payment.

The Merger Agreement provides that in no event will the Company be required to pay the Termination Payment to AT&T on more than one occasion. If the Termination Payment is not immediately payable to AT&T and subsequently becomes payable to AT&T, such Termination Payment will be reduced if and to the extent the Company has made any payments to AT&T as damages or with respect to the settlement of any action.

In addition, if the Merger Agreement is terminated under circumstances that give rise to the obligation of the Company to pay the Termination Payment, payment of the Termination Payment is AT&T’s and Merger Sub’s sole and exclusive remedy against the Company for any breach, loss or damage arising out of, or related to, the Merger Agreement or any transactions ancillary thereto.

Amendment

At any time prior to the consummation of the Merger, the Merger Agreement may be amended or supplemented by written agreement of AT&T and us, except that after our stockholders have adopted the Merger Agreement, there shall be no amendment that by law or pursuant to the rules of a relevant stock exchange would require further approval by our stockholders without such approval having been obtained.

Specific Performance

The Merger Agreement expressly provides that notwithstanding any breach by AT&T or Merger Sub of the Merger Agreement, neither the Company nor any of its affiliates will be entitled to specific performance of any covenants, agreements or other provisions of the Merger Agreement or any other injunctive or other equitable relief.

Third-Party Beneficiaries

The Merger Agreement expressly disclaims any third-party beneficiary rights, except for (a) following the effective time of the Merger, the right of the Company’s stockholders and the holders of Company stock options to receive the merger consideration (provided that the Company’s stockholders will not have the right to enforce their right to receive the merger consideration against AT&T or any of its affiliates while the merger consideration is deposited with the paying agent and the paying agent has not received any instruction from AT&T or any of its affiliates to withhold payment); (b) the right of the indemnified parties to enforce the relevant provisions of the Merger Agreement with respect to indemnification and insurance; and (c) the right of the Company on behalf of its stockholders to pursue damages in the event of AT&T’s or Merger Sub’s willful breach of the Merger Agreement (whether or not the Merger Agreement has been terminated). The third-party beneficiary rights referenced in clause (c) above may be exercised only by the Company (on behalf of its stockholders or as their agent) through actions expressly approved by the board of directors, and stockholders of the Company do not have such right and if a stockholder attempts to exercise such right, and the action is not dismissed based on its pleadings, the third-party beneficiary rights described in clause (c) above will no longer apply.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us.

The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. We have no present obligation or intention to file such a petition or to initiate negotiations in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. You should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

Ownership of Common Stock by Certain Beneficial Owners

The following table gives information about each person or entity known to Centennial to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of the dates set forth below based on information filed by such person or entity with the SEC. The percentage ownership of common stock is based on the number of shares outstanding as of December 5, 2008 of 108,559,572.

In general, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares.

	Number of	Percent of
Name and Address	Shares	Common Stock

Welsh, Carson, Anderson & Stowe(1)	24,112,313	22.2%
320 Park Avenue, Suite 2500 New York, New York 10022
Thomas E. McInerney(2)	24,112,313	22.2%
320 Park Avenue, Suite 2500 New York, New York 10022
Anthony J. de Nicola(3)	24,112,313	22.2%
320 Park Avenue, Suite 2500 New York, New York 10022
Jennison Associates LLC(4)	7,156,073	6.6%
466 Lexington Avenue New York, New York 10017
FMR LLC(5)	5,452,059	5.0%
82 Devonshire Street Boston, Massachusetts 02109

(1)	According to information received from Welsh, Carson, Anderson & Stowe, this consists of 19,122,000 shares held of record by WCAS and 4,990,313 shares held of record by individuals who are managing members of the limited liability company that serves as WCAS’s sole general partner, including Messrs. McInerney and de Nicola, and individuals employed by its investment advisor, or affiliated entities of such persons.

Pursuant to the Voting Agreement described in the section of this proxy statement entitled “The Merger — Voting Agreement,” WCAS has agreed, among other things, to vote the shares of Company common stock held by it in favor of adoption of the Merger Agreement.

(2)	Mr. McInerney, a director of Centennial, owns of record 1,006,584 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII, L.P.’s general partner, affiliates of Mr. McInerney, or affiliated entities of such persons, own the remaining shares of common stock reflected as beneficially owned by Mr. McInerney. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(3)	Mr. de Nicola, a director of Centennial, owns no shares of record; 229,503 shares of common stock are owned of record by a family foundation and 40,932 shares of common stock are owned of record by a family partnership. Welsh, Carson, Anderson & Stowe VIII, L.P., and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII, L.P.’s general partner, affiliates of Mr. de Nicola, or affiliated entities of such persons, own the remaining shares of common stock reflected as beneficially owned by Mr. de Nicola. Mr. de Nicola disclaims beneficial ownership of such shares.

(4)	Represents the number of shares held as of September 30, 2008, according to a Form 13F filed by Jennison Associates LLC with the SEC on November 14, 2008. According to the Form 13F, Jennison Associates LLC has (i) sole voting authority as to 7,033,573 shares of our common stock and no voting authority as to 122,500 shares of our common stock and (ii) sole dispositive power as to 7,156,073 shares of our common stock.

(5)	Represents the number of shares held as of September 30, 2008, according to a Form 13F filed by FMR LLC with the SEC on November 14, 2008. According to the Form 13F, FMR LLC has (i) no voting authority as to 5,452,059 shares of our common stock and (ii) sole dispositive power as to 5,452,059 shares of our common stock.

Ownership of Common Stock by Directors and Executive Officers

The following table indicates how many shares of common stock were beneficially owned as of December 5, 2008 by: (i) each director of the Company; (ii) the Company’s current chief executive officer and chief financial officer; (iii) the three most highly compensated executive officers of the Company for the Company’s last completed fiscal year, as disclosed in the Company’s proxy statement filed with the SEC on December 22, 2006; (iv) Company’s former directors since the beginning of the Company’s last fiscal year; (v) the current directors and executive officers as a group; and (vi) the current and former directors and executive officers as a group. The percentage ownership of common stock is based on the number of shares outstanding as of December 5, 2008 of 108,559,572.

			Percent of
			Outstanding
			Shares
	Our Common Stock		Beneficially
Name	Beneficially Owned		Owned

Darren C. Battistoni	0		*
Carlos T. Blanco	489,643	(1)	*
Michael R. Coltrane	30,500	(2)	*
Anthony J. de Nicola	24,112,313	(3)	22.2%
Thomas J. Fitzpatrick	927,981	(4)	*
Francis P. Hunt	202,563	(5)	*
Phillip H. Mayberry	948,131	(6)	*
Thomas E. McInerney	24,112,313	(7)	22.2%
John J. Mueller	30,000	(8)	*
James P. Pellow	78,032	(9)	*
Raymond A. Ranelli	71,319	(10)	*
Scott N. Schneider	71,904	(11)	*
Michael J. Small	1,952,746	(12)	1.8%
Paul H. Sunu	37,500	(13)	*
J. Stephen Vanderwoude	154,811	(14)	*
Tony L. Wolk	359,510	(15)	*
All directors and executive officers as a group (16 persons)	29,466,953	(16)	27.2%

*	Indicates less than 1%

(1)	Consists of 489,643 shares that Mr. Blanco has the right to acquire pursuant to stock option grants.

(2)	Consists of 500 shares that Mr. Coltrane owns directly and 30,000 shares that Mr. Coltrane has the right to acquire pursuant to stock option grants.

(3)	See note (3) to the table under “Ownership of Common Stock by Certain Beneficial Owners.”

(4)	Consists of 22,998 shares that Mr. Fitzpatrick owns directly and 904,983 shares that Mr. Fitzpatrick has the right to acquire pursuant to stock option grants.

(5)	Consists of 2,930 shares that Mr. Hunt owns directly and 199,633 shares that Mr. Hunt has the right to acquire pursuant to stock option grants.

(6)	Consists of 299,897 shares that Mr. Mayberry owns directly and 648,234 shares that Mr. Mayberry has the right to acquire pursuant to stock option grants.

(7)	See note (2) to the table under “Ownership of Common Stock by Certain Beneficial Owners.”

(8)	Consists of 30,000 shares that Mr. Mueller has the right to acquire pursuant to stock option grants.

(9)	Consists of 2,000 shares that Mr. Pellow owns directly and 76,032 shares that Mr. Pellow has the right to acquire pursuant to stock option grants.

(10)	Consists of 71,319 shares that Mr. Ranelli has the right to acquire pursuant to stock option grants.

(11)	Consists of 71,904 shares that Mr. Schneider has the right to acquire pursuant to stock option grants.

(12)	Consists of 387,521 shares that Mr. Small owns directly and 1,565,225 shares that Mr. Small has the right to acquire pursuant to stock option grants.

(13)	Consists of 7,500 shares that Mr. Sunu owns directly and 30,000 shares that Mr. Sunu has the right to acquire pursuant to stock option grants.

(14)	Consists of 55,000 shares that Mr. Vanderwoude owns directly and 99,811 shares that Mr. Vanderwoude has the right to acquire pursuant to stock option grants.

(15)	Consists of 5,778 shares that Mr. Wolk owns directly and 353,732 shares that Mr. Wolk has the right to acquire pursuant to stock option grants.

(16)	Consists of 24,896,437 shares owned directly by such persons and 4,570,516 shares that may be acquired by such persons pursuant to stock option grants.

MARKET PRICE OF THE COMPANY
COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “CYCL.” The following table sets forth, for the indicated calendar periods, the daily high and low sales prices of our common stock as reported by the Nasdaq Global Select Market:

	High	Low

Fiscal Year Ending May 31, 2009:
Second Quarter	$8.50	$1.80
First Quarter	$8.74	$5.50
Fiscal Year Ended May 31, 2008
Fourth Quarter	$7.57	$4.19
Third Quarter	$9.65	$4.95
Second Quarter	$10.44	$8.68
First Quarter	$10.66	$8.12
Fiscal Year Ended May 31, 2007
Fourth Quarter	$10.20	$7.56
Third Quarter	$8.88	$6.37
Second Quarter	$6.67	$4.53
First Quarter	$6.59	$4.47

Other than a special dividend of $5.52 per share paid on January 5, 2006, we have not paid any cash dividends on our common stock and, under the terms of the Merger Agreement, the Company cannot pay any dividend with respect of any share of its common stock.

On November 6, 2008, the last trading day prior to the date of the public announcement of the Merger Agreement, the closing price of Centennial common stock on the Nasdaq Global Select Market was $3.47 per share. The amount of $8.50 per share to be paid for each share of our common stock in the Merger represents a premium of approximately 145% over the closing sale price of a share of our common stock on November 6, 2008. On [          ], the most recent practicable date prior to the date of this proxy statement, the closing price of Centennial common stock on the Nasdaq Global Select Market was $[     ] per share. You are encouraged to obtain current market quotations for Centennial common stock.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) only if the Merger is not completed.

If a stockholder wishes to submit a proposal for inclusion in the proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders, in accordance with Rule 14a-8 under the Exchange Act, such proposal must be received by the Company at its principal executive offices not later than April 20, 2009. To properly present matters outside the Rule 14a-8 process or to nominate directors at the 2009 Annual Meeting of Stockholders, shareholders must comply with the advance notice requirements contained in the Company’s by-laws. Such notices must be received by the Company not earlier than May 28, 2009 nor later than June 27, 2009 (unless the 2009 Annual Meeting of Stockholders is not held within 30 days of September 25, 2009) and must include the specified information concerning the proposal or nominee as described in the Company’s by-laws.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact American Stock Transfer and Trust Company, at 1-800-937-5449 or by writing to American Stock Transfer and Trust Company, at 40 Wall Street, 46th Floor, New York, New York 10005. Upon written or oral request, we will promptly provide a separate copy of the annual reports and proxy statements. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to our Corporate Secretary at 3349 Route 138, Wall, New Jersey 07719, Telephone (732) 556-2220.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations section of our website at http://www.ir.centennialwireless.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, attn: Investor Relations, telephone (732) 556-2220, or on our website at http://www.centennialwireless.com or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

AT&T has supplied all information pertaining to AT&T and Merger Sub and we have supplied all information pertaining to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Centennial Communications Corp. Filings:	Periods/Report Dates:

Annual Report of Form 10-K	Year ended May 31, 2008
Quarterly Report of Form 10-Q	Quarter ended August 31, 2008
Current Reports on Form 8-K	September 29, 2008
October 7, 2008
November 10, 2008
November 13, 2008

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described in the section entitled “Where You Can Find More Information.”

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS PROXY STATEMENT IS DATED [          ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER
Among
AT&T INC.
INDEPENDENCE MERGER SUB INC.,
and
CENTENNIAL COMMUNICATIONS CORP.
Dated as of November 7, 2008

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

1999 Plan	5
2008 Plan	5
Actions	16
Additional Contracts	22
affiliate	56
Agreement	1
Amendment Agreement	1
Asset Dispositions	48
associate	56
Board of Directors	10
business day	56
Certificate of Merger	2
Certificates	4
Closing	1
Closing Certificate	4
Closing Date	2
Closing Target Bonus	39
Code	7
Communications Act	11
Company	1
Company Alternative Proposal	36
Company Benefit Plans	14
Company Book-Entry Shares	4
Company Change of Recommendation	38
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	39
Company Financials	12
Company IP	20
Company License Schedule	23
Company Licenses	23
Company Material Contract	21
Company Meeting	37
Company Owned Shares	3
Company Parties	54
Company Permits	14
Company Preferred Stock	9
Company Recommendation	37
Company Regulatory Approvals	11
Company SEC Documents	12
Company Stock Option	5
Company Stockholder Approval	21
Company Superior Proposal	36
Confidentiality Agreement	34
Contract	11
Contracts	11
control	56
controlled by	56
Copyrights	20
Debt Offers	46
Delaware Court	58
DGCL	1
Dissenting Shares	3
Effective Change of Recommendation	35
Effective Time	2
Employees	19
Environmental Laws	19
ERISA	14
ERISA Affiliate	15
Exchange Act	11
Exchange Fund	4
Excluded Shares	3
FAA Rules	24
FCC	8
FCC Rules	11
Final Order	51
GAAP	8
Governmental Entity	11
Hazardous Substance	19
HSR Act	11
Indebtedness	56
Indemnified Parties	44
Insurance Policies	25
Intellectual Property	20
IRS	15
knowledge	57
Laws	14
Lien	9
Material Adverse Effect	8
Maximum Amount	45

A-iv

Merger	1
Merger Consideration	3
Merger Sub	1
New Plans	40
Note Indebtedness	46
Offer Documents	47
Old Plans	40
Option Plans	5
Orders	16
Other Company Licenses	25
Parent	1
Parent Condition	51
Parent Disclosure Schedule	26
Parent Regulatory Approvals	27
Parent Shares	3
Paying Agent	4
Permits	14
Permitted Liens	57
person	57
Proxy Statement	36
PUCs	11
Qualifying Transaction	55
Regulatory Approvals	49
Regulatory Material Adverse Effect	42
Representatives	34
Required Regulatory Approvals	49
Retention Pool	40
Risk Factors	26
SEC	7
Stockholders Agreement	57
Subsequent Company SEC Documents	12
Subsidiary	57
Surviving Corporation	1
Takeover Statute	23
Tax	18
Tax Authority	18
Tax Return	18
Taxes	18
Termination Date	52
Termination Payment	53
Trademarks	20
under common control with	56
Voting Agreement	1

A-v

AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2008 (this ‘‘Agreement”) among AT&T Inc., a Delaware corporation (“Parent”), Independence Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”) and Centennial Communications Corp., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Merger Sub and the Company have approved and declared advisable, and Parent’s board of directors has approved, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the ‘‘Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and incurring the obligations set forth herein, a stockholder of the Company, who beneficially or of record holds an aggregate of approximately eighteen percent (18%) of the outstanding shares of Company Common Stock, has entered into a Voting Agreement, dated as of the date hereof, with Parent (the “Voting Agreement”), pursuant to which, upon the terms set forth therein, such stockholder has agreed to vote the shares of Company Common Stock over which it has voting control in favor of the adoption of this Agreement; and

WHEREAS, concurrent with the execution of this Agreement, Parent and the Company have entered into an Amendment Agreement, dated as of the date hereof, (the “Amendment Agreement”), pursuant to which, upon the terms set forth therein, the parties have agreed to amend that certain IMR Agreement, by and between Subsidiaries of Parent and the Company.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company agrees as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2  Closing.  The closing of the Merger (the ‘‘Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties in writing which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law of the conditions set forth in Article VI (other than those conditions that, by their terms, are to be satisfied by action at the Closing, but subject to such satisfaction or waiver) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 or at such other location or time and date that the parties hereto agree in writing. The date on which the Closing actually occurs (in accordance with the foregoing sentence) is referred to in this Agreement as the “Closing Date.”

Section 1.3  Effective Time.  Immediately following the Closing, the Company and Parent shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.11 hereof).

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation and the Company shall, prior to the Closing, take all steps necessary to implement the foregoing.

Section 1.6  Directors and Officers.  The board of directors of Merger Sub immediately prior to the Effective Time shall be the initial board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the Company shall, prior to the Closing, take all steps necessary to implement the foregoing.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Section 2.1(d), each share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company (other than Excluded Shares, Dissenting Shares (to the extent provided in Section 2.1(d)) and Parent Shares) issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and shall thereafter represent the right to receive $8.50 in cash, without interest (the “Merger Consideration”).

All shares of Company Common Stock to be converted into Merger Consideration pursuant to this Article II shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of a Certificate, other than a Certificate for Excluded Shares, shall thereafter cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

(b) Treasury Shares; Parent and Merger Sub Owned Shares.  Each share of Company Common Stock held in treasury of the Company (the “Company Owned Shares”) shall automatically be cancelled, and no Merger Consideration shall be delivered in exchange therefor. All shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of Parent or the Company (the “Parent Shares” and, together with the Company Owned Shares, collectively, the “Excluded Shares”) shall remain outstanding and unaffected by the Merger and shall not be converted into the Merger Consideration.

(c) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, other than Section 2.1(d)(ii), any shares of Company Common Stock held by a holder who has perfected a demand for appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost the right to appraisal under Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii) Notwithstanding the provisions of Section 2.1(d)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal right, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration as set forth in Section 2.1(a) of this Agreement, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in and direct all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

Section 2.2  Paying Agent; Surrender and Payment.

(a) Closing Certificate.  One (1) business day prior to the Closing Date, an executive officer of the Company shall deliver to Parent a certificate (the “Closing Certificate”) certifying on behalf of the Company (i) the number of shares of Company Common Stock that will be issued and outstanding as of the Effective Time and (ii) the number of Company Stock Options that will be converted into cash pursuant to Section 2.2(e).

(b) Paying Agent.  Prior to the Effective Time, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to the Company), a bank or trust company (the “Paying Agent”) that is reasonably satisfactory to the Company to act as agent for the payment of the Merger Consideration in respect of certificates that immediately prior to the Effective Time represented shares of Company Common Stock, other than Excluded Shares, (the “Certificates”) and shares of Company Common Stock, other than Excluded Shares, represented by book-entry (“Company Book-Entry Shares”), upon surrender of such Certificates and Company Book-Entry Shares in accordance with this Article II from time to time after the Effective Time.

(c) Deposit of Cash.  Simultaneously with the Closing, Parent shall deposit or shall cause to be deposited with the Paying Agent, for the benefit of the holders of Company Common Stock (other than Excluded Shares), cash in an amount approximately equal to the aggregate Merger Consideration (the “Exchange Fund”).

(d) Exchange Procedures.  Promptly following the Effective Time (but in no event later than the third business day thereafter), the Paying Agent shall mail to each holder of record of a Certificate or Company Book-

Entry Shares whose shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Company Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Company Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, Certificates and letters of transmittal (and any related documentation) may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Each former stockholder of the Company, upon surrender to the Paying Agent of a Certificate or Company Book-Entry Share, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, shall be entitled to receive a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.2(k)) equal to the aggregate amount of Merger Consideration into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Company Book Entry Shares, as applicable, were converted in accordance with this Article II. Until surrendered as contemplated by this Section 2.2, each Certificate or Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates or Company Book-Entry Shares under the provisions of this Article II.

(e) Exchange Procedures for Company Stock Options.

(i) Prior to the Effective Time, each unexercised option to purchase or acquire a share of Company Common Stock under the Company’s and its Subsidiaries’ 2008 Stock Option and Restricted Stock Purchase Plan (the “2008 Plan”) and 1999 Stock Option and Restricted Stock Purchase Plan (the “1999 Plan”, and together with the 2008 Plan, the “Option Plans”), (each such option, a “Company Stock Option”) which is outstanding at the Effective Time (whether vested or unvested) shall be cancelled at the Effective Time and shall only entitle the holder thereof to the right to receive from the Surviving Corporation in cash (without interest) an amount equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option and (y) the number of shares of Company Common Stock for which such Company Stock Option shall not have been previously exercised;

(ii) At or prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall take all actions reasonably requested by Parent to effectuate the provisions of this Section 2.2(e). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation or any of their Subsidiaries will be required to deliver shares of Company Common Stock to any person pursuant to or in settlement of Company Stock Options.

(iii) Parent agrees to pay or cause to be paid by check all amounts owed by it under this Section 2.2(e) as soon as is reasonably practicable following calculation of such amounts but no later than three (3) business days following the Closing.

(f) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Company Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which remain unpaid at the Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holders of Company Common Stock (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration.

(h) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the transfer books of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, from and after the Effective Time, Certificates or Company Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

(i) No Liability.  None of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Company Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, and any holders of the Certificates or Company Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration (after giving effect to any Tax withholdings as provided in Section 2.2(k)).

(j) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

(k) Tax Withholding.  Parent and the Paying Agent shall be entitled to deduct and withhold from any amounts payable under this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as Parent or the Paying Agent, as applicable, are required to withhold or deduct under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Paying Agent and duly and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Stock Options, as the case may be, in respect of whom such deduction and withholding were made by Parent or the Paying Agent.

(l) Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by the Company since May 31, 2008 and prior to the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information), or (ii) disclosed in the corresponding section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), provided, however, that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or sections of this Agreement (whether or not an explicit cross reference appears) to which the relevance of such item is reasonably apparent on its face, the Company represents and warrants to Parent and Merger Sub, as follows:

Section 3.1   Qualification, Organization, Etc.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of its respective jurisdiction of incorporation or organization and has the corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent prior to the date hereof complete and correct copies as in effect as of the date hereof of the certificates of incorporation, by-laws, or other equivalent organizational documents of the Company and each of its Subsidiaries. The Company and its wholly owned Subsidiaries are not in violation of any provision of their respective certificate of incorporation, by-laws or other equivalent organizational documents. The other Subsidiaries of the Company are not, individually or in the aggregate, in violation of their respective certificates of incorporation, by-laws or equivalent organizational documents in any material respect.

As used in this Agreement, any reference to any state of facts, event, change or effect having a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, excluding any such effect resulting from or arising in connection with (a) changes or conditions (including political conditions) generally affecting (i) the United States, with respect to markets in the United States, and/or Puerto Rico, with respect to markets in Puerto Rico, economy or financial markets or (ii) the United States, with respect to markets in the United States, and/or Puerto Rico, with respect to markets in Puerto Rico, mobile wireless voice and data industry or competitive local exchange carrier industry; (b) any change in generally accepted accounting principles as applied in the United States (“GAAP”); (c) any change in the market price or trading volume of Company Common Stock (but not the underlying cause of such change unless such cause would otherwise be excepted from this definition); (d) any (i) legislation adopted after November 4, 2008 by any Governmental Entity having jurisdiction over the Company and its Subsidiaries, (ii) rule or regulation enacted after November 4, 2008 by the Federal Communications Commission (“FCC”), any PUC or any other Governmental Entity having jurisdiction over the Company and its Subsidiaries, or (iii) changes adopted after November 4, 2008 to the Universal Service Fund program; (e) any act of terrorism or sabotage; (f) any earthquake or other natural disaster; (g) the announcement or disclosure of the existence or terms of this Agreement, the Merger or the transactions contemplated by this Agreement; (h) any failure by the Company or its Subsidiaries to meet analyst or internal estimates or projections (but not the underlying cause of such failure, unless such underlying cause would otherwise be excepted from this definition); (i) any actions taken, or failures to take action, by the Company in compliance with the express terms of this Agreement; or (j) any actions taken, or failures to take action, by Parent that are in breach of the roaming agreement between Parent and the Company (or their respective Subsidiaries); except to the extent such effects in the cases of clauses (d), (e) and (f) above (A) disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies in the United States, with respect to the Company’s and its Subsidiaries’ businesses in the United States, and/or Puerto Rico, with respect to the Company’s and its Subsidiaries’ businesses in Puerto Rico, engaged in the industries in which the Company and its Subsidiaries operate (in which case, only the extent of such disproportionate effects (if any) shall be taken into account and considered for purposes of determining whether a Material Adverse Effect has occurred) or (B) result in a bankruptcy of the Company.

Section 3.2  Capital Stock.

(a) As of the date hereof, the authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 31, 2008, (i) 108,353,686 shares of Company Common Stock were issued and outstanding, (ii) 20,456,720 shares of Company Common Stock were reserved for issuance pursuant to the 1999 Plan and 10,000,000 shares of Company Common Stock were reserved for issuance pursuant to the 2008 Plan and (iii) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Neither the Company nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any liens, charges, mortgages, deeds of trust, encumbrances, restrictions, easements, pledges, security interests, claims, other encumbrances or charges of any kind (each, a “Lien”).

(b) (i) Except as set forth in Section 3.2(a), as of the date hereof: (A) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after October 31, 2008 that are set forth on Section 3.2(c) of the Company Disclosure Schedule and (B) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company is a party obligating the Company to (w) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (x) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (y) redeem or otherwise acquire any such shares of capital stock or other equity interests or (z) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company.

(ii) Except as set forth in Section 3.2(a), as of the date hereof, there are no material outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating any of the Company’s Subsidiaries to (w) issue, transfer or sell any shares of capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (x) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (y) redeem or otherwise acquire any such shares of capital stock or other equity interests or (z) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) (i) Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of October 31, 2008, held outstanding awards to acquire shares of Company Common Stock (including Company Stock Options) under the Option Plans, indicating, with respect to each Company Stock Option then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and date of grant and since such date no other awards to acquire shares of the Company Common Stock have been issued.

(ii) Each Company Stock Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plans pursuant to which it was issued, (B) has an exercise price (if applicable) per share of Common Stock equal to or greater than the fair market value of a share of Common Stock at the close of business on the grant date (as adjusted for the dividend recapitalization effected by the Company in January 2006), (C) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Stock Option, (D) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company Financials, respectively, and (E) is exempt from Section 409A of the Code.

(d) Except for the Company Stock Options, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

(e) Except as expressly contemplated by the Stockholders Agreement and the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3  Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company (“Board of Directors”) and, except for the (i) Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to recommend to such stockholders that they adopt this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the Communications Act of 1934, as amended, and applicable rules and regulations thereunder (the “Communications Act”), including any rules, regulations and orders of the FCC (the “FCC Rules”), (v) any applicable state public utility Laws and rules, regulations and orders of any state public utility commissions (“PUCs”) or similar foreign public utility Laws and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses, as set forth on Section 3.3(b)(v) of the Company Disclosure Schedule, (vi) the rules and regulations of the NASDAQ, (vii) any state securities or “blue sky” laws and (viii) the approvals set forth on Section 3.3(b)(viii) of the Company Disclosure Schedule (collectively, the “Company Regulatory Approvals”), no authorization, consent or approval of, or filing with, any U.S. or foreign governmental or regulatory agency, commission, court, body, entity or authority (each a “Governmental Entity”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect or significantly impair or delay the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, and subject to the receipt of the Company Regulatory Approvals, the execution, delivery and performance by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not (i) constitute or result in any breach, violation of, or a termination or default (with or without notice or lapse of time, or both) under, cause any additional payments under or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, indenture, lease, agreement, contract, instrument, Permit, concession, franchise, right or license (each, a “Contract” and collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4  Reports and Financial Statements.

(a) The Company has filed all forms, documents and reports required to be filed prior to the date hereof by it with the SEC since May 31, 2006 (the “Company SEC Documents”). As of their respective dates, and, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed by the Company with the SEC on or after the date hereof and prior to the Effective Time (the “Subsequent Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates (and, if amended, as of the date of such amendment), the Company SEC Documents did not, and any Subsequent Company SEC Documents filed with or furnished to the SEC will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financials”) fairly present in all material respects, and the consolidated financial statements (including all related notes and schedules thereto) included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, none of which will have a Material Adverse Effect) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since May 31, 2008 and prior to the date hereof, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or SEC rule or policy or applicable Law.

(c) As of May 31, 2008, the Company’s principal executive officer and its principal financial officer have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the rules and regulations under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal controls. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act. Since June 1, 2007 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from any employee of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent, prior to the date of this Agreement, a summary of all material complaints or concerns relating to other matters made since June 1, 2007 and through the execution of this Agreement through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 3.5  No Undisclosed Liabilities.

(a) Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2008; (ii) for liabilities and obligations incurred in the ordinary course of business since August 31, 2008; (iii) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business; (iv) for liabilities set forth on Section 3.5(a)(iv) of the Company Disclosure Schedule, and (v) for liabilities and obligations which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect, the Company and its Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

(b) To the knowledge of the Company as of the date hereof, no Person who has outstanding amounts owed to the Company and its Subsidiaries in excess of $3,000,000 is insolvent or reasonably likely to file for bankruptcy or have a bankruptcy petition filing with respect to them.

Section 3.6  No Violation of Law; Permits.

(a) The Company and its Subsidiaries are in compliance with and are not in default under or in violation of, any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to the Company, its Subsidiaries or any of their respective properties or assets, except where such non-

compliance, default or violation has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the knowledge of the Company, the Company and its Subsidiaries are in possession of, or have filed the necessary application(s) to obtain, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”), necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), including all pending applications for Licenses that would be Company Permits if issued or granted; and all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Company Permit, except where the failure to have any of the Company Permits has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, all Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7  Employee Benefit Plans.

(a) Section 3.7(a) of the Company Disclosure Schedule lists all Company Benefit Plans as of the date hereof. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit or compensation contracts, policies or arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, deferred compensation, stock purchase, termination, pension or savings benefits, that are sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of employees, directors, consultants, former employees, former consultants and former directors of the Company or its Subsidiaries and all employee agreements, contracts, policies or arrangements providing compensation, vacation, severance, deferred compensation, termination or other benefits to any officer, employee, consultant or former employee of the Company or its Subsidiaries. True and complete copies of all Company Benefit Plans listed on Section 3.7(a) of the Company Disclosure Schedule and all amendments thereto have been provided or made available to Parent prior to the date hereof.

(b) Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service the (“IRS”) and, to the knowledge of the Company, continues to satisfy the requirements for such qualification and the Company’s executive officers are not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) or 401(k) of the Code, as the case may be. Neither the Company nor any ERISA Affiliate of the Company maintains or contributes or, within the past six (6) years has maintained or contributed, to any benefit plan covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or has engaged in any transaction which is reasonably likely to result in any material liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code and all other applicable Laws to the extent applicable thereto. Except for the severance program described in Section 5.5(d), the Retention Pool and the severance/change of control agreements set forth on Section 3.7(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, increase in severance pay, unemployment compensation or any other payment, or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(c) No Company Benefit Plan is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, or a “multiple employer plan” as such term is defined in Section 413 of the Code, and neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to such a multiemployer or multiple employer plan in the past six (6) years.

(d) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Company’s balance sheet contained in its Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2008. As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan or collective bargaining agreement.

(e) For purposes of this Agreement, “ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of ERISA and the Code.

Section 3.8  Absence of Certain Changes or Events.

(a) Other than the transactions contemplated by this Agreement, from May 31, 2008 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since May 31, 2008 and through the date of this Agreement, the Company and its Subsidiaries have not: (i) authorized or paid any dividends or made any distributions with respect to their capital stock, (ii) increased or in any way changed the nature of the compensation, severance or other benefits payable to current or former directors or, other than in the ordinary course of business, officers or employees, (iii) made any loans (other than advances of business expenses in the ordinary course of business consistent with past practices) to any of its officers, directors, employees, affiliates, agents or consultants, (iv) incurred, assumed guaranteed, or otherwise become liable for any Indebtedness for borrowed money (directly, contingently or otherwise), (v) in any way sold, leased, licensed, transferred, abandoned, let lapse, exchanged or swapped, mortgaged or otherwise encumbered, or subject to any Lien (other than Permitted Liens of the types described in clauses (a), (b) or (c) of the definition thereof or, to the knowledge of the Company, clause (d) of the definition thereof) or otherwise disposed of any Intellectual Property or any of their respective properties or assets, other than in the ordinary course of business, (vi) entered into any new line of business or any existing line of business in any new geographic area, or (vii) settled any Action for an amount in excess of $1,000,000 or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9  Investigations; Litigation.  There (a) is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (b) are no civil, criminal or administrative actions, suits, litigations, arbitrations, mediations, claims, hearings, inquiries, investigations or other proceedings (“Actions”) pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments, awards, settlements, injunctions, or decrees (“Orders”) of, or before, any Governmental Entity, in each case, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10  Tax Matters.

(a) The Company and each of its Subsidiaries have duly and timely filed (or there has been filed on its behalf) all Tax Returns required to be filed by them (taking into account all applicable extensions) and all such Tax Returns are true, complete and correct, except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith, and except for such failures to file or pay which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. There are not, to the knowledge of the Company, any unresolved questions or claims, in each case raised by a Government Entity in writing, concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company’s consolidated balance sheets (or notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2008. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries with respect to each of such entity’s preceding three (3) taxable years for which a Tax Return was due (taking into account any extension to file) prior to the date hereof.

(b) Except for such Liens which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP and identified as reserves for taxes in the Company’s consolidated balance sheets (or notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2008.

(c) There is no audit, examination, deficiency, refund litigation or proposed adjustment in progress, pending or threatened in writing by any Tax Authority with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries other than those which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, none of the Company or its Subsidiaries has received notice in writing of any claim made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, other than claims which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, where such claim has not been resolved favorably to the Company or such Subsidiary.

(d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any of its Subsidiaries, except, in each case, with respect to Taxes or deficiencies, as the case may be, which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries, and other than liabilities from Tax Returns or Taxes which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (or similar state, local or foreign filing group)

filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any other person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g) Neither the Company nor any of its Subsidiaries has, within the past five (5) years prior to the date of this Agreement, engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)) or engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax other than to the extent that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(h) The Company and each of its Subsidiaries are in compliance with all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, except for such failures to comply which do not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(i) For purposes of this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, alternative minimum, accumulated earnings, personal holding company, capital, transfer, stamp, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (ii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes and (iii) “Tax Return” means any return, report or similar statement (including any attached schedules) required to be filed with respect to Taxes and any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 3.11  Labor Matters.  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”) and (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (b) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees and (d) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act as a result of any action taken by the Company (other than at the written direction of Parent or as a result of the Merger) and that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12  Environmental Matters.  Except for those matters that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has, to the knowledge of the Company, at all times been in compliance with all applicable Laws, regulations, common law standard of conduct or other legal requirements relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (c) no property currently or formerly owned or operated by the Company or any Subsidiary (including soils, groundwater, surface water, buildings or other structures) is contaminated with any substance regulated under any Environmental Law (“Hazardous Substance”) that could reasonably be expected to require investigation, remediation or other action, (d) neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance contamination on any third party property, (e) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (f) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be likely to result in any material claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any of its properties pursuant to any Environmental Law.

Section 3.13  Intellectual Property.  Section 3.13 of the Company Disclosure Schedule sets forth a true and complete list of all registered Intellectual Property and applications therefor, and material unregistered Trademarks, Copyrights that is owned by the Company and each of its Subsidiaries, indicating for each item the record owner, jurisdiction and registration or application number. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted (the “Company IP”), free and clear of any Liens and the consummation of the transactions contemplated by this Agreement will not alter or impair such rights. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company IP is subsisting, valid and enforceable; (b) there are no pending or, to the knowledge of the Company, threatened Actions by any person, or Orders seeking to cancel or limit, or challenging the validity, enforceability, ownership or use by the Company or its Subsidiaries, of any (i) trademarks, service marks, trade dress, logos, trade names, Internet domain names or the goodwill associated or symbolized therewith (“Trademarks”); (ii) works of authorship in any media and copyrights (“Copyrights”); (iii) inventions, discoveries, patents, confidential and proprietary information, including trade secrets and know-how or other intellectual property or applications and registrations therefor (collectively, the “Intellectual Property”) used in their respective businesses as currently conducted; and (c) the conduct of the businesses of the Company and its Subsidiaries, and the Company IP, do not and have not in the past three (3) years infringe(d) upon, misappropriate(d) or otherwise violate(d) any Intellectual Property of any person, and neither the Company nor any of its Subsidiaries has received any written notice from any other person challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property used by the Company or any of its Subsidiaries. As of the date hereof, there are no pending Actions by the Company or any of its Subsidiaries alleging that any other person is infringing, misappropriating or otherwise violating the Company IP and the Company knows of no valid basis for any such Action, in each case except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries take all reasonable actions to protect, police, maintain and preserve the Intellectual Property that is material to its business. The Company’s and its Subsidiaries’ computers, software, firmware, middleware, servers, networks and all other information technology equipment operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses as currently conducted and have not materially malfunctioned or caused a material and prolonged business disruption within the past three (3) years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology policies and procedures.

Section 3.14  Section 203 of the DGCL.  The Board of Directors has approved (a) this Agreement and the Merger (assuming the accuracy of the representations and warranties set forth in Section 4.6) and (b) the Voting Agreement for purposes of Section 203 of the DGCL.

Section 3.15  Property.  Except as would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries owns, and has good and valid title to, all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, have a Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

Section 3.16  Opinions of Financial Advisors.  The Board of Directors has received the opinions of Evercore Partners and Barclays Capital, each dated the date of this Agreement, in the form provided to the Parent prior to the date hereof, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view, and such opinions have not been modified in any material respect or withdrawn.

Section 3.17  Required Vote of the Company Stockholders.  The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Meeting, or any adjournment or postponement thereof, is the only vote of holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and effect the Merger and the other transactions contemplated herein (the “Company Stockholder Approval”).

Section 3.18  Certain Contracts.

(a) Except for Contracts between or among the Company and/or any of its Subsidiaries, Section 3.18 of the Company Disclosure Schedule sets forth a list of each Contract to which the Company or any of its Subsidiaries is a party, as of the date of this Agreement, organized under captions representing each subsection set forth below (each, a “Company Material Contract”):

(i) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement;

(ii) any written contract, arrangement, commitment or understanding that limits in any material respect either the type of business in which the Company or its Subsidiaries may engage (or, after the Effective Time, Parent of its Subsidiaries) or the ability of the Company or any of its Subsidiaries to compete in any manner in any material business line, with any other person or in any geographic area;

(iii) any Contract that requires them to deal exclusively with any person or group of related persons;

(iv) any Contract that provides for a material indemnification obligation by the Company or any of its Subsidiaries under any Contract entered into outside of the ordinary course of business;

(v) any Contract that is an interconnection or similar agreement in connection with which the Company’s or a Subsidiary of the Company’s equipment, networks and services are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks;

(vi) any Contract that is an agency, dealer, reseller or other similar contract (except for those that are terminable, without penalty on ninety (90) days or less notice) or is subject to Act 75 of the Puerto Rico Dealers’ Act;

(vii) contains any commitment to (A) provide wireless services coverage in a particular geographic area, (B) build out tower sites in a particular geographic area, or (C) requires annual payment by the Company or a Subsidiary of $300,000 or more for a specified number of minutes or (D) the acquisition by the Company or a Subsidiary of video content to be placed on or accessed over a mobile wireless device or otherwise;

(viii) any Contract that provides for the lease of real or personal property providing for annual payments of $300,000 or more or aggregate payments of $600,000 or more;

(ix) all credit agreements, indentures and other Contracts related to any Indebtedness of the Company or any of its Subsidiaries;

(x) all joint venture, partnership or other similar agreement or arrangement relating to any joint venture or partnership in which the Company or any of its Subsidiaries is a party;

(xi) all customer and other Contracts requiring the purchase of materials, supplies, goods, services, equipment or other assets which involve or are likely to involve, individually or together with related contracts, annual consideration in excess of $1,000,000, or aggregate consideration over the stated term of the contract in excess of $5,000,000;

(xii) (all Contracts pursuant to which the Company or any of its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries could be required to purchase or sell, as applicable, in a single transaction or series of transactions, (A) any wireless spectrum, (B) any equity interests or other assets of any person or (C) any line of business that, either individually or in the aggregate, has a fair market value or purchase price of at least $600,000;

(xiii) the Stockholders Agreement; and

(xiv) any roaming Contract that cannot be terminated on thirty (30) days or less notice.

(b) A true and complete copy of each Company Material Contract entered into prior to the date hereof has been made available to Parent prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract or any other contract that would be a Company Material Contract if it were entered into prior to the date hereof (“Additional Contracts”) where such breach or default has had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract or Additional Contract is in breach of or in default under the terms of any Company Material Contract or Additional Contract where such breaches or defaults have had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, each Company Material Contract and Additional Contract is a valid and binding obligation of the Company or the Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is enforceable against the Company or its applicable Subsidiary, as the case may be, in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

Section 3.19  Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) as in effect on the date of this Agreement is applicable to the Company, Company Common Stock, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement.

Section 3.20  Federal Communications Regulatory Matters.

(a) Section 3.20 of the Company Disclosure Schedule (the “Company License Schedule”) lists, such list being as of the date hereof, all licenses and authorizations issued by the FCC to the Company or any of its Subsidiaries, including Cellular Radiotelephone Service, Personal Communications Services, Advanced Wireless Service, fixed microwave and other radio authorizations and licenses, and international 214 authorizations, (collectively, the “Company Licenses”), together with the name of the licensee or authorization holder, the expiration date of the Company Licenses and, where applicable, the relevant FCC market and service designations. The Company Licenses set forth on the Company License Schedule constitute all authorizations necessary pursuant to applicable Law on the date hereof from the FCC for the business operations of the Company and its Subsidiaries as they are currently being conducted and are contemplated to be conducted within the twelve (12) months following the date of this Agreement, except those authorizations the absence of which has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company License Schedule also sets forth all remaining PCS and AWS build-out deadlines specified by FCC Rules with respect to each of the Company Licenses (other than such general requirements as may be imposed upon the licensee solely to obtain renewal of such FCC License).

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified. No Company License is subject to any pending regulatory proceeding (other than those affecting the telecommunications industry generally or holders of similar licenses generally) before a Governmental Entity or judicial review, unless such pending regulatory proceedings or judicial review would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. To the knowledge of the Company, no event, condition or circumstance would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) The licensee of each Company License is in compliance with the terms of, and the FCC Rules that apply to, each Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the FCC Rules and the payment of all regulatory fees, contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, except where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except for structures that do not require registration, each of the antenna structures used for the operation of the Company Licenses has been registered with the FCC by the Company or the licensee Subsidiary, or, in the case of structures where the Company or one of its Subsidiaries is the lessee, to the knowledge of the Company by the lessor or an affiliate of the lessor, except, with respect to registrations the failure of which to obtain has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(e) All of the currently operating cell sites and microwave paths of the Company and its Subsidiaries, in respect of which a filing with the FCC was required, have been constructed and are currently operated in all respects as represented to the FCC in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings, in each case, except for any failure to so construct or operate or failure to make such filing that would not, individually or in the aggregate, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(f) All transmission towers owned or leased by the Company and its Subsidiaries are obstruction-marked and lighted by the Company or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the Federal Aviation Administration (the “FAA Rules”), except where the failure to comply with the

FAA Rules would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Appropriate notification to the Federal Aviation Administration has been made for each transmission tower owned or leased by the Company and its Subsidiaries to the extent such notification is required to be made by the Company or a Subsidiary by, and in accordance with, the FAA Rules, in each case, except as the failure to notify the FAA would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries that provides wireless services in the United States (excluding Puerto Rico) provides or is authorized to provide local exchange or wireline services, except in Puerto Rico (other than wireless CMRS services).

Section 3.21  Other Communications Regulatory Matters.

(a) Section 3.21 of the Company Disclosure Schedule lists all Permits issued by any state, territorial or local Governmental Entity regulating telecommunications, Internet or cable businesses to the Company or its Subsidiaries (the “Other Company Licenses”). Such licenses and authorizations constitute all licenses and authorizations necessary from such state, territorial or local Governmental Entities for the business operations of the Company and its Subsidiaries as they are currently being conducted and proposed to be conducted within the twelve (12) months following the date of this Agreement in any state, territory or locality, except those authorizations the absence of which has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Other Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of such license or licenses has not had or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. No Other Company License is subject to (i) any conditions or requirements that have not been imposed generally upon Permits in the same service, unless such conditions or requirements would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) any pending regulatory proceeding (other than those affecting the telecommunications industry generally or holders of Permits in the same service generally) before a Governmental Entity or judicial review, unless such pending regulatory proceeding or judicial review would not reasonably be likely to have a Material Adverse Effect.

(c) The licensee of each Other Company License is in compliance with the terms of and the Laws that apply to each applicable Other Company License and has fulfilled and performed all of its obligations with respect thereto, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations has not had, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.22  Transactions with Affiliates.  Other than pursuant to any compensation, indemnification or other similar agreements between the Company or a Subsidiary of the Company and any officer or director and other than rights to receive Merger Consideration, there are no transactions, arrangements or contracts, between the Company or any Subsidiary of the Company, on the one hand, and any affiliate of the Company (other than the Company’s wholly-owned Subsidiaries), on the other hand, that is required to be described under Item 404 of the Regulation S-K of the SEC in the Company SEC Reports, which is not described therein.

Section 3.23  Insurance.  As of the date hereof, the Company and its Subsidiaries are covered by valid and currently effective insurance policies as set forth in Section 3.23 of the Company Disclosure Schedule. All premiums payable under such policies have been duly paid to date. As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice of cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 3.24  Finders or Brokers.  Except for Evercore Partners and Barclays Capital, the arrangements with which have been disclosed to Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.25  No Additional Representations.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has made or makes any representation or warranty with respect to any financial projections, estimates, budgets or operational metrics.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (i) disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K filed by Parent since December 31, 2007 and prior to the date hereof with the SEC (excluding all disclosures in any “Risk Factors” sections and any other prospective or forward-looking information) or (ii) disclosed in the corresponding section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”); provided, however, that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or sections of this Agreement (whether or not an explicit cross reference appears) to which the relevance of such item is reasonably apparent on its face, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Qualification, Organization, Etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of its respective jurisdiction of incorporation and has the corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and Merger Sub is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has delivered or made available to the Company prior to the date hereof complete and correct copies as in effect as of the date hereof of the certificates of incorporation and by-laws of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or by-laws, other than such violations as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.2  Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger

Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Voting Agreement and the other transactions contemplated by this Agreement and the Voting Agreement.

Section 4.3  Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has requisite corporate power and authority to enter into this Agreement and the Voting Agreement and, except (with respect to Merger Sub) for the adoption of this Agreement by the sole stockholder of Merger Sub, which will be obtained promptly following the execution of this Agreement, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Merger Sub and, except for the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement and the Voting Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto or thereto, each of this Agreement and the Voting Agreement constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act, (iv) the Communications Act and the FCC Rules, (v) any applicable PUCs or similar foreign public utility Laws and rules, regulations and orders of any regulatory bodies regulating telecommunications businesses, as set forth on Section 4.3(b)(v) of the Parent Disclosure Schedule, (vi) the rules and regulations of the NASDAQ, (vii) any state securities or “blue sky” laws and (viii) the approvals set forth on Section 4.3(b)(viii) of the Parent Disclosure Schedule (collectively, the “Parent Regulatory Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or the Voting Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be likely to prevent or significantly impair or delay the consummation of the transactions contemplated hereby and thereby.

(c) Subject to the receipt of the Parent Regulatory Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Voting Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) constitute or result in any breach, violation of, or a termination or default (with or without notice or lapse of time, or both) under, cause any additional payments under or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under any Contract binding upon Parent or any of its Subsidiaries, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of Parent or Merger Sub, (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not, and would not reasonably be likely to significantly impair or delay the consummation of the Merger and the other transactions contemplated hereby.

Section 4.4  Litigation.  There are no Actions pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries and there are no Orders of or before any Governmental Entity, in each case, which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

Section 4.5  Proxy Statement; Other Information.  None of the information provided by Parent with respect to Parent or its Subsidiaries to be included in the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6  Ownership of the Company Common Stock.  Parent and its affiliates do not own, and have not for the past three years owned, at any time, shares of the Company Common Stock or other securities convertible into, or derivative of, shares of the Company Common Stock (exclusive of any shares owned by Parent’s employee benefit plans) in an aggregate amount in excess of 4.9% of the outstanding Company Common Stock.

Section 4.7  Finders or Brokers.  Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from the Company in connection with or upon consummation of the Merger.

Section 4.8  Availability of Funds.  Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub have, and as of the Closing will have, access to cash sufficient to enable each of Parent and Merger Sub to perform its obligations hereunder, consummate the Merger and the other transactions contemplated by this Agreement, and pay all related fees and expenses, including payment of the aggregate Merger Consideration and payments contemplated by Section 2.2(e) on account of Company Stock Options.

Section 4.9  No Disqualification.  As of the date hereof, to the knowledge of Parent, there are no facts in existence that relate to the qualifications of Parent and Merger Sub which would, under applicable Law, reasonably be likely to prevent Parent from obtaining any Parent Regulatory Approval or Company Regulatory Approval taking into account the terms and conditions of this Agreement.

Section 4.10  No Additional Representations.  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither the Parent, Merger Sub nor any other person makes any representation or warranty with respect to the Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company.  From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required or prohibited by Law (provided that, to the extent practicable, the Company must first consult with Parent), (ii) with the prior consent of the Parent (which consent may not be unreasonably withheld, delayed or conditioned), (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) as expressly contemplated by this Agreement:

(a) The Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in all material respects in, and such entities shall not take any action except in, the ordinary course of business consistent with past practices; and the Company, for itself and on behalf of its Subsidiaries, agrees with Parent to use its reasonable best efforts to preserve intact in all material respects its business organizations and goodwill with customers, suppliers, regulators, agents, resellers, creditors, lessors, employees and business associates.

(b) The Company agrees, on behalf of itself and its Subsidiaries, that between the time of execution hereof and the Effective Time, the Company:

(i) shall not amend its charter or bylaws, or, subject to the terms of this Agreement, otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(ii) other than (x) pursuant to the agreements set forth on Section 5.1(b)(ii) of the Company Disclosure Schedule and (y) dividends and distributions by a wholly owned Subsidiary to its parent, shall not, and shall not permit any of its Subsidiaries to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(iv) except as required pursuant to existing written agreements or employee benefit plans in effect prior to the execution of this Agreement and set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule or as otherwise required to comply with applicable Law (including the requirements of Section 409A of the Code, provided, that such changes do not result in any acceleration or increase in payment), shall not, and shall not permit any of its Subsidiaries to (A) grant or increase the compensation, severance or other benefits payable or to become payable to its current or former directors, officers or employees, (B) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement (including the Company Benefit Plans) for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in an increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement (including the Company Benefit Plans), (C) make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (D) amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (G) forgive any loans to current or former directors, officers or employees of the Company or any of its Subsidiaries;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business consistent with past practices) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(vi) shall not, and shall not permit any of its Subsidiaries to, make any change with respect to material accounting policies or procedures, except as required by GAAP, SEC rule or policy or applicable Law;

(vii) except in respect of the Merger and except as permitted pursuant to Section 5.3, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or negotiate or enter into agreements with respect to, any mergers, consolidations or business combinations or acquisitions of securities or, other than in the ordinary course of business consistent with past practices, assets;

(viii) shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws;

(ix) shall not and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof) (other than (A) issuances of Company Common Stock in respect of any exercise of stock options outstanding on the date hereof and (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock, if necessary, to effectuate an optionee direction upon exercise or for withholding if “cash-less” exercise is available);

(x) except as required by a Contract disclosed to Parent prior to the date hereof and set forth on Section 3.7(a) of the Company Disclosure Schedule shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the express terms of any unexercisable options outstanding on the date hereof or as contemplated by Section 2.2(e) of this Agreement);

(xi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares (other than pursuant to the terms of the Option Plans);

(xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) other than in the ordinary course of business and except for (A) Indebtedness incurred pursuant to the Company’s Credit Agreement, dated as of February 9, 2004, including the revolving credit facility thereunder (as amended through the date of this Agreement), (B) Indebtedness in accordance with Section 5.1(b)(xii)(B) of the Company Disclosure Schedule, (C) guarantees by the Company of Indebtedness of wholly-owned Subsidiaries of the Company, which Indebtedness is incurred in compliance with this Section 5.1(b), (D) interest rate hedges on terms in the ordinary course of business consistent with past practice with a maturity of no more than nine (9) months, (E) capital leases entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices and (F) Indebtedness not to exceed $50,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries on terms substantially consistent with Indebtedness for borrowed money which the Company is obligated on as of the date hereof;

(xiii) shall not, and shall not permit any of its Subsidiaries to (other than business advances in the ordinary course of business) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a Subsidiary of the Company to, or in the Company or any of its Subsidiaries;

(xiv) other than in the ordinary course of business, shall not sell, lease, license, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any Intellectual Property or any of its properties or assets, including the capital stock of any of its Subsidiaries and except (A) for sales, leases, licenses, abandonments, lapses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xv) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract or any Additional Contract in any material respect in the aggregate, other than in the ordinary course of business, or enter into any Additional Contract, other than in the ordinary course of business;

(xvi) it shall not make or commit to any capital expenditures, except as set forth on Section 5.1(b)(xvi) of the Company Disclosure Schedule;

(xvii) except as required by Law or as may be required by GAAP, it shall not (A) make or change any material Tax election, (B) materially amend any material Tax Return, (C) take any material position on any material Tax Return filed on or after the date of this Agreement, or adopt any material accounting method therefor that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar Tax Returns in prior periods or (D) settle or resolve any material Tax controversy;

(xviii) it shall not (A) enter into any line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of its Subsidiaries currently holds a Company License authorizing the conduct of such business, product or service in such geographic area or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Permit authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a Permit;

(xix) it shall not file for any Permit (A) outside of the ordinary course of business or (B) the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(xx) it shall not settle any Action before, or threatened to be brought before, a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries in excess of $1,000,000, or which would be reasonably likely to have any materially adverse impact on the operations of the Company and its Subsidiaries, taken as a whole, as a result of a non-monetary settlement;

(xxi) it shall not assign, transfer, cancel, fail to renew or fail to extend any Company License or material Other Company License, except for cancellations or modifications of Company Licenses or Other Company Licenses in the ordinary course of business consistent with past practice, provided that such actions would not, individually or in the aggregate, reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(xxii) shall not take any of the actions set forth on Section 5.1(b)(xxii) of the Company Disclosure Schedule; and

(xxiii) it shall not, and shall not permit any of its Subsidiaries to, agree or enter into any contract, in contravention of the foregoing.

(c) Prior to making any written or material broad-based oral communications to the current or former directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and shall promptly respond to the Company (such response to take no more than four (4) business days), and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Section 5.2  Investigation.  The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, to the Company and its Subsidiaries’ properties, Contracts, commitments, books and records, Representatives (provided that the Company’s obligations with respect to Representatives shall be satisfied if the Company makes good faith requests of such Representatives) and any report, schedule or other document filed or received by the Company pursuant to the requirements of federal or state securities Laws, and shall use all reasonable efforts to cause the Company’s Representatives to furnish promptly to Parent or its Representatives such additional financial and operating data and other information as to the Company and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require either the Company or any of its Subsidiaries to disclose any information to the other that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of a loss of legal privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws; provided that the Company shall have used reasonable best efforts to provide such information and protect such privacy without violation of applicable Law. Parent hereby agrees that it will treat any such information in accordance with the Confidentiality Agreement, dated as of February 15, 2008 between the Company and Parent (as may be amended) (the “Confidentiality Agreement”). Parent and the Company agree that, promptly following the date hereof, they shall enter into a mutual non-disclosure agreement on commercially reasonable terms and conditions agreeable to both parties, related to the disclosure and use of information for purposes of integration of the Company’s businesses into those of Parent.

Section 5.3  No Solicitation.

(a) The Company agrees that neither it, nor any Subsidiary of the Company, nor any of its or its Subsidiaries officers and directors, shall, and that it shall instruct and use its reasonable best efforts to cause its and their other respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating or with respect to, any Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, (iii) engage in discussions or negotiations with any person with respect to any Company Alternative Proposal, (iv) approve, endorse or recommend any Company Alternative Proposal, or (v) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal (except for confidentiality agreements specifically permitted pursuant to Section 5.3(c); provided that none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any persons or group of persons who has made a written Company Alternative Proposal to solely request the clarification of the terms and conditions thereof; provided, further, that a copy of any such written clarification shall be provided to Parent no less than one (1) business day prior to sending to such person or group of persons. The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to a Company Alternative Proposal and shall immediately request the return of all related information.

(b) Promptly after receipt of any inquiries, proposals or offers related to, or if any information is requested with respect to, or any negotiations or discussions are sought in connection with a Company Alternative Proposal (but in any event within twenty-four (24) hours), the Company shall notify Parent of such, and the identity of the person or group of persons involved, and shall provide copies of any written materials related thereto, and shall keep Parent informed on a reasonably current basis with respect to the status, terms, discussions and negotiations with respect to such inquiry, proposal or offer or any amendment thereto.

(c) Notwithstanding anything in this Agreement to the contrary, if prior to the receipt of the Company Stockholder Approval (i) the Company receives a Company Alternative Proposal which (x) constitutes a Company Superior Proposal or (y) which the Board of Directors determines in good faith, after consultation with its outside financial and legal advisors, would reasonably be expected to result in a Company Superior Proposal by the person (or group of persons) making such Company Alternative Proposal and (ii) prior to taking the actions in (A) and (B) below, the Board of Directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law, then, prior to receipt of the Company Stockholder Approval, the Company may take the following actions: (A) furnish (or cause to be furnished by its Representatives) nonpublic information to the persons (or group of persons) making such Company Alternative Proposal and its Representatives and financing sources, if, and only if, prior to so furnishing such information, the Company receives from the persons (or group of persons) and its Representatives and financing sources an executed confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company and its Subsidiaries than the Confidentiality Agreement and (B) engage in discussions or negotiations with the persons (or group of persons) and its Representatives with respect to the Company Alternative Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing any “stop-look-and-listen” communication, if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside legal advisors, such disclosure is required under applicable Law; provided that, (i) such disclosure shall be made at the latest time permissible under applicable Law and (ii) if such disclosure has the substantive effect of a Company Change of Recommendation (an “Effective Change of Recommendation”) (it being understood that, so long as the Company continues affirmatively to recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereunder, it shall not be precluded from disclosing factually accurate information with respect to any Company Alternative Proposal or the operation of this Agreement with respect thereto), it shall be deemed a Company Change of Recommendation; provided that Parent shall not have the right to terminate pursuant to Section 7.1(c) in respect of any Effective Change of Recommendation.

(e) As used in this Agreement, “Company Alternative Proposal” shall mean any proposal or offer made by any person or group of persons prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent, any of its Subsidiaries or its or their affiliates or associates) relating to any (i) acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company; (ii) acquisition by any person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) acquisition by any person of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock; (iv) acquisition by the Company following which the stockholders of the Company immediately preceding the consummation of the transaction contemplated thereby cease to hold at least seventy-five percent (75%) of the outstanding equity of the Company immediately following such transaction or (v) any disposition of all or substantially all of the Company’s and its Subsidiaries’ assets in Puerto Rico.

(f) As used in this Agreement “Company Superior Proposal” shall mean a bona fide written Company Alternative Proposal made by any person or group of persons for assets representing more than fifty percent (50%) of the consolidated revenue of the Company and its Subsidiaries taken as a whole (or, if such transaction involves any assets in Puerto Rico, 60% shall be substituted for 50%) or more than fifty percent (50%) of the outstanding shares of Company Common Stock, provided that following such transaction, the stockholders of the Company immediately preceding the consummation of such transaction hold no more than fifty percent (50%) of the outstanding equity of the Company immediately following such transaction, (and which proposal has not been obtained by or on behalf of the Company in violation of this Section 5.3, and with respect to which the Company has fulfilled its obligations pursuant to this Section 5.3) on terms that the Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and after taking into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the person making the proposal and any potential revisions to this Agreement suggested by Parent or its Representatives, are more favorable from a financial point of view to the Company and its stockholders than the transactions contemplated by this Agreement.

Section 5.4  Proxy Material.

(a) As promptly as is reasonably practicable after the date hereof, the Company shall prepare and file, or cause to be prepared and filed, with the SEC the proxy statement (together with the letters to stockholders, notices of meeting and forms of proxies to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith collectively, the “Proxy Statement”) which shall (i) except to the extent provided in Section 5.4(d), include the recommendation of the Board of Directors that the Company’s stockholders adopt this Agreement and the transactions contemplated hereunder and (ii) comply in all material respects with the provisions of the Exchange Act. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders promptly following the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided that the Company shall provide written notice to Parent at least two (2) business days prior to the mailing of the Proxy Statement pursuant hereto. Each party shall promptly notify the other party upon the receipt by it or any of its Subsidiaries of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide the other party with copies of all correspondence between it or its Subsidiaries, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

(b) The Company agrees that none of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, unless Parent has informed the Company in writing in a clear manner, within a reasonable time prior to its use, that such information should not be so included or incorporated by reference.

(c) If at any time prior to the Company Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information (or the party whose Subsidiary discovers such information)

shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable.

(d) (i) The Company shall, in accordance with the DGCL and its certificate of incorporation and by-laws, duly call, give notice of, and, following the mailing of the Proxy Statement, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and shall, through the Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereunder (the “Company Recommendation”). The Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereunder. Except as expressly set forth in this Section 5.4, the Board of Directors shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation. Notwithstanding the foregoing, the Board of Directors may withdraw, amend or modify the Company Recommendation (a “Company Change of Recommendation”) if the Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to effect a Company Change of Recommendation would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that if such Company Change of Recommendation is as a result of a Company Alternative Proposal, the Board of Directors shall have concluded in good faith after consultation with its outside financial and legal advisors that such Company Alternative Proposal is a Company Superior Proposal. In the event that, subsequent to the date of this Agreement and prior to the Company Meeting, there shall have been a Company Change of Recommendation, unless this Agreement is terminated by the Company or Parent, as the case may be, pursuant to Article VII, the Company shall nevertheless submit this Agreement to the holders of Company Common Stock for adoption at the Company Meeting.

(ii) No Company Change of Recommendation may be made until (A) at least three (3) business days have elapsed following Parent’s receipt of written notice from the Company advising Parent that management of the Company currently intends to recommend to the Board of Directors that it take such action and the basis therefor, including all information considered in making such decision and (B) the Company has (during such three (3) day period) given Parent the opportunity to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its representatives shall have, if requested by Parent, negotiated in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to make a Company Change of Recommendation in response to a Company Superior Proposal or otherwise, the Board of Directors shall take into account any changes to the terms of this Agreement suggested by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Company Alternative Proposal will be deemed to be a new Company Alternative Proposal for purposes of this Section 5.4.

(e) Notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Company Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement, or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Meeting or to obtain the Company Stockholder Approval and (ii) for a period not to exceed five (5) business days upon the occurrence of a state of facts, event, circumstance, change or effect, which the Company determines in good faith could reasonably be likely to result in a Company Change of Recommendation; provided that the foregoing shall not affect Parent’s right to terminate this Agreement pursuant to Section 7.1(c).

Section 5.5  Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall cause the Surviving Corporation to provide or cause to be provided to employees of the Company and its Subsidiaries for so long as they remain so employed (the “Company Employees”) a base salary and target bonus opportunity not less favorable than the base salary and target bonus opportunity in effect immediately before the Effective Time and welfare, compensation and employee benefits plans, programs and arrangements (excluding equity and equity-based awards, which will remain discretionary) that are reasonably comparable, in the aggregate, to those (excluding equity and equity-based awards) provided to Company Employees immediately before the Effective Time; it being understood that nothing contained herein shall preclude Parent from changing or terminating any existing plan, program or arrangement pursuant to its terms so long as Parent complies with the provisions of this sentence. Parent may, in its sole discretion, make discretionary equity grants to Company Employees after the Effective Time.

(b) Notwithstanding anything herein to the contrary, the Company shall, and Parent shall cause the Company to, honor the Company’s existing bonus plan with respect to the fiscal year in which the Effective Time occurs for each Company Employee. The calculation of the bonus for such fiscal year for each Company Employee (the “Closing Target Bonus”) shall, in respect of the portion thereof preceding the Closing Date, (i) assume that all subjective and individual performance criteria of the applicable Company Employee have been 100% satisfied and (ii) with respect to any objective Company performance criteria applicable to such Company Employee, compare the actual performance of the Company for the relevant fiscal periods against the Company budget targets for those applicable objective Company criteria levels for such periods. The portion of the Closing Target Bonus in respect of all periods from and after the Closing Date shall be based on the Company Employee and Company’s actual achievement of the performance criteria described in clauses (i) and (ii) above as adjusted by Parent in good faith. Payment of the bonuses for both the Pre-Closing Date and Post-Closing Date periods shall occur at the time at which bonuses are normally paid under the terms of the relevant Company/Parent Bonus Plan. Additionally, if the Closing Date occurs after the end of the Company’s current fiscal year and before payment of bonuses to Company Employees in respect of such year, Parent shall cause the Company to pay such bonuses in accordance with the terms of the Company bonus plan based on actual achievement of the objective performance criteria and assuming that all subjective and individual performance criteria of the applicable Company Employee have been 100% satisfied. Pursuant to the Company severance plan described in Section 5.5(d) hereof, each Company Employee will be entitled to receive a pro-rated bonus applicable to such Company Employee in the event such Company Employee is terminated without Cause (as defined in Section 5.5(d) of the Company Disclosure Schedule) or, in the case of Company Employees with the title of Director or above, resigns for Good Reason (as defined in Section 5.5(d) of the Company Disclosure Schedule) prior to the twelve (12) month anniversary of the Closing Date (provided that (x) the provisions of this sentence shall not result in the duplication of bonus payments to such Company Employee, (y) for the avoidance of doubt, the prorated portion of any Closing Target Bonus payment applicable to the Post-Closing Date period shall reflect the Parent’s good faith adjustment of the performance criteria set forth above in this Section 5.5(b) and (z) the amount of any such prorated bonus shall not reduce the maximum amount of severance payable pursuant to the Company severance plan as set forth on Section 5.5(d) of the Company Disclosure Schedule).

(c) For purposes of vesting, eligibility to participate and, for vacation and severance plan purposes only, level of benefits (but not benefit accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of Parent Employees is not taken into account. In addition, and without limiting the generality of the foregoing to the extent permissible under the New Plans: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to Company employee benefit plan or compensation arrangement or agreements in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan, ending on the date such employee’s participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year, as if such amounts had been paid in accordance with such New Plan.

(d) Parent shall honor the Company severance program set forth on Section 5.5(d) of the Company Disclosure Schedule.

(e) The Company may establish a retention pool (the “Retention Pool”) prior to the Closing Date providing for the payment of retention bonuses to certain Company Employees in connection with the Merger for the purpose of retaining the services of such Company Employees, on the terms set forth on Section 5.5(e) of the Company Disclosure Schedule. Following the Effective Time, Parent shall pay or cause to be paid retention bonuses pursuant to the terms set forth on Section 5.5(e) of the Company Disclosure Schedule.

(f) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended (provided that such amendments shall be conditioned upon the occurrence of the Effective Time) the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 5.5 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular employee.

Section 5.6  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be likely to, individually or in the aggregate, (i) in the case of the Company, have a Material Adverse Effect, or, in the case of Parent, using its reasonable best efforts, prevent or materially delay the consummation of the transactions contemplated hereby or (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time or (b) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company or Parent, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.7  Filings; Other Action.

(a) Parent and the Company shall cooperate with each other and use, and shall cause their respective Subsidiaries and any Persons of which it is a Subsidiary to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable notwithstanding any acquisition, divestiture or similar transaction entered into by Parent after the date hereof (it being understood that nothing contained in this Agreement shall require Parent to obtain any consents, approvals, permits or authorizations prior to the Termination Date), including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than thirty (30) days after the date hereof, all applications required to be filed with the FCC and the notification and required form under the HSR Act (provided, however, that the failure to file within such thirty (30) day period will not constitute a breach of this Agreement so long as the filing is made as promptly as practicable thereafter) and responding as soon as reasonably practicable to any additional requests for information from the FCC, the Antitrust Division of the Department of Justice or any other Governmental Entity; (ii) subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits, clearances and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; (iii) providing to the Company any material communication delivered to, and consult with the Company in advance of any meeting or conference with, any Governmental Entity to the extent solely relating to the transactions contemplated hereby or in connection with any Action by a private party relating thereto, and giving the Company the opportunity to attend and participate in all meetings and conferences solely relating to the Merger (to the extent permitted by such Governmental Entity and except in connection with any oral communication initiated by a representative of a Governmental Entity); and (iv) defending, contesting, resisting and resolving any Action challenging this Agreement or the consummation of the Merger, including seeking to avoid the entry of, or to have reversed, terminated or vacated, any stay or other injunctive relief entered by any court or other Governmental Entity.

(b) Nothing in this Agreement shall require, or be construed to require, (i) Parent, the Company or any of their respective Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the Effective Time or (ii) Parent or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to (A) the operations or assets of Parent or any of its Subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates), (B) the operations or assets of Parent’s and its Subsidiaries’ mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates) that are not de minimis in the aggregate (it being understood that, for this purpose, in determining if restrictions or conditions are de minimis, whether something is de minimis shall be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole or (C) the Company or the Company’s Subsidiaries unless such actions, restrictions and conditions would not, individually or in the aggregate, with respect to the matters described in this clause (C) together with any restrictions or conditions described in clause (B), reasonably be likely to have a Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries at or following the Effective Time (it being understood that, for this purpose, materiality shall be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole) (a “Regulatory Material Adverse Effect”). For purposes of determining whether a Regulatory Material Adverse Effect would reasonably be likely to occur, (A) both positive and negative effects of any such actions, restrictions and conditions, including any sale, divestiture, licensing, lease or disposition, shall be taken into account and (B) any loss of synergies anticipated from the Merger as a result of such actions, restrictions or conditions, including any sale, divestiture, licensing, lease or disposition, shall not be taken into account. The Company shall not be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Parent, which, with respect to the Company and its Subsidiaries, shall not be unreasonably (taking into account the other provisions of this Section 5.7(b)) withheld, conditioned or delayed. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other written communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.8  Maintain Regulatory Status.

(a) The Company and each of its Subsidiaries agrees to use commercially reasonable efforts to (i) cure no later than the Effective Time any material violations and defaults by any of them under any applicable FCC Rules and FAA Rules, (ii) substantially comply with the terms of any Company Licenses and the FAA Rules, (iii) file or cause to be filed with the FCC and the FAA all material reports and other filings required to be filed by the Company under applicable FCC Rules and FAA Rules and (iv) take all reasonable actions requested in writing by Parent on or before the Closing Date (provided that no such action shall be required if it would require the Company or any of its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their respective assets or operations, in each case that would take effect prior to the Effective Time) for each of them to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act (including any orders issued by the FCC interpreting or implementing such provisions).

(b) During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall use their reasonable best efforts to (i) take all actions reasonably necessary to maintain and preserve the Company Licenses, Other Company Licenses and Company Permits and (ii) refrain from taking any action that would give the FCC or any other Governmental Entities with jurisdiction over the Company or any of its Subsidiaries reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any Company Licenses, Other Company Licenses and Company Permits, except in the case of clauses (i) and (ii) where the failure to take such action, or the taking of such action, as the case may be, would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9  Takeover Statute.  If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10  Public Announcements.  The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with NASDAQ or any other national securities exchange. Parent and the Company agree to issue a joint press release announcing the execution of this Agreement.

Section 5.11  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be (the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall (i) maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company and its Subsidiaries and (ii) jointly and severally indemnify and hold harmless the Indemnified Parties to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable Law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines and, subject to approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual Action to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries, or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay, with respect to such insurance policies, in respect of any one policy year more than three hundred percent (300%) of the annual premium paid by the Company for such insurance under the current policy year ending January 2009 (as set forth on Section 5.11(b) of the Company Disclosure Schedule, the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.11(b) it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action, (arising after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Parties (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. Parent shall advance expenses, including reasonable fees and expenses of counsel, to an Indemnified Party as incurred to the fullest extent permitted under applicable Law upon receipt from the applicable Indemnified Party of an undertaking to repay such advances if it is ultimately determined such person is not entitled to indemnification.

(e) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries or applicable Law.

(f) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other persons, (ii) transfers fifty percent (50%) or more of its properties or assets to any person or (iii) enters into any similar transaction, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.11.

Section 5.12  Section 16(b).  The Board of Directors may, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13  Control of Operations.  Nothing contained in this Agreement shall be deemed to give Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.14  Treatment of Certain Notes.

(a) The Company shall, and shall cause each of Centennial Cellular Operating Corp., LLC and Centennial Puerto Rico Operations Corp. to use their respective reasonable best efforts to commence, as soon as reasonably practicable following the receipt of a written request from Parent to do so and the receipt of the completed Offer Documents from Parent, offers to purchase, and any related consent solicitations with respect to, any outstanding Indebtedness evidenced by indentures (the “Note Indebtedness”) on the terms and conditions reasonably specified by Parent (collectively, the “Debt Offers”) and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, (i) the closing of the Debt Offers shall be conditioned on, and shall not occur prior to, the completion of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations and (ii) the Company shall have no obligations to commence, any Debt Offer if such Debt Offer would in any way delay the Closing. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers. With respect to any series of Note Indebtedness, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture governing such series of Note Indebtedness (i) issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the requisite provisions of the indenture and governing such series of Note Indebtedness or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge of such series pursuant to the applicable provisions of the indenture and governing such series of Note Indebtedness, and shall redeem or satisfy and/or discharge, as applicable, such series in accordance with the terms of the indenture governing such series of Note Indebtedness at the Effective Time. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law or legal proceeding prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the terms of the Debt Offers other than as agreed between Parent and the Company.

(b) The Company covenants and agrees that, promptly following any consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Note Indebtedness for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents, as applicable (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for any Note Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent. In no event shall the Company or any of its Subsidiaries be obligated to fund any Debt Offer or consent solicitation or redemptions or satisfaction and discharge prior to the Effective Time and all funds required for such Debt Offers and consent solicitations and redemptions and satisfaction and discharge shall be provided by Parent. Parent shall be responsible for all fees and expenses incurred in any Debt Offer or consent solicitation prior to the Effective Time and shall reimburse the Company for such fees and expenses (provided that the Company shall not be required to incur aggregate expenses in excess of $100,000 under this Section 5.14 unless Parent advances to the Company funds sufficient to reimburse the Company for such expenses).

(c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Offer Documents (which shall include certificates and opinions of counsel), which shall be prepared as promptly as possible so as not to delay the closing of the Merger. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Note Indebtedness in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and its legal counsel. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent and the Company describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Nothing herein shall prevent the Company from preparing or filing any report required to be filed pursuant to the Exchange Act and incorporated by reference into the Offer Documents.

(d) In connection with the Debt Offers, Parent, together with the Company, may select one or more dealer managers, information agents, depositaries and other agents to provide assistance in connection therewith, and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities, which indemnities shall be assumed by Parent in the event this Agreement is terminated) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers and/or consent solicitations upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers. Without limiting the foregoing, Parent shall be responsible for, and promptly, following receipt of documentation of such expenses, reimburse the Company for, all of Company’s out-of-pocket costs and expenses (including any third party expenses) to the extent such costs and expenses are incurred by the Company or its Subsidiaries in connection with it complying with its obligations under this Section 5.14 (including in connection with any Debt Offer or consent solicitation), and Parent shall indemnify and hold harmless the Company and its Subsidiaries and Representatives from and against any and all losses, claims, damages, liabilities, judgments, fines or other amounts suffered or incurred by them to the extent arising out of the good faith actions (or actions taken in compliance with its obligations under this Section 5.14) taken by the Company or any of its Subsidiaries or Representatives pursuant to this Section 5.14 (other than arising from information provided in writing by the Company or its Subsidiaries), except in the event arising out of or resulting from the gross negligence of the Company, any of its Subsidiaries or any of their respective Representatives. Notwithstanding anything to the contrary in this Agreement, this Section 5.14(d) shall survive the Effective Time and/or any termination of this Agreement.

Section 5.15  Resignations.  Prior to the Closing, the Company shall obtain the resignations of each director and officer of each Subsidiary of the Company effective as of the Effective Time.

Section 5.16  Asset Dispositions.  The Company shall use its reasonable best efforts to assist, including by entering into confidentiality agreements on reasonable terms, in the disposition of certain assets of the Company identified by Parent (the “Asset Dispositions”), including using its reasonable best efforts to satisfy all conditions applicable to the Company in definitive agreements relating to such transaction and entering into such agreements at the request of Parent (provided that each such agreement expressly provide that the Company shall have no liability, cost, expense or other obligation under such agreement in the event of its termination); provided that (a) Parent shall be responsible for, and promptly following receipt of documentation of such expenses, reimburse the Company for, all of Company’s out-of pocket costs and expenses (including any third party expenses) to the extent such costs and expenses are incurred by the Company or its Subsidiaries in connection with it complying with its obligations under this Section 5.16 (provided that the Company shall not be required to incur aggregate expenses in excess of $100,000 under this Section 5.16 unless Parent advances to the Company funds sufficient to reimburse the Company for such expenses), (b) Parent shall indemnify and hold harmless the Company and its Subsidiaries and Representatives from and against any and all losses, claims, damages, liabilities, judgments, fines and other amounts suffered or incurred by them to the extent arising out of the good faith actions (or actions taken in compliance with its obligations under this Section 5.16) taken by the Company or its Subsidiaries or Representatives pursuant to this Section 5.16, except in the event arising out of or resulting from the gross negligence of the Company, any of its Subsidiaries or any of their respective Representatives; (c) upon termination of this Agreement any such definitive agreements shall terminate without any liability, cost or expense to the Company or any of its Subsidiaries thereunder; (d) such dispositions shall be conditioned upon Closing and shall not impede or delay the Closing or the other transactions contemplated by this Agreement; and (e) the actions contemplated by this Section 5.16 shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, this Section 5.16 shall survive the Effective Time and/or any termination of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) No Laws shall have been enacted, entered, promulgated or enforced by any Governmental Entity which shall be in effect enjoining, prohibiting or preventing the consummation of the Merger;

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated;

(d) All required consents of the FCC to the transactions contemplated by this Agreement shall have been obtained; and

(e) Any other Regulatory Approvals required to be obtained for the consummation of the transactions contemplated by this Agreement shall have been obtained other than Regulatory Approvals which the failure to obtain would not reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term “Regulatory Approvals” shall mean all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger. The items set forth in Section 6.1(c), Section 6.1(d) and Section 6.1(e) shall be referred to herein as the “Required Regulatory Approvals.”

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) other than with respect to the representations and warranties set forth in Section 4.3(a) (Corporate Authority Relative to this Agreement) and Section 4.6 (Ownership of the Company Common Stock), which shall be true and correct in all material respects, where the failure to be so true and correct (without regard to any materiality qualifications set forth in any such representation or warranty) would not reasonably be likely, individually or in the aggregate with the failure of other representations or warranties to be true and correct, to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) other than with respect to (x) the representations and warranties set forth in Section 3.2(a), (b)(i), (c)(i) and (d) (Capital Stock), Section 3.3(a) (Corporate Authority Relative to this Agreement), Section 3.14 (Section 203 of the DGCL), Section 3.16 (Opinions of Financial Advisors) and Section 3.17 (Required Vote of the Company Stockholders), which shall be true and correct in all material respects, and (y) the representation and warranty set forth in Section 3.8(a)(ii) (Absence of Certain Changes or Events), which shall be true and correct in all respects, where the failure to be so true and correct (without regard to any Material Adverse Effect or other materiality qualifications set forth in any such representation or warranty) would not reasonably be likely, individually or in the aggregate with the failure of other representations or warranties to be true and correct, to have a Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations required by this Agreement to be performed or complied with by it prior to the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) All Regulatory Approvals that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would (x) require Parent or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operations or assets of Parent or any of its Subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates) (a “Parent Condition”) or (y) reasonably be likely to have a Regulatory Material Adverse Effect, and all Required Regulatory Approvals obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted as to which (i) (A) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and (B) any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) (A) no petition for rehearing or reconsideration or application for review is pending and (B) the time for the filings of any such petition or application has passed, (iii) (A) no Governmental Entity has undertaken to reconsider the action on its own motion and (B) the time within which it may effect such reconsideration has passed, and (iv) (A) no appeal is pending (including other administrative or judicial review) or in effect and (B) any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i)(A), (ii)(A), (iii)(A) or (iv)(A) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would reasonably be likely to (A) have a Regulatory Material Adverse Effect) or (B) result in a Parent Condition.

(e) After the date of this Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect that is continuing; provided that the matters set forth on the Company Disclosure

Schedule and their reasonably foreseeable outcomes shall not be taken into account or considered for purposes of this condition.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.2 or Section 6.3(a), (b), (c) or (e), as the case may be, to be satisfied if such failure was caused by such party’s breach of any covenant contained in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Merger Sub:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before November 7, 2009 (as may be extended, the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date, except that if, as of the day preceding the Termination Date (without any extension thereto), all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 of this Agreement have been satisfied or waived (and in the case of those that may only be satisfied at the Closing, such conditions would be satisfied if such date were the Closing Date) other than the conditions set forth in Section 6.1(c), Section 6.1(d) or Section 6.1(e), then Parent may extend the Termination Date, by delivery to the Company of written notice of such extension signed by a Senior Vice President of Parent, which notice shall include a statement that, in Parent’s good faith judgment, it reasonably expects that the conditions set forth in Section 6.1(c), Section 6.1(d) and Section 6.1(e) will be satisfied on or prior to the Termination Date (as so extended), to May 7, 2010; provided that such extending party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by Parent if (i) the Board of Directors shall have effected a Company Change of Recommendation or (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed and in the case of this clause (ii), prior to the earlier of (A) the date prior to the date of the Company Meeting and (B) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Board of Directors fails to recommend unequivocally against acceptance of such offer or if such recommendation is thereafter modified;

(d) by either the Company or Parent if an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have acted in a manner consistent with Section 5.7;

(e) by either the Company or Parent if the Company Meeting shall have concluded, a vote on the adoption of this Agreement shall have occurred, and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, which breach, failure to perform or failure to be true (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) is not cured within ninety (90) days after the Company shall have given Parent written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; provided that the right to terminate under this Section 7.1(f) shall not be available to the Company if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, which breach, failure to perform or failure to be true (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not cured within ninety (90) days after Parent shall have given the Company written notice stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; provided that the right to terminate under this Section 7.1(g) shall not be available to Parent if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement.

In the event of termination of this Agreement prior to the Effective Time pursuant to this Section 7.1, this Agreement shall terminate and shall become void and there shall be no liability or obligation on the part of any party hereto (except for the Amendment Agreement, the Confidentiality Agreement and the provisions of Article VIII, which shall survive termination of this Agreement); provided, however, that (x) nothing shall relieve Parent from its obligations to indemnify and reimburse expenses pursuant to Section 5.14 and Section 5.16 and (y) subject to Section 7.2(d), nothing shall relieve any party from liability to the other parties to this Agreement for damages resulting from any material breach of its obligations under this Agreement.

Section 7.2  Termination Payment.  Notwithstanding any provision in this Agreement to the contrary,

(a) if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) and (ii) a Company Alternative Proposal shall have been publicly made or announced and not withdrawn or abandoned at least five (5) business days prior to the vote on this Agreement at the Company Meeting, then the Company shall pay to Parent within two (2) business days after such termination by wire transfer of immediately-available funds to an account previously specified by Parent an amount equal to twenty-five percent (25%) of the Termination Payment, and if concurrently with or within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement effecting a Qualifying Transaction with any person other than Parent or any of its Subsidiaries or a Qualifying Transaction shall have been consummated, then the Company shall pay to Parent within two (2) business days after such entry or consummation by wire transfer of immediately-available funds to an account previously specified by Parent an amount equal to seventy-five percent (75%) of the Termination Payment, it being understood that in no event shall the Company be required to pay the Termination Payment to Parent on more than one occasion (for purposes of this Agreement the term “Termination Payment” shall mean an amount equal to the sum of (A) a termination fee of $28,500,000 and (B) the amount of Parent’s actual and reasonably documented out-of-pocket fees and expenses incurred on or prior to the date of termination in connection with the transactions contemplated by this Agreement, which amount under this clause (B) shall not exceed $7,000,000); and

(b) if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and no Company Meeting has been convened and held prior to the Termination Date (and the failure to convene and hold the Company Meeting is not the result of a material breach of this Agreement by Parent); (ii) a Company Alternative Proposal shall have been publicly made or announced and not withdrawn or abandoned prior to the Termination Date; and (iii) concurrently with or within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement effecting a Qualifying Transaction with any person other than Parent or any of its Subsidiaries or a Qualifying Transaction shall have been consummated, then the Company shall pay to Parent within two (2) business days after such entry or consummation by wire transfer of immediately-available funds the Termination Payment to an account previously specified by Parent, it being understood that in no event shall the Company be required to pay the Termination Payment to Parent on more than one occasion; and

(c) if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) and an Effective Change of Recommendation shall have been made or by Parent pursuant to Section 7.1(c)(i), then the Company shall pay to Parent, within two (2) business days after such termination, the Termination Payment by wire transfer of immediately-available funds to an account previously specified by Parent, it being understood that in no event shall the Company be required to pay the Termination Payment to Parent on more than one occasion.

(d) Notwithstanding anything to the contrary in this Agreement, if this Agreement shall be terminated and such termination gives rise to the obligation of the Company to pay the Termination Payment pursuant to Section 7.2(a), (b) or (c), upon payment of the Termination Payment if and when due, Parent’s and Merger Sub’s sole and exclusive remedy against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or affiliates (collectively, the “Company Parties”) for any breach, loss or damage arising out of, or related to, this Agreement (including the termination thereof) or any transactions ancillary thereto shall be the payment of such Termination Payment, and no person shall have any rights or claims against any of the Company Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that, in the event that the termination of this Agreement does not give rise to an immediate right of payment of the Termination Payment due to the terms of Section 7.2(b) and (i) the Termination Payment becomes payable pursuant to the terms of such Section 7.2(b) and (ii) Parent shall have instituted an Action and/or the parties shall have settled any Action or otherwise resulting in payment of any damages or other amounts by the Company to Parent, then the amount of the Termination Payment shall be reduced dollar for dollar by the amount of any such payment by the Company described above in this proviso (and thereafter the sole and exclusive remedy provisions of this Section 7.2(d) shall apply in all respects). The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 7.2 or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

For purposes of this Agreement, “Qualifying Transaction” shall mean, in one or more related transaction, any (i) acquisition of the Company by merger or business combination transaction, or for a “merger of equals” with the Company; (ii) acquisition by any person, or any person becomes the owner (other than, in each case, Parent or any of its Subsidiaries or their affiliates or associates) of forty percent (40%) or more of the assets of the Company and its Subsidiaries, taken as a whole, including by way of dividend, recapitalization, spin-off or similar transaction; (iii) acquisition by any person of forty percent (40%) or more of the outstanding shares of Company Common Stock or in shares convertible into or exercisable or exchangeable for forty percent (40%) or more of the shares of Company Common Stock or (iv) a transaction in which, immediately following completion of such transaction, the stockholders who owned shares of Company Common Stock immediately prior to completion of such transaction (without regard to any of their holdings in the acquiring company) cease to hold at least sixty percent (60%) of the shares of Company Common Stock.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Survival.  This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.11 (Indemnification and Insurance) and, with respect to Parent’s indemnification, reimbursement of expenses and similar obligations, Sections 5.14 and Section 5.16 shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Amendment or Supplement), Section 8.11 (Assignment; Binding Effect) and Section 8.16 (Extensions of Time, Waiver, Etc.)) and the agreements of the Company, Parent and Merger Sub contained in (a) the last sentence of Section 7.1 (Termination or Abandonment) and (b) Section 7.2 (Termination Payment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or any other instrument delivered pursuant to this Agreement, shall not survive the Effective Time or the termination of this Agreement.

Section 8.2  Amendment or Supplement.  At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by written agreement executed and delivered by duly authorized officers of the Company and Parent with respect to any of the terms contained in this Agreement, except that following the adoption of this Agreement by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 8.3  Expenses.  Except as set forth in Section 7.2 or provided elsewhere expressly in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.4  Certain Defined Terms.  For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

“associate” shall have the meaning set forth in Section 12b-2 of the Exchange Act.

“business day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Delaware are authorized or obligated by Law or executive order to be closed.

“Indebtedness” shall mean the amount, without duplication, of the following obligations of the Company and its Subsidiaries on a consolidated basis (including any prepayment penalties):

(i) all obligations and liabilities, including principal, interest, fees, premiums, prepayment penalties, breakage amounts, expense reimbursements or other amounts payable in connection therewith, for borrowed money;

(ii) all obligations and liabilities evidenced by bonds, debentures, notes or similar instruments;

(iii) all obligations and liabilities, contingent or otherwise, in respect of letters of credit, letters of guaranty or bankers’ acceptances, if drawn;

(iv) all obligations and liabilities under conditional sale or other title retention agreements relating to property acquired;

(v) all obligations and liabilities in respect of the deferred purchase price of property or services (excluding accounts payable and accrued liabilities incurred in the ordinary course of business and not overdue for more than ninety (90) days);

(vi) all obligations and liabilities in respect of capital leases;

(vii) all obligations and liabilities of other Persons secured by a Lien against any of the assets of the Company or any of its Subsidiaries;

(viii) all obligations and liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; and

(ix) all guarantees of any of the obligations and liabilities described in clauses (i) through (vi) above of other Persons.

“knowledge” or any similar phrase shall mean, with respect to the Company or Parent, the actual knowledge of the executive officers of the Company or Parent, as the case may be.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, (c) Liens in connection with Indebtedness set forth on Section 8.4 of the Company Disclosure Schedule and any permitted refinancing or replacement thereof in accordance with this Agreement and (d) such other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including without limitation, a Governmental Entity.

“Stockholders Agreement” shall mean the First Amended and Restated Stockholders Agreement dated as of January 20, 1999, by and between the Company and the other parties named therein, as amended from time to time.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

Section 8.5  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 8.6  Governing Law.  THIS AGREEMENT SHALL BE INTERPRETED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 8.7  Submission to Jurisdiction.  Each of the parties hereto unconditionally and irrevocably (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court within the State of Delaware or, in the event under federal law exclusive jurisdiction is vested in the federal courts, any federal court sitting in the State of Delaware (“Delaware Court”), if required by federal law, in the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the breach, termination or validity thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Delaware Court and irrevocably waives any objections which it may have now or in the future to the jurisdiction of any Delaware Court, including without limitation, objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware Court, except for an action to enforce an order or judgment of a Delaware Court.

Section 8.8  Specific Performance.  The Company agrees that notwithstanding any breach by Parent or Merger Sub of this Agreement, neither the Company nor any of its affiliates shall be entitled to specific performance of any covenants, agreements or other provisions hereof or any other injunctive or other equitable relief hereunder.

Section 8.9  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.10  Notices.  Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

AT&T Inc. 208 S. Akard St., Suite 3702 Dallas, Texas 75202 Facsimile: (214) 746-2103 Attention:	Wayne Watts Senior Executive Vice President and General Counsel

and a copy to:

AT&T Inc. 208 S Akard St., Suite 3611 Dallas, Texas 75202 Facsimile: (214) 746-2103 Attention:	Rick L Moore Senior Vice President — Corporate Development

with copies to:

Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 Facsimile: (310) 712-8890 Attention:	Eric M. Krautheimer

To the Company:

Centennial Communications Corp. 3349 Route 138, Bldg A Wall, New Jersey 07719 Facsimile: (732) 556-2245 Attention:	Michael J. Small Chief Executive Officer

and a copy to:

Centennial Communications Corp. 3349 Route 138, Bldg A Wall, New Jersey 07719 Facsimile: (732) 556-2245 Attention:	Tony Wolk Senior Vice President, General Counsel

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Facsimile: (212) 735-2000 Attention:	Eric J. Friedman Kenneth M. Wolff

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.11  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not impede or materially delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. Subject to this Section 8.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.12  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 8.13  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Voting Agreement, the Confidentiality Agreement and the Amendment Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding anything contained in this Agreement to the contrary, except for (a) following the Effective Time, the right of the Company’s stockholders (other than holders of Excluded Shares) to receive Merger Consideration pursuant to Section 2.1(a) and the holders of Company Stock Options to receive Merger Consideration in respect of the Company Stock Options pursuant to Section 2.2(e) (provided that the Company’s stockholders shall not have the right to enforce their right to receive Merger Consideration against Parent or any of its affiliates while the aggregate Merger Consideration to which the Company’s stockholders are entitled pursuant to Article II remains deposited with the Paying Agent and the Paying Agent has not received any instruction from Parent or any of its affiliates to withhold payment); (b) the right of the Indemnified Parties to enforce the provisions of Section 5.11 hereof (Indemnification and Insurance); and (c) the right of the Company on behalf of its stockholders to pursue damages in the event of Parent’s or Merger Sub’s willful breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VII), which rights are hereby acknowledged and agreed by Parent and Merger Sub, nothing contained in this Agreement is intended to, and nothing herein shall, confer upon any person other than the parties hereto any rights or remedies hereunder. The third-party beneficiary rights referenced in clause (c) of the preceding sentence of this Section 8.13 may be exercised only by the Company (on behalf of its stockholders or as their agent) through actions expressly approved by the Board of Directors, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right and if any Action by any stockholder with respect to a breach of this Agreement is not dismissed based on pleadings, the third party beneficiary rights contained in clause (c) shall no longer apply.

Section 8.14  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.15  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.16  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, the Company and Parent may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein, in each case to the extent permitted by applicable Laws. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.17  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CENTENNIAL COMMUNICATIONS CORP.

By:	/s/ Michael J. Small
Name:     Michael J. Small

Title:	Chief Executive Officer

AT&T INC.

By:	/s/ Rick L. Moore
Name:     Rick L. Moore

Title:	Senior Vice President -
Corporate Development

INDEPENDENCE MERGER SUB INC.

By:	/s/ Richard G. Lindner
Name:     Richard G. Lindner

Title:	President

Annex B

November 7, 2008
The Board of Directors of
Centennial Communications Corp.
3349 Route 138
Wall, NJ 07719

Members of the Board of Directors:

We understand that Centennial Communications Corp., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with AT&T Inc., a Delaware corporation (“Parent”), and Independence Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the ‘‘Company Common Stock”), other than Excluded Shares and Dissenting Shares (as such terms are defined in the Merger Agreement), will be converted into the right to receive $8.50 per share in cash (the “Merger Consideration”). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Merger Consideration to be received by holders of shares of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii) reviewed certain non-public historical financial statements and other historical non-public financial data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv) reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(v) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi) reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii) compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii) compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(ix) reviewed a draft, dated November 6, 2008, of the Merger Agreement, which we assume is in substantially final form and from which we assume the final form will not vary in any respect material for our analysis; and

(x) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Management Projections and other forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future matters covered thereby.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits of the Merger to the holders of the Company Common Stock.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger, This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. We will also be entitled to receive a success fee if the Merger is consummated. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement, Evercore Group L.L.C. and its affiliates have previously provided financial advisory services to the Company for which we were compensated. Also, within the past two years, we provided financial advisory services to Parent in connection with a different merger transaction for which we were compensated by Parent. We may provide financial or other services to Merger Sub or Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Merger Sub and Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed. This opinion has been approved by the Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of shares of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares, as to whom we express no opinion) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Michael I. Price
Name:     Michael I. Price

Title:	Senior Managing Director

Annex C

745 Seventh AvenueNew York, NY 10019United States

November 7, 2008
Board of Directors
Centennial Communications Corporation
3349 Route 138, Bldg. A
Wall, NJ 07719-9671

Members of the Board of Directors:

We understand that Centennial Communications Corporation (“Centennial” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with AT&T Inc. (“AT&T”) pursuant to which (i) a wholly owned subsidiary of AT&T (“Merger Sub”), will merge with and into Centennial (the “Merger”), and (ii) upon effectiveness of the Merger, each issued and outstanding share of common stock (“Centennial Common Stock”) of Centennial (other than (i) shares held in treasury by the Company, (ii) shares owned by Merger Sub or AT&T or shares held by any of AT&T’s or the Company’s direct or indirect wholly owned subsidiaries and (iii) certain dissenting shares) will be converted into the right to receive $8.50 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of November 7, 2008 (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than AT&T and its affiliates) of the consideration to be received by such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the Proposed Transaction Agreements (as defined below). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be received by the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, including the Voting Agreement between AT&T and certain stockholders of the Company, dated as of November 7, 2008, and the Amendment Agreement, between the Company and AT&T, dated as of November 7, 2008 (collectively, the “Proposed Transaction Agreements”), (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended May 31, 2008 and the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2008, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of Centennial Common Stock from October 30, 2007 to October 31, 2008 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (7) estimates of independent research analysts with respect to the future financial performance of the Company. In addition, we have reviewed and analyzed the results of efforts, which began in late 2005, to solicit indications of interest and definitive proposals from third parties with respect to the purchase of all or a part of the Company and we have taken into consideration the absence of any firm offers to purchase the entire Company or any of the Centennial Common Stock. Further, we have had discussions

C-1

with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In addition, we have further assumed, upon advice of the Company, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company (other than AT&T and its affiliates) in the Merger is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for AT&T (and its affiliates) in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) senior co-manager on AT&T’s $3.0 billion global notes offering on May 8, 2008, (ii) joint bookrunner on AT&T’s €1.25 billion global notes offering on March 27, 2008, (iii) joint bookrunner on AT&T’s $2.0 billion global notes offering on August 28, 2007 and (iv) joint bookrunner on AT&T’s £600 million notes offering on March 8, 2007. In the ordinary course of our business, we actively trade in the securities of the Company and AT&T for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote its shares of Centennial Common Stock in connection with a stockholder vote on the Proposed Transaction or whether to accept the consideration to be received by the stockholders in connection with the Proposed Transaction.

Very truly yours,

/s/  Barclays Capital Inc.

BARCLAYS CAPITAL INC.

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ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

FORM OF PROXY CARD

VOTE BY INTERNET — [          ]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on [          ], 2009. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE— 1-800 — [           ]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on [     ], 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Centennial Communications Corp., c/o [          ].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

The Board of Directors unanimously recommends a vote FOR Items 1 and 2.

		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of November 7, 2008, by and among Centennial Communications Corp., a Delaware corporation, AT&T Inc., a Delaware corporation, and Independence Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of AT&T Inc.	☐	☐	☐
2.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

Note: With respect to other matters that properly come before the Special Meeting, this proxy will be voted in the discretion of the named proxies.

Please sign exactly as name appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes, please check this box and
write them on the back where indicated.     ☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐
Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Title:				Title:

ADMISSION TICKET

CENTENNIAL COMMUNICATIONS CORP.
SPECIAL MEETING OF STOCKHOLDERS
[ • ], 2009
[ • ] local time
[ • ]
This admission ticket admits only the named stockholder.

Directions to the Special Meeting:
[ • ]

Note: If you plan on attending the Special Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Special Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Proxy
Centennial Communications Corp.
3349 Route 138
Wall, New Jersey 07719

This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders to be held on [ • ], 2009.

The shares of common stock you hold will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint [          ], and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Communications Corp., a Delaware corporation, the undersigned is entitled to vote at the Special Meeting and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND FOR THE ADJOURNMENT PROPOSAL, IF AN ADJOURNMENT IS NECESSARY OR APPROPRIATE.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.